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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-110032

PROSPECTUS dated December 31, 2003
ISONICS CORPORATION

        This Prospectus relates to our prospective issuance of up to 3,762,720 shares of common stock underlying issued and issuable warrants to purchase our common stock (our Class B Warrants and Class C Warrants) and an additional 1,780,110 Class C Warrants that are issuable upon the exercise of outstanding Class B Warrants.

        This Prospectus also relates to certain Selling Holders' offer to sell 1,350,000 restricted Class B Warrants, as well as 2,400,000 shares of common stock issued or issuable as a result of a placement completed in September 2003.

        The Class B Warrants are exercisable at $1.50 per share through December 31, 2005, to purchase one share of common stock and one Class C Warrant. The Class C Warrants are exercisable at $2.50 per share through December 31, 2005, to purchase one share of common stock. We may redeem our outstanding Class B and Class C Warrants for $0.10 each if our common stock trades at or above $3.75 per share for any 20 of 30 consecutive trading days provided a registration statement permitting the exercise of those warrants is then current and in effect. Our common stock is traded in the over-the-counter market and quoted on the Nasdaq SmallCap Stock Market under the symbol "ISON." On December 17, 2003 the reported closing price of our common stock was $1.22 per share. Our Class B Warrants and Class C Warrants are eligible for trading under the symbols ISONL and ISONZ, respectively, but no significant market for these warrants has developed.

        An investment in our Class B Warrants, Class C Warrants and our common stock involves a high degree of risk. See "Risk Factors" beginning on Page 8. In deciding whether to exercise the warrants you hold, you should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with any information that is different from this information.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Only residents of states in which we have qualified the Class C Warrants and the underlying shares of common stock may exercise their Class B Warrants or Class C Warrants or purchase our common stock or Class B Warrants under this Prospectus. When you exercise the Class B Warrants or Class C Warrants, you will have to provide us information as to your state of residence. We may seek qualification from time-to-time in other states. You may call Isonics Corporation at 303-279-7900, to determine whether your state of residence has been included.

        Isonics has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this Prospectus or the documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this Prospectus does not mean that there have not been any changes in Isonics' condition since the date of this Prospectus. If you are in a jurisdiction where it is unlawful to offer to purchase or exercise the securities offered by this Prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Prospectus does not extend to you. This Prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this Prospectus speak only as of their date, except where they specify that other dates apply. The information in this Prospectus may not be complete and may be changed. The holders may not exercise these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to purchase or exercise these securities and it is not soliciting an offer to purchase or exercise these securities in any state where the purchase or exercise is not permitted.

SUMMARY

        This summary presents selected information from this Prospectus. You should carefully read this entire Prospectus and the documents to which the Prospectus refers in order to understand this offering. See "How to Obtain Additional Information."

Isonics Corporation

        We are an advanced materials and technology company. We are selling, developing and we anticipate commercializing additional products created from materials, including materials whose natural isotopic ratios have been modified as well as non-isotopic (natural) materials. An isotope is one of two or more species (or nuclides) of the same chemical element that differ from one another only in the number of neutrons in the atom's nucleus. The different number of neutrons can create significantly different nuclear properties. The most well known of these properties is radioactivity. Radioactive isotopes (or radioisotopes) can be found in nature. Most of our radioisotopes, however, are man-made. Stable isotopes, as distinguished from radioisotopes, are not radioactive.

        Several manufacturers, located primarily in republics that once were part of the Soviet Union, produce radioactive and stable isotopes. We buy these isotopes from the manufacturers and resell them in the form of common chemical compounds. For example, oxygen-18 is sold as water, and zinc-68 is sold as zinc oxide. Today our business addresses the material needs of two primary markets:

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  life sciences (involving isotopic materials) and

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  semiconductor materials and products (including both isotopic and non-isotopic materials).

        While we currently are focusing on these two markets, we continue to evaluate other applications for both stable and radioisotopes and non-isotopic materials. In December 2002, we acquired certain isotope-based trace detection technology that can be used to detect explosives and chemical and biological weapons. We acquired this technology from Institut of Umwelttechnologien GmbH ("IUT"), an entity in which we hold a 6% ownership interest. If and when we begin sales of these products, we expect these products to constitute a third market (the homeland security market) for our products.

        We also sell isotopes for use in basic scientific research and industrial applications. We believe our core competency is our ability to identify, develop, source, and commercialize products and services based on isotopically engineered materials as well as non-isotopic semiconductor materials.

        We were formed in March 1992, as a partnership, and were subsequently incorporated in California in March 1993, as A&R Materials, Inc. In September 1996, we changed our name to Isonics Corporation. Our web site is www.isonics.com. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "ISON." The market for our stock and warrants has historically been characterized by low volume, and broad price and volume volatility. Although our common stock and warrants have been quoted on the Nasdaq SmallCap market, our stock was trading at prices significantly below the $1.00 per share minimum maintenance requirements at times during the last half of the calendar year ended December 31, 2002 and has again, at times, been trading below $1.00 per share since late February 2003. As a result, we are at risk of Nasdaq action to remove our securities from its SmallCap market. We cannot give any assurance that we will be able to meet the Nasdaq requirements to maintain our SmallCap listing, or that if we do, a stable trading market will develop for our stock or our warrants.

        The address of our principal executive offices and our telephone and facsimile numbers at that address are:

    Isonics Corporation
    5906 McIntyre Street
    Golden, Colorado 80403
    Telephone No.: (303) 279-7900
    Facsimile No.: (303) 279-7300

        We currently conduct some of our operations through one wholly owned-subsidiary and one partially owned subsidiary. The following chart provides some information about those subsidiaries:

Name and Headquarters	Place of Formation	Ownership Percentage	Business
Chemotrade GmbH Dusseldorf, Germany	Germany	100%	Chemotrade GmbH ("Chemotrade") is a value-added re-seller of stable and radioactive isotopes. It supplies radioactive isotopes for pharmaceutical and industrial research as well as for industrial and medical imaging, calibration sources and for brachytherapy applications. Additionally, Chemotrade supplies various stable isotope labeled compounds for pharmaceutical research and drug design, as well as oxygen-18 for use in producing a radioisotope used in positron emission tomography. Chemotrade's market is primarily Europe, but sales are also made to North America and Asia.
IUT Detection Technologies, Inc.	Colorado, USA	85%
			IUT Detection Technologies,Inc. ("IUTDT") owns and we anticipate will commercialize the detection technology that we acquired from IUT. This isotope-based trace detection technology will be used to detect explosives and chemical and biological weapons.

        The foregoing does not include Isonics' minority ownership in two companies:

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  Interpro Zinc, LLC, a Colorado entity that engages in the research and development for the recovery and recycling of zinc metal from various sources. Isonics has a 25% interest in this entity.

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  IUT, an entity based in Berlin, Germany, which performs research and development, and manufacturing of radioisotopes. Isonics has a 6% interest in IUT through Chemotrade.

Securities Being Offered

        Securities are being offered pursuant to this Prospectus both by Isonics (referred to as "we" or "us") and by certain Selling Holders named below. (See "The Selling Holders"). We are offering up to:

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  1,780,110 shares of common stock to the holders of our outstanding Class B Warrants (including 430,110 Class B Warrants that are publicly held and 1,350,000 restricted Class B Warrants);

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  1,780,110 Class C Warrants to the holders of our outstanding Class B Warrants; and

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  1,982,610 shares of common stock underlying 202,500 issued and 1,780,110 unissued Class C Warrants.

        Pursuant to this Prospectus, the named Selling Shareholders are offering up to:

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  1,350,000 restricted Class B Warrants that are currently outstanding;

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  1,500,000 shares of our common stock that are currently outstanding;

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  900,000 shares of common stock that are issuable upon exercise of common stock warrants issued to accredited investors in connection with our September 2003 financing exercisable through December 31, 2005 at $1.25 per share;

        The Class B Warrants are exercisable at $1.50 per share. The Class C Warrants are exercisable at $2.50 per share. The Class B Warrants and the Class C Warrants expire on December 31, 2005.

        The 1,350,000 restricted Class B Warrants were issued in December 2000 and in July 2001 in a private placement made to accredited investors only. There was no underwriter, placement agent, or finder utilized in connection with that placement.

        We issued 1,500,000 shares of common stock and 900,000 warrants in September 2003 in a private placement made to accredited investors only. The placement agents for that placement were Park Capital Securities, LLC with an office at 216 East 45th Street, 9th Floor, New York, NY 10017 and vFinance Investments, Inc. with an office at 3010 North Military Trail, Suite 300, Boca Raton, FL 33431. The placement agents received reimbursement of certain expenses and a 10% commission pursuant to the placement agent agreement between the parties. In October 2003, we retained both vFinance and Park Capital as non-exclusive investment bankers and issued to them warrants to purchase Isonics common stock (exercisable at $1.25 in both cases, 560,000 common stock purchase warrants exercisable through April 30, 2006 in the case of vFinance and 500,000 common stock purchase warrants exercisable through October 21, 2006 in the case of Park Capital). Neither the warrants issued to Park Capital or vFinance, nor the underlying shares, are included in this prospectus.

        Each of the foregoing were issued as "restricted securities" as that term is defined in Rule 144 adopted by the Securities and Exchange Commission under the Securities Act of 1933. The undesignated warrants may only be exercised pursuant to an exemption from registration, if available.

Risk Factors

        The purchase of our common stock and warrants involves a high degree of risk. You should purchase our securities or exercise your warrants only if you can afford a complete loss of your investment. See "Risk Factors." We have not authorized anyone to give you information or to make any representation other than those contained in this Prospectus.

Use of Proceeds

        We have used and expect to continue to use any proceeds from the exercise of warrants for the expansion of our SOI operations, financing of our operations through IUTDT, research and development and additional working capital. See "Financial Statements."

A Note About Forward-Looking Statements

        In our effort to make the information in this Prospectus more meaningful, this Prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this Prospectus are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

        The forward-looking statements generally can be identified by the use of terms such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans, or goals are, or may be, forward-looking statements.

        Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements included in this Prospectus. In addition to the factors discussed under "Risk Factors," the following important factors could affect future results, causing the results to differ materially from those expressed in the forward-looking statements in this Prospectus:

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  our working capital shortage, which has been aggravated by additional research, development, and marketing expenses necessary to expand our existing and new business lines;

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  demand for, and acceptance of, our materials;

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  changes in development, distribution, and supply relationships;

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  the impact of competitive products and technologies and no assurance as to the validity of our intellectual property rights;

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  the risk of operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia;

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  dependence on future product development;

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  the possibility of future customer concentration;

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  our dependence on key personnel;

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  the volatility of our stock price and the potential adverse impact on our market which may be caused by future sales of restricted securities;

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  the possibility of environmental violations relating to our business activities and products; and

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  the impact of new technologies.

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this Prospectus. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements in this Prospectus are made only as of the date of this Prospectus and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results will be achieved.

RISK FACTORS

        An investment in and ownership of our common stock is one of high risk. You should carefully consider the risks described below before deciding whether to exercise your Class B Warrants, your Class C Warrants, your undesignated warrants or invest in or continue to hold our common stock. If any of the contingencies discussed in the following paragraphs or other materially adverse events actually occurs, the business, financial condition and results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Our working capital shortage and recurring net losses resulted in our auditors issuing an opinion on our financial statements indicating a substantial doubt regarding our ability to continue as a going concern.

        The auditors' report included with our financial statements for the fiscal year ended April 30, 2003, includes the following explanatory paragraph:

  "The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $1,106,000 during the year ended April 30, 2003 and has an accumulated deficit of $12,322,000 as of April 30, 2003. These factors, among others, as discussed in Note 2 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

        In view of the matters described in the preceding paragraph and the continuation of our operating losses during the first six months of our 2004 fiscal year, recoverability of a major portion of the recorded asset amounts shown in our financial statements is dependent upon our continued operations, which in turn is dependent upon our ability to meet our financing requirements on a continuing basis, to maintain present financing, and to succeed in our future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

        Although we obtained some working capital funding in September 2003, we continue to pursue funding that will help us meet our future cash needs. As reported in our quarterly report on Form 10-QSB for the quarter ended October 31, 2003, we currently only have cash resources to continue our operations through February 2004, and our working capital has depended in part on short-term loans from two of our executive officers. We are currently working with several different sources, including both strategic and financial investors, in order to raise sufficient capital to finance both our continuing operations and our isotope-based trace detection technology. Although there is no assurance that additional funding will be available, we believe that our current business plan, if successfully funded, will significantly improve our operating results and cash flow in the future.

        We are also dependent on our continuing revenues and increasing orders to improve our operating results, and cash payments from our customers to provide working capital. To the extent orders and deliveries are reduced because of customers' needs or our inability to supply product, or to the extent payments from customers are reduced because of adverse financial conditions affecting our customers, we will be adversely affected.

Unless we are able to develop and sell new products profitably, we may be unable to remain competitive, furthering the likelihood that our losses and negative cash flow will continue.

        We have not operated profitably since our 1996 fiscal year. We recognized net income for the year ended April 30, 2000, only because of the gain recognized on the sale of our depleted zinc assets to Eagle-Picher Technologies, LLC ("Eagle-Picher").

        As a consequence of our sale of the depleted zinc operations, our operations and our ability to generate revenues are more heavily dependent upon our ability to develop new products, including those that use stable and radioactive isotopes, and to market and sell those products profitably. We may be unable to develop products that can be profitably marketed and sold, which may prevent us from paying creditors as debts are due, and, in turn, may materially impact our ability to continue our business operations. See "Business."

        It is possible that the following circumstances may develop and may adversely impact our available working capital and materially impact our ability to continue our business operations:

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  unanticipated expenses in developing our new products or in producing or marketing our existing products;

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  the necessity of having to protect and enforce our intellectual property rights;

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  technological and market developments; and

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  a corporate decision to expand our production capacity through capital investment or acquisition.

        We may not be able to obtain equity or debt financing on reasonable terms when we need such financing. The unavailability of additional financing, when needed, could have a material adverse effect on our business. See "Management's Discussion and Analysis" and "Business."

We have raised capital and issued shares during the years ended April 30, 2002 and 2003, and subsequently which has resulted in dilution to our existing shareholders. This was necessary in order to provide necessary working capital or obtain assets and services, and we will likely issue more shares to raise additional capital or to obtain other services or assets, any of which may result in substantial additional dilution.

        During the course of the last two fiscal years and the current fiscal year, we have been required to raise in excess of $4,000,000 of net working capital (after expenses) to finance our business operations and acquisitions. We have raised this capital by issuing shares of common stock and warrants to accredited investors and as compensation to investment bankers making introductions to the accredited investors. During this same period of time, we have issued warrants and shares of common stock to several persons in exchange for their promises to perform investment banking and financial advisory services to us. In many cases, these issuances were below the then-current market prices and can be considered dilutive to our existing shareholders—both as a reduction of their percentage ownership in Isonics and because of issuances at prices below the market.

        There are provisions associated with the preferred stock private placement completed on July 29, 1999 that if triggered, would reduce the current conversion price and effectively allow the preferred shares to convert to common stock at a more favorable ratio. As a result of various transactions (including the September 2003 financing and the related settlement agreement), the preferred shares are now convertible at two shares of common stock for each share of Series A Convertible Preferred Stock outstanding. As of December 17, 2003 there were 963,666 shares of Series A Convertible Preferred Stock outstanding convertible into 1,927,332 shares of common stock based on the settlement agreement.

        If we are successful in raising additional working capital, we will likely have to issue additional shares of our common stock and common stock purchase warrants at prices that may dilute the interests of our existing shareholders. See "Management's Discussion and Analysis," and "Business."

Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia may be disrupted because of a volatile political and economic climate beyond our control, which could adversely affect our supply of raw materials.

        Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia entail risks. The former republics of the Soviet Union including Uzbekistan and Georgia are experiencing political, social and economic change as they obtain independence from the former central government in Moscow. Some of the republics, including Russia, Uzbekistan and Georgia, are attempting to transition from a central-controlled economy toward a market-based economy. These changes have involved, in some cases, armed conflict and the risk of continued instability has increased since the terrorist attacks on the United States of September 11, 2001. Although Uzbekistan borders Afghanistan, the activities in Afghanistan have not impacted our supply of isotopes. Political or economic instability in these republics may continue or worsen. The price, availability, quality, quantity, ability to export and supply of stable and radioactive isotopes could be directly affected by political, economic and military conditions in Russia, Uzbekistan and Georgia.

        We are dependent on suppliers from Russia, Uzbekistan, and Georgia for approximately 95% of both our stable isotopes and our radioisotopes. Accordingly, our operations could be materially adversely affected if hostilities in Russia, Uzbekistan, or Georgia should occur, if trade between Russia, Uzbekistan and/or Georgia and the United States were interrupted or ceased, if political conditions in Russia, Uzbekistan or Georgia disrupt transportation or processing of our goods, if laws or government policies concerning foreign business operations in Russia, Uzbekistan or Georgia change substantially, or if tariffs are introduced. See "Management's Discussion and Analysis" and "Business."

Because we depend upon few customers for a significant portion of our revenues, our business may be materially and adversely affected if we lose any one of these customers.

        Two customers (Eastern Isotopes and Perkin Elmer Life Sciences) accounted for approximately 29% and 17%, respectively of revenues for the year ended April 30, 2003. One customer (Eastern Isotopes) accounted for approximately 33% of revenues for the six months ended October 31, 2003.    Four customers (Perkin Elmer Life Sciences, IBT SA, Revis LTD and Idaho Isotopes) accounted for approximately 43%, 15%, 13% and 12%, respectively of the German operation's revenues for the year ended April 30, 2003. Three customers (Perkin Elmer Life Sciences, IBT SA and Idaho Isotopes) accounted for approximately 36%, 25% and 21%, respectively of the German operation's revenues for the six months ended October 31, 2003.

        While our goal is to diversify our customer base, we expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenues for the foreseeable future. Significant reductions in sales to any of our large customers have had, and may in the future have, a material adverse effect on us by reducing our revenues and our gross margins. Present or future customers could terminate their purchasing patterns with us or significantly change, reduce or delay the amount of isotopes or other products ordered from us. See "Management's Discussion and Analysis" and "Business."

If demand for our product grows suddenly, we may lack the resources to meet demand or we may be required to increase our capital spending significantly.

        We have experienced, and may again experience, periods of rapid growth that place a significant strain on our financial and managerial resources. Through our marketing efforts we have increased the number and type of products we offer to our customers in our effort to replace the cash flow reduction that occurred as a result of the sale of our depleted zinc operations, and we are continuing to look for new products to offer. Through our research and development efforts we are also attempting to develop additional products and lines of business. Our ability to manage growth effectively, particularly given our increasing scope of operations, will require us to continue to implement and improve our management, operational and financial information systems, and will require us to develop the management skills of our personnel and to train, motivate and manage our employees. Our failure to effectively manage growth could increase our costs of operations and reduce our margins and liquidity, which could have a material adverse effect on our business, financial condition and results of operations. See "Business."

Because we are dependent upon our key personnel for our future success, if we fail to retain or attract key personnel, our business will be adversely affected.

        Our future success will depend in significant part upon the continued service of our key technical, sales and senior management personnel, including James E. Alexander, our President and Chief Executive Officer; Boris Rubizhevsky, our Senior Vice President, Isotope Production and Supply; Daniel Grady, Vice President, Life Sciences; Stephen Burden, Vice President, Semiconductor Materials; and Hans Walitzki, Vice President, Advanced Wafer Technology. We have obtained $1,000,000 of key man life insurance on the lives of Mr. Alexander and Mr. Rubizhevsky. Currently neither Mr. Alexander nor Mr. Rubizhevsky is covered by employment agreements and the compensation committee has not yet determined if they will issue new contracts.    Dr. Grady and Dr. Burden are covered by employment agreements with an indefinite term that provides at-will employment, terminable at any time by either party. Dr. Walitzki is covered by an employment agreement through November 2006.

        We believe that our future success will also depend upon our ability to attract and retain other qualified personnel for our operations. The failure to attract or retain such persons could materially adversely affect our business, financial condition and results of operations. See "Management."

We may not be able to protect our intellectual property, which would reduce our competitive advantage.

        We rely primarily on a combination of patents and patent applications, trade secrets, confidentiality procedures, and contractual provisions to protect our technology. Despite our efforts to protect our technology, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights to information, materials and intellectual property that we regard as proprietary, and that are protected under the laws of the United States. We may not be able to protect our proprietary interests, or our competitors may independently develop similar technology or intellectual property. If either one of these situations occurs, we may lose existing customers and our business may suffer. See "Business."

        The validity of any of the patents licensed to us, or that may in the future be owned by us, may not be upheld if challenged by others in litigation. Further, our products or technologies, even if covered by our patents, may infringe upon patents owned by others. We could incur substantial costs in defending suits brought against us, or any of our licensors, for infringement, in suits by us against others for infringement, or in suits contesting the validity of a patent. Any such proceeding may be protracted. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence. If the outcome of any such litigation were adverse to our interests, our liquidity and business operations would be materially adversely affected.

We face technological change and intense competition both domestically and internationally which may adversely affect our ability to sell our products profitably.

        Although we do not believe that any entity produces a complete range of stable enriched isotopes for commercial sale, many of our competitors have significantly greater funding than do we and may be able to develop products which are competitive with our products. See "Business."

        Further, it is possible that future technological developments may occur. The market for our isotope products is characterized by rapidly evolving technology and continuing process development. Our future success will depend upon our ability to develop and market isotope products that meet changing customer and technological needs on a cost effective and timely basis. If we fail to remain competitive by anticipating the needs of our customers and our customers contract with other suppliers, our revenues and resulting cash flow could be materially and adversely affected.

We could be subject to environmental regulation by federal, state and local agencies, including laws that impose liability without fault, which could produce working capital shortages and lessen shareholders' equity.

        We could become subject to a variety of federal, state, and local environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during the isotope product delivery and manufacturing process, although we do not believe that there is any such regulation directly applicable to our current operations. Regulations that become applicable to our operations in the future could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with governmental regulations. Historically, our costs of compliance with environmental regulations have not been significant.

We are controlled by only a few officers and directors and, consequently, purchasers of our shares will have very little ability to elect or control our management.

        Even if all outstanding warrants and stock options are exercised and convertible securities are exchanged for common stock, our directors and officers will beneficially own 24.1% of the outstanding shares of common stock as of December 17, 2003, and, accordingly, may have the ability to elect a majority of the directors of Isonics and otherwise control the company. As a result, such persons, acting together, will have the ability to substantially influence all matters submitted to stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of substantially all of our assets, and to control our management and affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation or takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders.

We risk exposing ourselves to an above-policy limit product liability claim, which could adversely affect our working capital, shareholders' equity and profitability.

        The use of our radioisotopes in radiopharmaceuticals and in clinical trials may expose us to potential product liability risks that are inherent in the testing, manufacture, marketing, and sale of human diagnostic and therapeutic products. We currently have product liability insurance; however, there is a risk that our insurance would not cover completely or would fail to cover a claim, in which case we may not have the financial resources to satisfy such claims, and the payment of claims would require us to use funds that are otherwise needed to conduct our business and make our products. See "Business."

Our common stock is vulnerable to pricing and purchasing actions that are beyond our control and, therefore, persons acquiring our shares or warrants may be unable to resell their shares or warrants at a profit as a result of this volatility.

        The trading price of our securities has been subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, our announcements of technological innovations or new products by us or our competitors, and other events and factors. The securities markets themselves have from time to time and recently experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in our testing and development schedules, technological innovations or new products by us or our competitors and developments or disputes concerning patents or proprietary rights could have a significant and adverse impact on such market prices. Regulatory developments in the United States and foreign countries, public concern as to the safety of products containing radioactive compounds, economic and other external factors, all affect the market price of our securities. In addition, the realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on such market prices. See "Market for Common Equity and Related Stockholder Matters."

SEC penny stock regulations may limit the ability to trade our securities on the Nasdaq Small Cap Market.

        Although our common stock is currently quoted on the Nasdaq SmallCap Stock Market, our common stock has in the past been subject to additional disclosure requirements for penny stocks mandated by the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on the Nasdaq Stock Market and has a market price of less than $5.00 per share. We have, at times in the past, been included within the SEC Rule 3a-51 definition of a penny stock. When our common stock is considered to be a "penny stock", trading is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, for non-Nasdaq and non-national securities exchange listed securities.

        Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their securities in the secondary market. To the extent we are able to maintain our listing on the Nasdaq SmallCap Stock Market, we will not be subject to these penny stock rules. Reasons for being unable to maintain our listing on the Nasdaq SmallCap Stock Market include:

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  the inability to maintain a bid price for our common stock of $1.00 for the requisite period of time, and

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  the inability to maintain either the minimum stockholders' equity, market capitalization or net income along with the required number of market makers and shareholders necessary for listing.

        Our stock was trading at prices significantly below the $1.00 per share minimum maintenance requirements at times during the last half of the calendar year ended December 31, 2002 and has again at times been trading below the Nasdaq minimum trading price requirement of $1.00 per share since late February 2003. The volatility of our stock price, our current price near $1.00 per share, and our financial condition may in the future, result in our failing to meet Nasdaq's requirements. As a result, we could potentially be at risk of Nasdaq action to remove our securities from its SmallCap market. We cannot give any assurance that we will be able to meet the Nasdaq requirements to maintain our SmallCap listing, or that if we do, a stable trading market will develop for our stock or our warrants.    See "Market for Common Equity and Related Stockholder Matters."

Future sales of our common stock may cause our stock price to decline.

        Our stock price may decline by future sales of our shares or the perception that such sales may occur. As of December 17, 2003, approximately 6,174,041 shares of common stock held by existing stockholders constitute "restricted shares" as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

        Approximately 65% of the restricted shares of our common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock's market price to decline. See "Shares Available for Future Sale."

If we fail to effect and maintain registration of the common stock issued and the common stock underlying issued and outstanding common stock purchase warrants covered by this Registration Statement by a certain date, we must pay the investors of those securities liquidated damages.

        We have an obligation to file this Registration Statement to register the securities we issued in our September 2003 financing: 1,500,000 shares of common stock and 900,000 shares underlying the warrants. If we are unable to cause this Registration Statement to become effective by January 22, 2004, we are required to pay investors, as liquidated damages, 2% of the purchase price for every 30 day period, or portion thereof, that the registration statement is not declared effective.

        We cannot offer any assurances that we will be able to obtain effectiveness of the registration statement within the required time period or that, if we do, we will be able to maintain its effectiveness.

We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future.

        We have never declared or paid a cash dividend on our common stock. We presently intend to retain our earnings, if any, to fund development and growth of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Additionally, the certificate of designation for the Series A Convertible Preferred Stock contains restrictions on our ability to pay dividends to holders of our common stock.

Outstanding Series A Convertible Preferred Stock, options and warrants may make it difficult for us to obtain additional capital on reasonable terms.

        As of December 17, 2003 we have 963,666 shares of Series A Convertible Preferred Stock outstanding convertible into 1,927,332 shares of our common stock. In addition, we had outstanding options and warrants for the purchase of up to 7,372,840 shares of common stock (at an average exercise price of $1.44 per share), although the exercise price for the options and warrants is in excess of the current market price for our common stock as reported by the public markets. If all of the outstanding options and warrants were to be converted, they would represent approximately 32% of our outstanding common shares on a fully diluted basis. Future investors will likely recognize that the holders of the options, warrants and the convertible preferred stock will only exercise their rights to acquire our common stock when it is to their economic advantage to do so. Therefore, even with lower current market prices for our common stock, the market overhang of such a large number of warrants, options, and convertible preferred stock may adversely impact our ability to obtain additional capital because any new investors will perceive that securities offer a risk of substantial potential future dilution. See "Isonics' Capital Stock."

Provisions in our charter documents could prevent or delay a change in control, which could delay or prevent a takeover.

        Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights, and preferences, as may be determined by our Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could also be issued to discourage, delay, or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock. See "Isonics' Capital Stock."

Provisions in our bylaws provide for indemnification of officers and directors to the full extent permitted by California law, which could require us to direct funds away from our business and products.

        Our Bylaws provide for indemnification of officers and directors to the full extent permitted by California law, our state of incorporation. We may be required to pay judgments, fines, and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our products, thereby affecting our ability to attain profitability. This could cause our stock price to drop.

Forward-looking statements may prove to be inaccurate

        In our effort to make the information in this report more meaningful, this report contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this report are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

        The forward-looking statements generally can be identified by the use of terms such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Furthermore, statements that describe our objectives, plans, or goals are, or may be, forward-looking statements.

        Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements.

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this Prospectus. Other unknown or unpredictable factors also could have material adverse effects on the future results of Isonics.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATION

        The statements contained in this report that are not purely historical are forward-looking statements. "Forward looking statements" include statements regarding our expectations, hopes, intentions, or strategies regarding the future. Forward looking statements include: statements regarding future products or product development; statements regarding future selling, general and administrative costs and research and development spending, and our product development strategy; statements regarding future capital expenditures and financing requirements; and similar forward looking statements. It is important to note that our actual results could differ materially from those in such forward-looking statements.

        In addition, our working capital shortage and recurring net losses resulted in our auditors issuing an opinion on our financial statements indicating a substantial doubt regarding our ability to continue as a going concern, which is indicative of increased risk. Please see the audit opinion on page F-2 of our financial statements for further information.

General Discussion

        As indicated in the risk factors and in the management's discussion and analysis, which follows, we have had significant working capital shortages and a lack of profitable operations. Our revenues in the future will depend on our success in developing and selling products in the semiconductor and stable and radioactive isotope markets. Consistent with our historical experience, our annual results through April 30, 2003 and our quarterly results through October 31, 2003 have been materially affected by the size, timing, and quantity of orders and product shipments during a given quarter. In addition, these annual results have been significantly impacted by one-time events including the July 2002 settlement of the Eagle-Picher dispute and sale of Chemotrade Leipzig ("CTL"). We cannot offer any assurance that these types of events will occur in the future.

        During our 2003 fiscal year, we commenced two new operations consisting of our SOI wafer manufacturing operation in Vancouver, Washington, and our acquisition of detection technology from IUT. As a result, we have been required to make a significant cash investment in our SOI wafer manufacturing operations and we may be required to make additional investments of cash, personnel, and materials in either of these operations in the future. These have strained our working capital resources and as a result our auditors issued their opinion to our audited financial statements for the year ended April 30, 2003, which expressed substantial doubt regarding our ability to continue as a going concern. Although an investment in September 2003 by accredited investors has temporarily alleviated our working capital shortage, we need a significant amount of additional financing to achieve our business goals—and we cannot offer any assurance that we will be able to obtain such financing on reasonable terms, if at all.

Management's Discussion and Analysis of Financial Condition or Plan of Operation
for the Quarter and Six Months ended October 31, 2003

Results of Operations

        The following table sets forth, for the periods indicated, certain statement of operations data expressed as a percentage of revenues. The table and the discussion below should be read in conjunction with the condensed consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Revenues	100.0%	100.0%	100.0%	100.0%
Cost of revenues	78.6	78.9	77.2	76.4

Gross margin	21.4	21.1	22.8	23.6

Operating expenses:
Selling, general and Administrative	44.5	48.3	46.0	50.0
Research and development	7.5	3.0	5.1	2.9

Total operating expenses	52.0	51.3	51.1	52.9

Operating loss	(30.6)	(30.2)	(28.3)	(29.3)

Other income (expense), net	(.4)	.2	(.1)	31.0

Income (loss) before income taxes	(31.0)	(30.0)	(28.4)	1.7

Income tax expense	—	—	—	—

NET INCOME (LOSS)	(31.0)%	(30.0)%	(28.4)%	1.7%

Revenues

        Revenues decreased from $2,256,000 for the three months ended October 31, 2002 to $2,214,000 for the three months ended October 31, 2003, a decrease of $42,000 or 1.9%. The decrease is due to a decrease in international isotope product sales partially offset by an increase in domestic isotope product sales and semiconductor materials and products sales. Included in revenues for the three months ended October 31, 2003 were $132,000 of semiconductor materials and products sales as compared to $46,000 for the three months ended October 31, 2002.

        As a significant portion of our revenues are derived from a small concentration of customers (see "Business-Significant Customers"), if one or more of these customers were to discontinue or reduce their purchases of our isotope products, the result could have a material effect on both our revenues and related cash flows.

        Revenues from domestic isotope product sales for the three months ended October 31, 2003 were $1,549,000, an increase of 1.8%, or $28,000, from $1,521,000 for the three months ended October 31, 2002. The increase was primarily the result of additional product sales to our existing customers and an increase in our customer base for the three months ended October 31, 2003.

        Revenues from international isotope product sales for the three months ended October 31, 2003 were $533,000, a decrease of 22.6%, or $156,000, from $689,000 for the three months ended October 31, 2002. The decrease was primarily the result of a significant decrease in sales of one specific radioisotope due to a worldwide decrease in demand. It is uncertain if the demand for this radioisotope will return to previous levels.

        In general, our German subsidiary has had difficulty entering the oxygen-18 market in Europe as many of its potential customers are under long-term supply contracts with their current suppliers and the market is relatively flat (unlike the United States which is growing at a significant rate). The quality of our product is high but we must wait until our potential customers' current supply agreements terminate before we will be able to bid on new supply contracts. Our ability to increase the revenues in our German subsidiary (and ultimately its gross margin) is directly related to how successful we can be in gaining market share in the European oxygen-18 market. While we anticipate that we will begin obtaining European oxygen-18 customers in the first two quarters of calendar 2004, we cannot provide any assurance that this will come to fruition.

        Revenues were essentially flat between periods as we generated $4,497,000 for the six months ended October 31, 2002 compared to $4,499,000 for the six months ended October 31, 2003. We experienced a decrease in international isotope product sales, which was offset by an increase in semiconductor materials and products sales. The increase in semiconductor materials and product sales was mostly due to a $200,000 sale of silicon-28 as a bulk isotope in the first quarter of fiscal 2004. Included in revenues for the six months ended October 31, 2003 were $395,000 of semiconductor materials and products sales as compared to $58,000 for the six months ended October 31, 2002.

        Revenues from domestic isotope product sales for the six months ended October 31, 2003 were $3,017,000, a decrease of 2.8%, or $87,000, from $3,104,00 for the six months ended October 31, 2002. The decrease was primarily the result of a significant decrease in the sale of radioisotopes partially offset by an increase in the sale of stable isotopes (consisting mainly of oxygen-18). While the substantial majority of our revenues at our German subsidiary are derived from the sale of radioisotopes, we have had difficulty in the United States with our ability to enter the radioisotope market. The difficulty arises from the fact that our potential customers have long established relationships with their suppliers (who are mostly foreign) and as a result they are hesitant to change. While we continue to work towards increasing our share in this domestic market to a meaningful number, we can offer no assurances that this will come to fruition.

        The substantial majority of our domestic isotope product sales result from the sale of oxygen-18 and while our volume continues to increase, it has been offset by a continuation of price decreases in the market. As a result, in order to increase our revenues from the sale of oxygen-18, we will need to continue to increase our volume at a rate greater than the continuing decreases in the anticipated future market price. While we believe that we will continue to be successful in this endeavor in the future, we can offer no assurance that this will come to fruition.

        Revenues from international isotope product sales for the six months ended October 31, 2003 were $1,087,000, a decrease of 18.6%, or $248,000, from $1,335,000 for the six months ended October 31, 2002. The decrease was primarily the result of a significant decrease in sales of one specific radioisotope due to a worldwide decrease in demand. It is uncertain if the demand for this radioisotope will return to previous levels.

        We do not anticipate significant revenues from sales of silicon-28 based products during the remainder of fiscal 2004 (although we did complete a $200,000 transaction for the sale of silicon-28 as a bulk isotope in the first quarter of fiscal 2004). We are collaborating with academia and industry to evaluate the benefits of isotopically pure silicon-28. We believe that if evaluations demonstrate the commercial feasibility of one or more products, demand could emerge in the high-performance microprocessor segment of the semiconductor market. We can offer no assurance, however that these evaluations will demonstrate the commercial feasibility of any products, that we will be able to commercialize any such products, or that a market will emerge for any such products.

Gross Margin

        Gross margin was essentially flat between three-month periods as we generated $473,000 for the three months ended October 31, 2003 as compared to $477,000 for the three months ended October 31, 2002. On a percentage of revenues basis, gross margin increased .3 percentage points to 21.4%, for the three months ended October 31, 2003, from 21.1%, for the three months ended October 31, 2002. Gross margin was also essentially flat between six-month periods as we generated $1,028,000 for the six months ended October 31, 2003 as compared to $1,062,000 for the six months ended October 31, 2002. On a percentage of revenues basis, gross margin decreased .8 percentage points to 22.8%, for the six months ended October 31, 2003, from 23.6%, for the six months ended October 31, 2002. In general, margins will continue to decline as oxygen-18 prices decrease and until we can generate a positive margin for the semiconductor materials and products business line. We anticipate that the gross margin from sales of semiconductor materials and products (both in dollar value and as a percentage of revenues) will increase over time as sales increase and minimize the overall effect of fixed costs, but we can offer no assurances that this will come to fruition.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased $104,000, to $986,000, for the three months ended October 31, 2003, from $1,090,000, for the three months ended October 31, 2002. On a percentage of revenues basis, selling, general and administrative expenses decreased 3.8 percentage points to 44.5%, for the three months ended October 31, 2003, from 48.3%, for the three months ended October 31, 2002. The dollar decrease is attributable mainly to a decrease in consulting and other professional services expenses partially offset by an increase in headcount and facility costs related to the expansion of our SOI operations.

        The percentage decrease is attributable mainly to a decrease in consulting and other professional services expenses partially offset by an increase in headcount and facility costs related to the expansion of our SOI operations and a decrease in revenues.

        Selling, general and administrative expenses decreased $181,000, to $2,069,000, for the six months ended October 31, 2003, from $2,250,000, for the six months ended October 31, 2002. On a percentage of revenues basis, selling, general and administrative expenses decreased 4.0 percentage points to 46.0%, for the six months ended October 31, 2003, from 50.0%, for the six months ended October 31, 2002. Both the dollar and percentage of revenues decrease is primarily attributable to decreases in both legal costs associated with the Eagle-Picher dispute and consulting and other professional services expenses partially offset by an increase in headcount and facility costs related to our SOI operations.

        If we are able to obtain the necessary funding, we anticipate that we will increase our selling, general and administrative expenses during the remainder of fiscal year 2004 through anticipated increased marketing efforts for our semiconductor materials and products segment and in an effort to market the isotope-based trace detection technology that we acquired from IUT. There can be no assurance that our anticipated increased selling, general and administrative expenses will result in increased revenues from product sales.

Research and Development Expenses

        Consistent with our product development strategy, we are seeking to identify and evaluate new stable and radioactive isotope products, SOI products and potential markets for economic and technical feasibility. We anticipate that we may incur research and development costs associated with the detection technology that we acquired from IUT only if we are able to obtain adequate additional financing. We will, in addition, continue funding research and development to improve technologies for isotope separation and material processing technologies. Because of the uniqueness of our business, the unique chemicals and processes we deal with and the handling precautions required, these expenses can be significant. We cannot offer any assurance that our current or future lines of business or products resulting from our research and development efforts will be profitable or generate significant revenues.

        Research and development expenses increased $97,000, to $165,000, for the three months ended October 31, 2003, from $68,000, for the three months ended October 31, 2002. On a percentage of revenues basis research and development expenses increased 4.5 percentage points to 7.5% for the three months ended October 31, 2003, from 3.0%, for the three months ended October 31, 2002. Both the dollar and percentage increase is primarily related to an increase in research and development expenses associated with our thin-film SOI product.

        Research and development expenses increased $101,000, to $230,000, for the six months ended October 31, 2003, from $129,000, for the six months ended October 31, 2002. On a percentage of revenues basis research and development expenses increased 2.2 percentage points to 5.1% for the six months ended October 31, 2003, from 2.9%, for the six months ended October 31, 2002. Both the dollar and percentage increase is primarily related to an increase in research and development expenses associated with our thin-film SOI product.

        We believe that the development and introduction of new product applications is critical to our future success. We expect that research and development expenses may increase assuming sufficient cash remains available and we are able to procure necessary materials and outside services, but will likely continue to vary as a percentage of revenues because of the timing and amount of future revenues. Except for work being performed on our SOI thin-film product at our facilities in Vancouver, Washington, we operate no other facilities of our own for research and development. All other research and development work is performed by outside entities, none of which we control. None of the companies that currently perform research and development work for us does so on an exclusive basis.

Other Income (Expense), net

        For the three months ended October 31, 2003 and 2002, other income (expense), net includes interest income and expense and foreign currency gains and losses. Other income (expense), net decreased $13,000, to ($9,000), for the three months ended October 31, 2003, from $4,000, for the three months ended October 31, 2002.

        For the six months ended October 31, 2003 and 2002, other income (expense), net includes net gains from a legal settlement, amortization of debt offering costs, gains or losses on the sale of lines of businesses or subsidiaries, interest income and expense, and foreign currency gains and losses. Other income (expense), net decreased $1,399,000, to ($7,000), for the six months ended October 31, 2003, from $1,392,000 for the six months ended October 31, 2002. The decrease is primarily attributable to the gain (net of the contingency portion of legal fees) of $2,140,000 related to the settlement of the Eagle-Picher dispute and the gain resulting from the disposition of CTL, partially offset by the expensing of $546,000 of previously unamortized discount related to the Series 2002A Convertible Notes to interest expense and $182,000 of previously capitalized debt offering costs as a result of the conversion of the notes to common stock during the six months ended October 31, 2002.

Income Taxes

        We currently operate at a loss and expect to operate at a loss until the products currently under development begin to generate sufficient revenue. The losses we anticipate incurring during the remaining portion of the current year are not expected to generate an income tax benefit because of the uncertainty of the realization of the deferred tax asset. As such, we have also provided a valuation allowance against our net deferred tax asset as realization is uncertain.

Net Loss

        We recognized a net loss of $687,000 for the three months ended October 31, 2003, as compared to a net loss of $677,000 for the three months ended October 31, 2002. We recognized a net loss of $1,278,000 for the six months ended October 31, 2003, as compared to net income of $75,000 for the six months ended October 31, 2002. We anticipate that losses will continue until (if ever): (i) revenues from our current operations substantially increase or (ii) we generate substantial revenues from products introduced as a result of our research and development projects.

        Net income in future years will be dependent upon our ability to increase net revenues faster than we increase our selling, general and administrative expenses, research and development expense and other expenses. Assuming we obtain the necessary funding, we anticipate expanding our SOI operations and generating additional revenues during the remainder of fiscal year 2004. However, because of our continuing research and development efforts on new products (possibly including products based on our homeland security technology), we anticipate that our operations during the remainder of fiscal year 2004 will result in a loss since we are not likely to increase our revenues from our existing products or generate additional sales from the new products we may develop in a sufficient amount (if at all) to offset our operating expenses.

Liquidity and Capital Resources

        Our working capital and liquidity increased significantly during the six months ended October 31, 2003 due to the private placement completed in September 2003 whereby we received $1,200,000 ($1,080,000 net of placement fees). Working capital increased $786,000, to $1,880,000 at October 31, 2003, from $1,094,000, at April 30, 2003.

        Our principal source of funding for the six months ended October 31, 2003 was from the private placement completed in September 2003. Our principal source of funding for the six months ended October 31, 2002 was from the settlement of the Eagle-Picher dispute. We used cash in operating activities of $1,320,000 during the six months ended October 31, 2003 and provided cash from operating activities of $1,020,000 during the six months ended October 31, 2002. Cash used in operating activities for the six months ended October 31, 2003 was principally the result of a net loss of $1,278,000. Cash provided by operating activities during the six months ended October 31, 2002 was principally the result of the settlement of the Eagle-Picher dispute partially offset by operating losses.

        As a significant portion of our revenues and accounts receivable are derived from a small concentration of customers (see "Business-Significant Customers"), if one or more of these customers were to discontinue or reduce their purchases of our isotope products or fail to pay our accounts receivable, the result could have a material effect on both our revenues and related cash flows.

        Our investing activities used cash of $4,000 and $260,000 for the six months ended October 31, 2003 and 2002, respectively. Cash used in investing activities for the six months ended October 31, 2003 and October 31, 2002, resulted from purchases of property and equipment.

        Financing activities provided cash of $1,060,000 for the six months ended October 31, 2003 and used cash of $22,000 for the six months ended October 31, 2002. Cash provided by financing activities for the six months ended October 31, 2003 resulted primarily from the private placement of $1,200,000 ($1,080,000 net of placement fees) completed in September 2003. Cash used in financing activities for the six months ended October 31, 2002 resulted primarily from payments on borrowings of $25,000.

        At October 31, 2003, we had $478,000 of cash and cash equivalents, a decrease of $264,000, compared to $742,000, at April 30, 2003.

        In September 2003 we completed a financing arrangement whereby we issued 1,500,000 shares of restricted common stock and 900,000 common stock warrants to accredited investors for $1,200,000

($1,080,000 net of placement fees). Each common stock warrant is exercisable for one share of common stock at $1.25 per share and expire on December 31, 2005. We paid the placement agents a 10% commission related to this arrangement.

        On October 22, 2003, we extended our existing financial advisory agreement with Park Capital through December 31, 2004. In connection with this agreement, we issued a common stock warrant to purchase 500,000 shares of our restricted common stock at $1.25 per share. The common stock warrant vested immediately and expires on October 21, 2006.

        On October 22, 2003, we entered into a non-exclusive investment banking agreement with vFinance whereby we issued a common stock warrant to purchase 560,000 shares of our restricted common stock at $1.25 per share. The common stock warrant vested immediately, expires on April 30, 2006 and was considered full payment for services to be provided through June 30, 2004.

        On November 1, 2003, we entered into a twelve-month agreement with Lippert/Heilshorn & Associates, Inc. to provide us with investor relations services through October 31, 2004. In connection with this agreement, we agreed to make monthly payments of $10,500 and we issued a common stock warrant to acquire 120,000 shares of our restricted common stock at $1.35 per share. The common stock warrant vested immediately and expires on November 1, 2006.

        There are provisions associated with the preferred stock private placement completed on July 29, 1999 that if triggered, would reduce the current conversion price and effectively allow the preferred shares to convert to common stock at a more favorable ratio. Prior to our September 2003 financing, the preferred stock was convertible at 1.67 shares of common stock for each share of Series A Convertible Preferred Stock outstanding. We did not believe that the financing completed in September 2003 caused any further adjustment to the conversion price, but the holders of the Series A Convertible Preferred Stock expressed their disagreement. In November 2003, we entered into a settlement agreement with the holders of the Series A Convertible Preferred Stock and as a result, the preferred shares are now convertible at two shares of common stock for each share of Series A Convertible Preferred Stock outstanding. As of December 12, 2003 there were 963,666 shares of Series A Convertible Preferred Stock outstanding convertible into 1,927,332 shares of common stock based on the settlement agreement.

        Our stock was trading at prices significantly below the $1.00 per share Nasdaq minimum bid price requirement at times during the last half of the calendar year ended December 31, 2002 and has again at times been trading below $1.00 per share since late February 2003. The volatility of our stock price, our current price and our financial condition may result in our failing to meet Nasdaq's requirements. As a result, we could potentially be at risk of Nasdaq action to remove our securities from its SmallCap market. We cannot give any assurance that we will be able to meet the Nasdaq requirements to maintain our SmallCap listing, or that if we do, a stable trading market will develop for our stock.

        In general, we expect that our working capital will decrease over time as we continue to use our capital and cash flows from revenues for operations, research and development, and investing activities. We do not expect working capital to increase until we are able increase our revenues to exceed our cash out-flows (assuming we are able to increase our revenues) or complete a financing arrangement. With our anticipated revenues from operations during the period and projecting our cash flow on the basis of our historical expenditures and the financing completed in September 2003, we have sufficient cash available to fund our short-term working capital requirements through February 2004.

        We are currently working with several different sources, including both strategic and financial investors to raise sufficient capital to finance both our continuing operations and our proposed homeland security business through the use of the isotope-based trace detection technology we acquired from IUT. Although there is no assurance that funding will be available, we believe that our current business plan, if successfully funded, will significantly improve our operating results and cash flow in the future.

Management's Discussion and Analysis of Financial Condition or Plan of Operation
for the Year ended April 30, 2003

Results of Operations

        The following table sets forth operations data expressed as a percentage of revenues. The table and the discussion below should be read in conjunction with the audited financial statements and the notes thereto appearing elsewhere in this report.

	Year Ended April 30,
	2003	2002
Revenues	100.0%	100.0%
Cost of revenues	77.5	75.8

Gross margin	22.5	24.2
Operating expenses:
Selling, general and administrative	47.4	54.7
Research and development	3.3	5.2
Goodwill impairment	—	12.6

Total operating expenses	50.7	72.5

Operating loss	(28.2)	(48.3)
Other income (expense), net	15.2	(.3)

Loss before income tax expense	(13.0)	(48.6)
Income tax benefit (expense)	.8	—

Net loss	(12.2%)	(48.6)%

Revenues

        Revenues increased from $8,155,000 for the year ended April 30, 2002 to $9,051,000 for the year ended April 30, 2003, an increase of $896,000 or 11.0%. The increase is due to a significant increase in domestic isotope product sales partially offset by a significant decrease in international isotope product sales. Included in revenues for the year ended April 30, 2003 were $197,000 of semiconductor materials and products sales as compared to $15,000 for the year ended April 30, 2002.

        Revenues from domestic isotope product sales for the year ended April 30, 2003 were $5,882,000, an increase of 39.3%, or $1,658,000, from $4,224,000 for the year ended April 30, 2002. The increase was primarily the result of additional product sales to our existing customers and an increase in our customer base for the year ended April 30, 2003.

        Revenues from international isotope product sales for the year ended April 30, 2003 were $2,972,000, a decrease of 24.1%, or $944,000, from $3,916,000 for the year ended April 30, 2002. The decrease was primarily the result of the sale of CTL to the 25% shareholder effective May 1, 2002 partially offset by an increase in product sales to our existing customers and an increase in our customer base for the year ended April 30, 2003.

        Included in revenues from international isotope product sales for the year ended April 30, 2002 was approximately $1,575,000 of revenues from CTL. Effective May 1, 2002 we sold our 75% interest in CTL to its 25% shareholder for 50,000 Euros (approximately $48,000). CTL, which primarily resells oxygen-18, was notified that its current distribution agreement (which expired on December 31, 2002) would not be renewed. The loss of this agreement was significant as it accounted for approximately 80% of CTL's revenue and as a result, CTL's ability to generate revenues after December 31, 2002 was extremely uncertain. As a result of this disposition, Chemotrade is now free to pursue other opportunities (including selling oxygen-18 throughout the European market) that may have been in conflict with the interests of CTL. We have fully replaced the lost revenue during the year ended April 30, 2003 with additional product sales to new and existing customers both domestically and in Europe. We fully anticipate that we will continue this trend during fiscal year 2004, but we can offer no assurances that this will come to fruition. See "Recent Business Dispositions."

        Although we commenced our SOI business on a limited basis during the year ended April 30, 2002, there are still several additional items that need to be resolved, including the refining of our processes and procedures and obtaining certification from our future customers before we will be able to operate our SOI business on a full scale basis. We did commence manufacturing SOI wafers in our own manufacturing facilities during the year ending April 30, 2003 as described elsewhere herein and we expect to be able to continue to do so.

        Not withstanding the commencement of manufacturing SOI wafers in our own manufacturing facility in November 2002, we do not anticipate significant revenues from sales of silicon-28 based products in fiscal 2004 (although we have completed a $200,000 transaction for the sale of silane gas in the first quarter of the year ending April 30, 2004). We are collaborating with academia and industry to evaluate the benefits of isotopically- pure silicon-28. We believe that if evaluations demonstrate the commercial feasibility of one or more products, demand could emerge in the high-performance microprocessor segment of the semiconductor market. We can offer no assurance, however, that these evaluations will demonstrate the commercial feasibility of any products, that we will be able to commercialize any such products, or that a market will emerge for any such products.

Gross Margin

        Gross margin for the year ended April 30, 2003 was $2,037,000, an increase of 3.2%, or $64,000, from $1,973,000 for the year ended April 30, 2002. On a percentage of revenues basis, gross margin decreased 1.7 percentage points to 22.5%, for the year ended April 30, 2003, from 24.2%, for the year ended April 30, 2002. The dollar increase is directly attributable to an increase in higher margin domestic isotope product sales partially offset by a decrease in lower margin international isotope sales primarily due to the disposition of CTL effective May 1, 2002 and a $138,000 negative margin on semiconductor materials and products sales. The percentage of revenues decrease is due to the combination of the negative margin achieved on semiconductor materials and products sales partially offset by an overall increase in higher margin domestic isotope sales and a decrease in lower margin international isotope sales due to the disposition of CTL effective May 1, 2002.

        Included in gross margin for the year ended April 30, 2002 was $326,000 of gross margin from CTL. We have replaced the lost gross margin for the year ended April 30, 2003 with additional product sales, at a higher gross margin percentage, to both new and existing customers, both domestically and in Europe. We fully anticipate that we will continue this trend during fiscal year 2004, but we can offer no assurances that this will come to fruition. See "Recent Business Dispositions."

Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased $173,000, to $4,290,000 for the year ended April 30, 2003, from $4,463,000 for the year ended April 30, 2002. On a percentage of revenues basis, selling, general and administrative expenses decreased to 47.4%, for the year ended April 30, 2003, from 54.7%, for the year ended April 30, 2002. The dollar decrease is primarily attributable to a decrease in the usage of legal services (pertaining mostly to the Eagle-Pitcher dispute), a decrease in the usage of common stock or common stock warrants issued for other professional services, a decrease in headcount at our corporate offices and Chemotrade partially offset by an increase in headcount and facility costs related to the semiconductor materials and products business segment. The percentage decrease is also attributable to a decrease in the usage of legal services (pertaining mostly to the Eagle-

Pitcher dispute), a decrease in the usage of common stock or common stock warrants issued for other professional services, a decrease in headcount at our corporate offices and Chemotrade and an increase in revenues partially offset by an increase in headcount and facility costs related to the semiconductor materials and products business segment.

        We anticipate that we will increase our selling, general and administrative expenses during the year ending April 30, 2004 through anticipated increased marketing efforts for our semiconductor materials and products segment and in an effort to market the isotope-based trace detection technology that we recently acquired from IUT. There can be no assurance that our anticipated increased selling, general and administrative expenses will result in increased revenues from product sales.

Goodwill Impairment

        The dynamics of Chemotrade's business changed throughout the year ended April 30, 2002, including the realization in the fourth quarter that we would be unable to renew a major sales contract that expired December 31, 2002, the retirement of two key members of management and an evolving change in our current and future product mix. These conditions led to operating results and forecasted future results that were substantially less than had been anticipated at the time of the acquisition of Chemotrade. We revised our projections and determined that the projected results would not fully support the future amortization of the goodwill balance. In accordance with our policy, we assessed the recoverability of goodwill using a discounted cash flow projection over the next six years, at a risk-adjusted rate of 12%. The six-year time horizon represented our best estimate of Chemotrade's future cash flows given current planned operating conditions. Based on this projection, the cumulative cash flow was insufficient to fully recover the goodwill and fixed asset balance. As a result, we determined that assets with a carrying value of $2,881,000 were impaired, resulting in a write-down of goodwill of $1,025,000 to its fair value during the year ended April 30, 2002.

Research and Development Expenses

        Consistent with our product development strategy, we are seeking to identify and evaluate new stable and radioactive isotope products and potential markets for economic and technical feasibility. We do not anticipate incurring any research and development costs associated with the technology that we recently acquired from IUT in the first two quarters of the year ending April 30, 2004. We anticipate that we may incur significant research and development costs associated with this technology later in the year ending April 30, 2004 only if we are able to obtain additional financing. We will, in addition, continue funding research and development to improve technologies for isotope separation and material processing technologies. Because of the uniqueness of our business, the unique chemicals and processes we deal with and the handling precautions required, these expenses can be significant. We cannot offer any assurance that our current or future lines of business or products resulting from our research and development efforts will be profitable or generate significant revenues.

        Research and development expenses decreased $120,000, to $303,000, for the year ended April 30, 2003, from $423,000, for the year ended April 30, 2002. On a percentage of revenues basis, research and development expenses decreased to 3.3% for the year ended April 30, 2003, from 5.2%, for the year ended April 30, 2002. The dollar decrease is primarily related to an increase in the revenue generated by the sale of silicon 28 epitaxial wafers to different companies for testing purposes. This revenue is recorded as an offset to research and development expenses in the accompanying statement of operations. The percentage decrease is also primarily related to the increase in the revenue generated by the sale of silicon 28 epitaxial wafers to different companies for testing purposes and an increase in revenues.

        We believe that the development and introduction of new product applications is critical to our future success. We expect that research and development expenses may increase assuming sufficient cash remains available and we are able to procure necessary materials and outside services, but will likely continue to vary as a percentage of revenues because of the timing and amount of future revenues. We operate no facilities of our own for research and development. All research and development work is performed by outside entities, none of which we control. None of the companies that currently perform research and development work for us does so on an exclusive basis.

Other income (expense), net

        Other income (expense), net includes net gains from a legal settlement, amortization of debt offering costs, gains or losses on the sale of lines of businesses or subsidiaries, interest income and expense, and foreign currency gains and losses. Other income (expense), net increased $1,402,000, to $1,380,000, for the year ended April 30, 2003, from ($22,000), for the year ended April 30, 2002. The increase is primarily attributable to the gain (net of the contingency portion of legal fees) of $2,140,000 related to the settlement of the Eagle-Picher dispute and the $30,000 gain resulting from the disposition of CTL, partially offset by the expensing of $546,000 of previously unamortized discount related to the Series 2002A Convertible Notes to interest expense and $182,000 of previously capitalized debt offering costs as a result of the conversion of the notes to common stock.

Income Taxes

        We currently operate at a loss and expect to operate at a loss until the products currently under development begin to generate sufficient revenue. The losses incurred in the current year are not expected to generate an income tax benefit because of the uncertainty of the realization of the deferred tax asset. As a result, we have provided a valuation allowance against our net deferred tax asset as realization is uncertain. The income tax benefit in the current year relates to cash received from a carry-back claim resulting from a change in the tax laws. In October 2001, we received approximately $362,000 resulting from a carry-back claim associated with the prior year taxable loss.

Net Loss

        We recognized a net loss of $1,106,000 for the year ended April 30, 2003, as compared to a net loss of $3,960,000 for the year ended April 30, 2002. The decrease in the net loss is primarily attributable to the gain (net of the contingency portion of legal fees) of $2,140,000 related to the settlement of the Eagle-Picher dispute. We anticipate that losses will continue until revenues increase from our current operations or until we generate revenues from products introduced as a result of our research and development projects.

        Net income in future years will be dependent upon our ability to increase revenues faster than we increase our selling, general and administrative expenses, research and development expense and other expenses. During the year ending April 30, 2004, we anticipate expanding our SOI operations and generating additional revenues. However, because of our continuing research and development efforts on new products (possibly including products based on our newly-acquired homeland security technology), we anticipate that the operations during the year ending April 30, 2004 will result in a loss since we are not likely to increase our revenues from our existing products or generate additional sales from the new products we may develop in a sufficient amount (if at all) to offset our operating expenses.

Liquidity and Capital Resources

        Our working capital and liquidity increased during the year ended April 30, 2003 due mainly to the resolution of our dispute with Eagle-Picher via the July 24, 2002 settlement agreement whereby we received $2,500,000 ($2,140,000 net of the contingency portion of our legal fees). Working capital increased $28,000, to $1,094,000, at April 30, 2003, from $1,066,000, at April 30, 2002. Of that, $760,000 of our working capital relates to Chemotrade and is not available to pay our United States based creditors. Our working capital has decreased since we received the funds from the Eagle-Picher settlement as we have used those funds to finance our negative cash flow.

        Our principal source of funding for the year ended April 30, 2003 has been from the settlement of the Eagle-Picher dispute. Our principal sources of funding for the year ended April 30, 2002 have been from the issuance of our Series 2002A Convertible Notes (which were subsequently converted into common stock) and the exercise of common stock warrants. We provided cash from operating activities of $606,000 during the year ended April 30, 2003 and used cash in operating activities of $1,858,000 during the year ended April 30, 2002. Cash provided by operating activities during the year ended April 30, 2003 was principally the result of the settlement of the Eagle-Picher dispute partially offset by operating losses. Cash used in operating activities for the year ended April 30, 2002 was principally the result of a net loss of $3,960,000 partially offset by a charge for impairment of goodwill of $1,025,000.

        As a significant portion of our revenues are derived from a small concentration of customers (see "Business—Significant Customers"), if one or more of these customers were to discontinue or reduce their purchases of our isotope products, the result could have a material effect on both our revenues and related cash flows.

        Our investing activities used cash of $550,000 and $17,000 for the years ended April 30, 2003 and 2002, respectively. Cash used in investing activities for the years ended April 30, 2003 and 2002, resulted from purchases of property and equipment.

        Financing activities used cash of $39,000 for the year ended April 30, 2003 and provided cash of $1,510,000 for the year ended April 30, 2002. Cash used in financing activities for the year ended April 30, 2003 resulted primarily from payments on borrowings and capital lease obligations of $44,000. Cash provided by financing activities for the year ended April 30, 2002 resulted primarily from the issuance of our Series 2002A Convertible Notes for $1,000,000, the exercise of common stock warrants for $473,000, proceeds of $7,000 from the sale of shares under our employee stock purchase program and $30,000 from the net issuance and repayments of notes payable.

        At April 30, 2003, we had $742,000 of cash and cash equivalents, an increase of $17,000, compared to $725,000 at April 30, 2002.

        In November 2002, we entered into an agreement with Park Capital whereby we issued a common stock warrant to purchase 300,000 shares of common stock at $1.00 per share (of which 240,000 were subsequently assigned to Roadrunner), for investment banking and consulting services. The common stock warrant vested immediately and expires in November 2005. As originally written, the agreement terminates on December 31, 2003. On October 22, 2003 we extended this financial advisory agreement for an additional twelve months and, as a result, it now expires on December 31, 2004. We issued Park Capital warrants (exercisable at $1.25 and expiring October 21, 2006) to purchase an additional 500,000 shares of our common stock as consideration for extending this agreement. We also entered into an investment banking services agreement with vFinance and issued to vFinance 560,000 warrants to purchase our common stock. The warrants to vFinance are exercisable at $1.25 per share through April 30, 2006.

        On November 1, 2003, we entered into a twelve-month agreement with Lippert/Heilshorn & Associates, Inc. to provide us with investor relations services through October 31, 2004. In connection with this agreement, we agreed to make monthly payments of $10,500 and we issued a common stock warrant to acquire 120,000 shares of our restricted common stock at $1.35 per share. The common stock warrant vested immediately and expires on November 1, 2006.

        On March 20, 2002 we completed a financing arrangement whereby we issued $1,000,000 of Series 2002A Convertible Notes. The notes were convertible at a ratio of one common share for each dollar of note outstanding, bore interest at 4% per annum and were due March 1, 2003. During the year ended April 30, 2003, the $1,000,000 of convertible notes were converted to 1,000,000 shares of common stock.

        Under the terms of the Series A Convertible Preferred Stock private placement, the related shareholders had anti-dilution rights if we issued or sold common stock after July 29, 1999 for a per share consideration less than the current exercise price of the related warrants. The 3,085,622 common stock warrants associated with this private placement expired unexercised on July 29, 2002.

        In addition to anti-dilution rights, there are provisions associated with the Series A Convertible Preferred Stock that if triggered, would reduce the current conversion price and effectively allow the preferred shares to convert to common stock at a ratio greater than a one for one basis. As a result of December 2002 and November 2003 settlements with the holders of the Series A Convertible Preferred Stock over the proper calculation of the conversion ratio, the conversion price is currently $.75 per share and, as a result, the Series A Convertible Preferred Stock is now convertible at two shares of common stock for each share of Series A Convertible Preferred Stock outstanding. As of December 17, 2003 there were 963,666 shares of Series A Convertible Preferred Stock outstanding convertible into 1,927,332 shares of common stock based on the settlement agreement.

        The terms of the private placement completed on December 13, 2000 required that we register the common stock and the common stock underlying the Class B Common Stock Warrants by June 14, 2001. As we were unable to complete the effective registration of such shares by June 14, 2001, on July 26, 2001 we rectified the situation by issuing an additional 112,504 shares of common stock and an additional 675,000 Class B Common Stock Warrants to the investors of the private placement.

        On April 30, 2001, we completed the exchange offer described herein whereby the holders of Class A Common Stock Warrants could exchange each Class A Common Stock Warrant for a Class B Common Stock Warrant. In order to participate in the exchange offer, each holder of the Class A Common Stock Warrants was required to submit their election by April 30, 2001. As a result of this exchange offer, 632,610 of the 810,000 Class A Common Stock Warrants were exchanged for Class B Common Stock Warrants. The remaining 177,390 Class A Common Stock Warrants that were not exchanged expired September 21, 2001.

        In general (and even though our working capital increased during the year ended April 30, 2003 due, primarily due to the Eagle-Picher settlement), we expect that our working capital will decrease over time as we continue to use our capital and cash flows from revenues for operations, research and development and investing activities (including the expansion of our SOI operations). We do not expect working capital to increase until we are able to increase our revenues to exceed our cash out-flow (assuming we are able to increase our revenues) or complete a financing arrangement. We cannot offer any assurance that we will be able to do so in the near term. Our current working capital shortage resulted in our auditors issuing an opinion on our financial statements indicating substantial doubt regarding our ability to continue as a going concern.

        We are currently working with several different sources, including both strategic and financial investors, in order to raise sufficient capital to finance both our continuing operations and our proposed homeland security business through the use of the isotope-based trace detection technology we acquired from IUT. Although there is no assurance that funding will be available, we believe that our current business plan, if successfully funded, will significantly improve our operating results and cash flow in the future.

Critical Accounting Policies

        The material accounting policies that we believe are the most critical to an investor's understanding of our financial results and condition and require complex management judgment have been expanded and are discussed below.

Goodwill and Intangible Assets

        Effective May 1, 2002 we adopted SFAS No. 142 Goodwill and Other Intangible Assets. SFAS No. 142 addresses the methods used to amortize intangible assets and to assess impairment of those assets, including goodwill resulting from business combinations accounted for under the purchase method. Although we adopted SFAS No. 142 effective May 1, 2002, goodwill and intangible assets other than goodwill acquired after June 30, 2001 have been amortized or not amortized in accordance with SFAS No. 142. We acquired intangible assets from Silicon Evolution, Inc. ("SEI") and IUT subsequent to June 30, 2001, and have accounted for those assets in accordance with the requirements of SFAS No. 142. Included in our assets at October 31, 2003, is goodwill related to the acquisition of Chemotrade in 1998 with a net carrying value of $1,807,000. Effective with the adoption of SFAS No. 142, we no longer amortize this goodwill, decreasing our amortization expense by approximately $110,000 per year.

        In accordance with SFAS No. 142, we have completed our annual impairment test (as of April 30, 2003) on our life sciences reporting unit, which has recorded goodwill. In completing our analysis of the life sciences reporting unit, we used the Discounted Cash Flow Method ("DCF Method") in which the reporting unit was valued by discounting the projected cash flows to its present value based upon a risk-adjusted discount rate. As a result of the testing, we determined that there is no impairment of goodwill. We are required to assess goodwill for impairment annually, or earlier if indicators of impairment do arise. We are not aware of any indicators of possible impairment as of December 17, 2003.

        In performing the calculation under SFAS No. 142, we made several assumptions, including the use of the DCF Method, the number of years used in the projection, the discount rate and growth assumptions. Had we elected to use different variables, the outcome of the calculation could have been different.

        We utilized the DCF Method in order to calculate the fair value of our life sciences reporting unit. We had the option to utilize the market capitalization method but given the complexity of our business, we determined that we couldn't reasonably bifurcate the market value of the life sciences reporting unit from our other operations based upon our market value as a whole. In utilizing the DCF Method, we based our calculation over a conservative six-year life with no projected growth over the final four years. The final four years were kept constant in order to ensure that we did not overestimate the potential of the reporting unit. The six-year life was utilized as a result of the fact that the life sciences reporting unit has been selling isotopes for over fifteen years and that demand for isotopes is projected to increase over the next ten years. Given the history of the reporting unit and the projected future of the industry, we determined that it was reasonable to utilize a six-year life. Had we utilized a life of less than six years, the calculation may have suggested that impairment was present. In addition, we discounted the projected cash flows at a rate of 12%. The 12% was deemed reasonable given the current low market interest rate and the extremely low risk of the life sciences business offset by the higher cost of capital for a small company and the related difficulties we have had in raising necessary capital over the years. Had we utilized a discount rate that was substantially larger than 12%, the calculation may have suggested that impairment was present.

        Our intangible assets result from the perpetual, exclusive technology license agreement with SEI that we entered into on September 14, 2001 and the isotope-based trace detection technology we acquired from IUT in December 2002. As the intangible assets were acquired after June 30, 2001, we adhere to the guidance provided by SFAS No. 142. Both the intangible assets acquired from SEI and the isotope-based trace detection technology are being amortized over their estimated useful lives of ten years (which are based upon many factors including the time it will take to develop the technology, the expected life of the finalized product(s) and the estimated lives of similar products). We will continue to evaluate each reporting period whether events and circumstances continue to support our assessment of a ten-year life for these intangible assets. Additionally, if indicators of impairment do arise in the future, the intangible assets will be tested for impairment and may result in an impairment charge in the future. We are not aware of any indicators of possible impairment as of December 17, 2003.

Valuation of Equity Transactions

        We value transactions associated with common or preferred stock that is convertible into common stock based on the market value of the underlying common stock on the date of the signing of the agreement. We value transactions associated with common stock warrants at the appropriate measurement date utilizing the Black-Scholes pricing model, with assumptions as to volatility (100%), risk-free interest rate (4.0%) and estimated life of the warrants based on historical information. If the assumptions used, as they relate to volatility, risk-free interest rate and estimated life of the warrants, were materially different, the overall valuation of these transactions could change significantly.

PROCEDURE FOR EXERCISE OF THE WARRANTS AND TAX ASPECTS

        Procedure to Exercise Class B Warrants and Class C Warrants.    A portion of the Class B Warrants included in this Prospectus have been issued and outstanding since they were issued upon completion of the exchange offer on April 30, 2001. Certain Class C Warrants were issued shortly after the completion of the exchange offer to persons who exercised Class B Warrants. This Prospectus also includes an additional 1,350,000 restricted Class B Warrants that were issued in a private placement in December 2000 and July 2001.

        Each registered holder of a Class B Warrant or a Class C Warrant should have possession of a certificate that represents that warrant. Persons who hold their Class B Warrants or their Class C Warrants in a brokerage account or otherwise in a "street name" account may ask their brokers to deliver a certificate for their Class B Warrant or their Class C Warrant to them.

        Procedure to Exercise the Undesignated Warrants.    900,000 warrants were issued to three accredited investors in the September 2003 private placement. The warrants are not included in this Registration Statement and there is no obligation of us to register such warrants. These warrants may only be exercised if an exemption from registration is available to our satisfaction. We believe that an exemption will be available to allow holders of these warrants to exercise the warrants since all purchasers were accredited investors. If an exemption is available and these warrants are exercised, the underlying common stock can be offered and sold by the holder of those shares pursuant to this Prospectus.

        Registered Holders.    If you are a registered holder, and if you have possession of the certificate for your Class B Warrant or Class C Warrant, in order to exercise a warrant, you must:

  •
  complete the subscription form which is included as a part of the warrant certificate;

  •
  sign the subscription form and have your signature medallion guaranteed by a broker-dealer member of the STAMP program;

  •
  deliver the original warrant certificate with the completed, signed, and medallion guaranteed subscription form to Continental Stock Transfer & Trust Co., Inc., 17 Battery Place, 8th Floor, New York, NY 10004, Attn: Compliance Department; and

  •
  include your payment for the exercise price ($1.50 times the number of warrants being exercised for the Class B Warrants; and $2.50 times the number of warrants being exercised for the Class C Warrants). You must pay for the exercise by certified or bank cashiers' check payable in United States funds to the order of Isonics Corporation. If you prefer to wire transfer funds, you should contact Continental Stock Transfer & Trust Company by telephone and request wiring instructions. Continental Stock Transfer can be reached by telephone at (212) 509-4000.

        We recommend that you do not send your warrant certificate or funds through the regular U.S. Mail. We recommend that you use registered or certified U.S. Mail, or a courier service that will provide you a receipt indicating that Continental Stock Transfer received your warrant certificate and payment. Neither we, nor Continental Stock Transfer, are responsible for your warrant certificate or your payment until Continental Stock Transfer actually receives delivery. Do not send warrant certificates or payment directly to Isonics Corporation.

        Warrants held in a Brokerage Account or Otherwise in Street-Name.    If you hold your Class B Warrants or Class C Warrants in a brokerage account or otherwise in a "street name" account, you must follow the procedures required by your broker, dealer, or other street-name holder.

        Lost Warrant Certificates.    If you have lost your warrant certificate, you must contact Continental Stock Transfer & Trust Co., Inc., and follow the procedures established by Continental Stock Transfer for your lost warrant certificate.

        Tax Aspects.    No gain or loss will be recognized by a holder of any of our Warrants held for investment on the holder's purchase of Common Stock for cash upon exercise of the warrant. The adjusted tax basis of the Common Stock so acquired will be equal to the tax basis of the warrant plus the exercise price. The holding period of the Common Stock acquired upon the exercise of a warrant, will begin on the date the warrant is exercised and the Common Stock is purchased.

        No Underwriter, Etc.    No underwriter, dealer, or finder, or other person has the right to receive any reimbursement of expenses, any right to appoint a representative to our board of directors, or the right to receive indemnification from us. To our knowledge, no person is engaging in passive market making or stabilizing or other transactions.

SECURITIES OFFERED, THE SELLING HOLDERS AND THE PLAN OF DISTRIBUTION

        This Prospectus includes securities that are underlying outstanding Class B Warrants and Class C Warrants and other outstanding warrants. Certain of these securities were included in a prior registration statement declared effective under the Securities Act of 1933 on April 9, 2003, and which are incorporated into this Prospectus pursuant to Rule 429. This Prospectus also includes securities that are underlying Class B Warrants held by the Selling Holders, in addition to the securities being offered by the Selling Holders. The securities being offered by us and by the Selling Holders are described in the next two sections:

        Isonics.    This Prospectus includes the following securities that we are offering:

1,780,110 Class C Redeemable Warrants underlying	3,762,720 shares of Common Stock underlying
430,110 outstanding Class B Warrants that are publicly-held, and 1,350,000 outstanding restricted Class B Warrants that are included in this Prospectus for resale
430,110 outstanding Class B Warrants that are publicly held,
202,500 outstanding Class C Warrants that are publicly held,
1,350,000 outstanding restricted Class B Warrants that are included in this Prospectus for resale, and 1,780,110 Class C Warrants issuable upon exercise of outstanding Class B Warrants.

        We are not offering any securities except securities that are underlying outstanding Class B Warrants and Class C Warrants that are either outstanding or are issuable upon exercise of Class B Warrants.

        The Selling Holders.    This Prospectus includes the securities that are being offered by the Selling Holders that were sold: (i) in a December 2000 private placement made to accredited investors only, and that were issued to them in July 2001 as a result of negotiations between Isonics and the Selling Holders completed in July 2001 when we were not able to gain effectiveness of a registration statement originally filed for the Selling Holders in March 2001 and (ii) in our September 2003 financing:

  •
  2,400,000 shares of Common Stock, of which 1,500,000 shares are already outstanding and 900,000 shares underlying warrants issued in September 2003; and

  •
  1,350,000 restricted Class B Warrants which are already outstanding; and

        We have set forth in the following table information relative to the Selling Holders as of December 17, 2003. We calculated beneficial ownership based on SEC requirements, and the information we included regarding beneficial ownership is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, each person identified in the table has sole voting and investment power with respect to all shares he, she, or it beneficially owns, subject to applicable community property laws. We have based the percentage calculated for each Selling Holder upon the sum of the "common stock" and "common stock issuable upon exercise of warrants" columns.

        None of the Selling Holders had any material relationship with us during the past three years. Furthermore, none of the Selling Holders owns any Series A Convertible Preferred Stock or options or warrants to purchase our common stock except the restricted Class B Warrants purchased in the December 2000 private placement or as issued in July 2001 and the warrants issued in the September 2003 financing. Greenwood Partners, L.P. has acted as a market maker in our common stock from time to time and, therefore, as described in the table below at December 17, 2003, owns additional Class C Warrants.

        We do not know when or in what amounts the Selling Holders may offer the shares described in this Prospectus for sale. The Selling Holders may decide not to sell all or any of the shares that this Prospectus covers. Because the Selling Holders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the Selling Holders will hold after completion of the offering, we cannot estimate the number of the shares that the Selling Holders will hold after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, the Selling Holders will hold none of the securities that this Prospectus covers.

				Securities Being Offered by Selling Holders
							(a) Common Stock to be Beneficially Owned After Offering and (b) Percentage, Assuming All Shares Offered are Sold
				Shares underlying undesignated Warrants (1)	(a) Common Stock and (b) Class B Warrants (or shares underlying Class B Warrants)(1)
	(a) Common Stock, (b) shares underlying Warrants Beneficially Owned Prior to This Offering(including Class B Warrants, Class C Warrants, and undesignated warrants as a group
Name of Selling Holder(s)
	(a)		(b)		(a)	(b)	(a)	(b)
Penelope A. Collins	16,667	*	50,000	0	0	50,000	16,667	<1%
Generation Capital Associates(5)	0		200,000	0	0	200,000	0	0%
Greenwood Partners, L.P.(2)	6,877	*	722,800	0	0	540,000	189,677	1.4%
Edward S. Gutman(3)	8,334	*	100,000	0	0	100,000	8,334	<1%
Gutman Family Foundation(3)	30,684	*	100,000	0	0	100,000	30,684	<1%
The HRG Trust, Edward S. Gutman, Trustee(3)	30,684	*	100,000	0	0	100,000	30,684	<1%
Harvey Silverman	33,334	*	100,000	0	0	100,000	33,334	<1%
Wolcott Capital Corp.(4)	0		57,500	0	0	100,000	0	0%
Alan R. Silberman	0		60,000	0	0	60,000	0	0%
Reback Living Trust Feb 20, 2001(6)	438,400	^	232,500	232,500	387,500	0	50,900	<1%
Yorkshire Limited(7)	737,500	^	442,500	442,500	737,500	0	0	0%
Southshore Capital Fund Ltd.(8)	375,000	^	225,000	225,000	375,000	0	0	0%

*
The shares denoted by an asterisk were (to our knowledge) either acquired in the open market (and therefore are not restricted securities) or have been held for more than two years (and therefore are eligible for resale under SEC Rule 144(k).) As a result, the shares of common stock denoted by an asterisk are not included in this prospectus.

^
The shares denoted by a carat are included in this prospectus except in the case of The Reback Living Trust Feb 20, 2001 ("Reback") in which case only 387,500 shares are included in the prospectus; we understand that Reback purchased the remaining shares in the open market.

(1)
The Selling Holders are offering all of the restricted Class B Warrants (or the shares underlying the restricted Class B Warrants, in the alternative) they acquired in the December 2000 private placement, plus the additional shares and restricted Class B Warrants they received in the July 2001 readjustment, all of the common stock they acquired in the September 2003 private placement and all of the shares underlying the undesignated warrants. The total beneficial ownership does not include Class C Warrants that will be issued upon the exercise of the restricted Class B Warrants. The Class C Warrants are not being offered by the Selling Holders pursuant to this Prospectus.

(2)
Greenwood Partners, L.P. is a privately-held company whose controlling person is GMG & Associates, Inc., its general partner, which is controlled by Gregg M. Greenberg. Greenwood Partners, L.P. is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and from time-to-time makes a market in our common stock in the Nasdaq SmallCap Market. As of December 17, 2003, Greenwood Partners, L.P. had a long position of 6,877 shares of our common stock and long positions of 540,000 Class B Warrants and 182,800 Class C Warrants, and no short position. Greenwood did not own any warrants referred to herein as the "undesignated warrants." The Class C warrants are included in a prior registration statement and are incorporated herein under SEC rule 429.

(3)
Mr. Gutman controls both the Gutman Family Foundation and the HRG Trust. Mr. Gutman is a minority limited partner of Greenwood Partners, L.P., but does not in any manner participate in the business of Greenwood Partners, L.P. Mr. Gutman has represented to us that at the time he purchased the shares and the class B warrants from us he had, and at present he continues to have, no agreement or understanding, directly or indirectly, with any person to distribute the securities. Mr. Gutman's ownership of warrants reflects 100,000 Class B Warrants included in this prospectus.

(4)
Wolcott Capital Corp. is a privately-held company whose controlling person is Nicholas Ponzio, President. Wolcott's ownership of warrants includes 57,500 Class B Warrants included in this prospectus.

(5)
Generation Capital Associates is a limited partnership of which Frank E. Hart is the general partner. Generation Capital ownership of warrants reflects 200,000 Class B Warrants included in this prospectus.

(6)
Reback Living Trust Feb 20, 2001 is a living trust whose sole trustee is Abraham Reback. Reback's ownership includes 232,500 undesignated warrants (exercisable at $1.25 through December 31, 2005); the warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus.

(7)
Yorkshire Limited ("Yorkshire") is a privately-held Turks and Caicos Islands corporation. The natural person having voting and dispositive control over such entity is David Sims. Yorkshire's ownership includes 442,500 undesignated warrants (exercisable at $1.25 through December 31, 2005); the warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus.

(8)
Southshore Capital Fund Ltd. ("Southshore") is a privately-held Cayman Islands corporation. The natural person having voting and dispositive power over such entity is C.B. Williams. Southshore's ownership includes 225,000 undesignated warrants (exercisable at $1.25 through December 31, 2005); the warrants are not included for resale under this prospectus; the shares underlying the warrants are included in the prospectus.

        Plan of Distribution.    The Selling Holders have advised us that they may, from time to time, offer and sell the shares of common stock and the Class B Warrants included in this Prospectus. Alternatively, the Selling Holders may exercise the Class B Warrants pursuant to an exemption from registration if one is available at the time, and offer and sell the underlying shares and Class C Warrants under this Prospectus. Holders of common stock warrants may only exercise such warrants pursuant to an exemption from registration if one is available at the time. Once exercised, the shares of common stock underlying the common stock warrants may be sold pursuant to the terms of this Prospectus. The term "Selling Holders" includes pledgees, donees, transferees or other successors in interest selling shares that they acquired after the date of this Prospectus from the Selling Holders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this Prospectus from time to time to describe a specific plan of distribution.

        Each Selling Holder has advised us that he, she or it will act independently in making decisions with respect to the timing, manner, and size of each sale. Each Selling Holder has advised us that they may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Holders have advised us that they may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  an over-the-counter distribution in accordance with the rules of the Nasdaq SmallCap Market; and

  •
  in privately negotiated transactions.

        In connection with distributions of the shares or otherwise, the Selling Holders have advised us that each may:

  •
  enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

  •
  sell the shares short and redeliver the shares to close out such short positions;

  •
  enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares that this Prospectus offers, which they may in turn resell; and

  •
  pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

        In addition, the Selling Holders may sell any shares that qualify for sale pursuant to Rule 144, rather than pursuant to this Prospectus.

        In effecting sales, broker-dealers or agents that the Selling Holders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders, in amounts that the parties may negotiate immediately prior to the sale. However, under the NASD rules and regulations, such broker-dealers may not receive a commission or discount in excess of 8% for the sale of any securities registered hereunder. Neither Park Capital Securities, LLC nor vFinance Investments, Inc. (nor their affiliates) will execute any transactions for the sale of securities offered by the prospectus on behalf of any Selling Holder.

        In offering shares that this Prospectus covers, the Selling Holders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Holders, may qualify as "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits that the Selling Holders realize, and the compensation that they pay to any broker-dealer, may qualify as underwriting discounts and commissions. One of the Selling Holders (Greenwood Partners, L.P.) is a broker-dealer that acquired the securities included in this registration statement for investment purposes, and not for the purpose of causing or facilitating a distribution. However, in the view of the staff of the SEC, a broker-dealer offering securities acquired from an issuer should be considered to be an underwriter, and while the SEC staff's view is not dispositive, Greenwood Partners, L.P. may be liable as an underwriter for securities sold by it pursuant to this registration statement.

        In order to comply with the securities laws of some states, the Selling Holders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Holders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the Selling Holder complies with the exemption.

        We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this Prospectus available to the Selling Holders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

        At the time a Selling Holder makes a particular offer of shares we will, if required, distribute a Prospectus supplement that will set forth:

  •
  the number of shares that the Selling Holder is offering;

  •
  the terms of the offering, including the name of any underwriter, dealer or agent;

  •
  the purchase price paid by any underwriter;

  •
  any discount, commission and other underwriter compensation;

  •
  any discount, commission or concession allowed or reallowed or paid to any dealer; and

  •
  the proposed selling price to the public.

        We have agreed to indemnify the Selling Holders against claims and losses due to material misstatements or omissions made by us (and not by the Selling Holders) in this Prospectus. Each of the Selling Holders has agreed to indemnify us against claims and losses due to material misstatements or omissions made by them.

USE OF PROCEEDS

        We will receive no proceeds from the sale by the Selling Holders of the 1,500,000 shares of common stock or the 1,350,000 restricted Class B Warrants included in this Prospectus.

        We will receive from $0.00 to a maximum of $2,670,165, from the exercise of the 1,780,110 Class B Warrants that are included in this Prospectus.

        If all of the Class B Warrants included in this Prospectus are exercised before December 31, 2005, (of which we can offer no assurance), there will be 1,982,610 Class C Warrants outstanding. We will receive from $0.00 to a maximum of $4,956,525 from the exercise of the Class C Warrants included in this Prospectus.

        We will receive from $0.00 to a maximum of $1,125,000 if all the 900,000 warrants issued in September 2003 are exercised. We expect to use any proceeds received for various corporate purposes, generally as follows depending, however, on our needs for capital at the time the warrants are exercised (if exercised). The following summary sets forth our current priorities which may change in the future.

        We would use approximately 80%-90% of the first $2,000,000 of proceeds for expansion of our SOI operations (including marketing efforts) and financing of our homeland security operations through our 85% owned subsidiary, IUT Detection Technologies, Inc. (with our use of those proceeds being approximately equally divided between those two uses). We would also anticipate using 10% to 20% of the first $2,000,000 of proceeds for general working capital purposes.

        Proceeds in excess of $2,000,000 would be used for research and development efforts (30%), SOI operations (20%), homeland security operations (20%) and working capital (30%).

        Clearly the precise use of proceeds would be modified depending on our corporate needs when the proceeds are received.

BUSINESS

        Because we want to provide you with more meaningful and useful information, this Prospectus contains certain "forward-looking statements" (as such term is defined in section 21E of the Securities Exchange Act of 1934, as amended). These statements reflect our current expectations regarding our possible future results of operations, performance, and achievements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

        Wherever possible, we have tried to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "plan," "intend," and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies, which could cause our actual results, performance, or achievements to differ materially from those expressed in, or implied by, such statements. We have described these risks, uncertainties and contingencies under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition or Plan of Operation." In addition, our working capital shortage resulted in our auditors issuing an opinion on our financial statements indicating a substantial doubt regarding our ability to continue as a going concern.

        We have no obligation to update or revise any such forward-looking statements that may be made to reflect events or circumstances after the date of this report.

General Discussion

        Our Isotope Business.    In order to develop our products, it is usually necessary to increase ("enrich") or decrease ("deplete") the concentration of a particular isotope or isotopes. There are over 280 naturally occurring stable isotopes of 83 different elements. The number of isotopes of any given element varies widely. Stable isotopes of a given element typically do not differ significantly in their chemical behavior. Stable isotopes of an element differ in mass and diameter, as well as several nuclear properties, such as cross-section, spin, and magnetic moment. Differences in these properties can result in substantially different effects, and some of these different effects have the potential for commercial application.

        Isotopes are typically referred to by their atomic mass number, which number is derived from the number of protons and neutrons in the atom's nucleus. For example, oxygen-18 has eight protons and ten neutrons in its nucleus, and silicon-28 has fourteen protons and fourteen neutrons in its nucleus. In ultra chemically pure crystals, grown for electronics or optical applications, isotopic impurities can be the greatest contributor to crystal disorder because of mass and diameter differences. Eliminating these variations by using a single enriched isotope (i.e. an isotopically-pure substance) increases thermal conductivity and optical transparency, and thus improves product performance. Similarly, enriching or depleting isotopes based upon their nuclear cross-sections allows materials to be engineered for applications in the nuclear power industry, for controlled doping of semiconductors in the computer industry, and for use as targets to produce radioisotopes for the life sciences and other industries.

        Stable Isotopes.    Stable isotopes may be thought of as extremely pure materials. Not only are these isotopes chemically pure, but they frequently consist of only one isotope depending on the level of enrichment. This extra degree of purification, accomplished on the sub-atomic level, provides enhanced performance properties as distinguished from normal (i.e., chemical only) purity materials. Depleted isotopes are the result of the elimination (or reduction in level) of an isotope, or isotopes, and can prevent the creation of undesirable byproducts in subsequent processing steps. In some instances the undesirable byproducts are produced during the intended use of the non-depleted isotope material. Stable isotopes have commercial uses in several areas, including, but not limited to:

  •
  power generation;

  •
  medical research, diagnostics, and drug development;

  •
  product tagging and stewardship;

  •
  semiconductors; and

  •
  optical materials.

        We have successfully developed and commercialized several isotope products (notably, even-numbered cadmium isotopes for use with helium-cadmium lasers and depleted zinc oxide for nuclear power plants). We intend to promote the emergence and growth of new stable isotope applications.

        Radioisotopes.    The radioisotopes we acquire and sell are typically used in medical diagnostic and therapy applications. A key property of a radioisotope is its half-life. The half-life is a measure of how fast a radioisotope decays into either a stable isotope or another radioisotope. Since most radioisotopes used in life science applications have short half-lives, they are rarely found in nature. Therefore, they are manmade and must generally be used shortly after production. They are typically produced by irradiating a target material (often an enriched or depleted stable isotope) in a nuclear reactor, cyclotron or linac. These devices generate the appropriate particles required to transmute or convert the target material into the desired radioisotope.

        SOI Wafer Manufacturing.    In January 2002, we commenced our SOI wafer operations under an alliance agreement with Silicon Quest International, Inc. ("SQI") whereby SQI agreed to exclusively manufacture and supply SOI wafers for Isonics. As described in more detail below, we commenced manufacturing SOI wafers in our own facility in November 2002 and terminated our agreement with SQI.

        Homeland Security.    In December 2002, we acquired certain isotope-based trace detection technology to be used to detect explosives and chemical and biological weapons from IUT as described further below.

Company Strategy

        We believe our strength lies in our ability to bring the necessary resources together to identify, evaluate, develop, engineer and successfully commercialize applications for stable and radioactive isotopes, non-isotopic materials, and value-added products manufactured from these materials.

        We believe we have created a product development model that can serve as a basis for our current and future expansion. To capitalize on the commercial opportunities that have been identified for stable isotopes, we have adopted a business strategy designed to maximize the value of our technologies, business development, and management resources, while minimizing capital costs. This strategy involves:

  •
  focusing on development of high value-added products, which products should give us a competitive advantage in large or growing markets;

  •
  leveraging research and development expenditures through collaborations, government programs, and corporate and academic partnerships;

  •
  minimizing early capital needs by obtaining stable and radioactive isotopes through alliances and supply agreements with existing stable and radioactive isotope sources, followed by investment in Isonics-owned isotope production facilities when markets are better established and the optimum production technology has been determined;

  •
  obtaining value-added processing technology through sub-contract manufacturing agreements, joint ventures, and acquisitions of strategically important technologies and companies; and

  •
  developing a time-balanced product pipeline to provide a continual supply of new business opportunities.

        To further our strategy as discussed above, in calendar year 2002 we commenced two new potential businesses—the manufacture and marketing of SOI wafers and the acquisition of detection technology for the commencement of our homeland security operations.

Recent Business Dispositions

        Sale of Chemotrade Leipzig GmbH.    On July 31, 2002, our wholly-owned subsidiary, Chemotrade, sold its 75% interest in CTL to the 25% shareholder for 50,000 Euros (approximately $48,000). In accordance with the sales agreement, the transaction was effective May 1, 2002 with the new 100% shareholder controlling the operations from that point forward. CTL, which primarily resells oxygen-18, was notified that its then current distribution agreement (which expired on December 31, 2002) would not be renewed. The loss of this agreement was significant as it accounted for approximately 80% of CTL's revenue and as a result, CTL's ability to generate revenues after December 31, 2002 was uncertain. As a result of this disposition, Chemotrade is now free to pursue other opportunities (including selling oxygen-18 throughout the European market) that may have been in conflict with the interests of CTL. We recognized revenue and gross margin related to CTL of approximately $1,575,000 and $326,000, respectively for the year ended April 30, 2002. We fully replaced the lost revenue during fiscal year 2003 with additional product sales to new and existing customers both domestically and in Europe. We fully anticipate that we will continue this trend during the remainder of fiscal year 2004, but we can offer no assurances that this will come to fruition.

        Sale of Depleted Zinc Business.    On December 1, 1999, we sold our depleted zinc business to Eagle-Picher Technologies, LLC ("Eagle-Picher") for $8.2 million, of which $6.7 million was paid on December 1, 1999. Disputes between Isonics and Eagle-Picher arose which were resolved in a settlement agreement on July 24, 2002. See "Legal Proceedings."

Products

        Our revenues have historically derived from sales from a broad range of sources. The mix of our revenues has changed significantly during the past three years.

        In fiscal year 2000, our revenues were generated from depleted zinc sales, oxygen-18 and other stable isotopes sales, radioisotopes sales, and from contract research and development activities. We sold our depleted zinc business in December 1999 and did not recognize any revenues from depleted zinc sales after that time.

        During fiscal year 2001, our revenues were solely generated from sales of stable and radioactive isotopes because of the prior sale of the depleted zinc operations and the cessation of our contract research and development activities.

        During fiscal years 2002 and 2003 and subsequently, our revenues were generated from sales of stable and radioactive isotopes and, commencing January 2002, from sales of SOI wafers. Our sales mix has remained approximately the same through December 17, 2003.

        As evidenced by the commencement of our own manufacturing operations for SOI wafers and our recent acquisition of the detection technology from IUT, we are attempting to develop new product lines, which we expect to add to our revenue stream. While we are attempting to ramp up sales of our SOI wafer product line, we do not expect to generate any significant revenues during the remainder of fiscal year 2004 relating to the trace detection technology we acquired from IUT. The following is a more specific discussion of our current products.

We Supply Isotopes for Life Sciences Applications.

        For the past several years, we have supplied stable isotopes in elemental and simple compound forms for use in life science applications. In 1998, we expanded our product offerings to include radioisotopes. We will continue selling our current stable and radioactive isotope products/services, develop new ones along similar lines and expand our offerings through vertical integration. From time to time we evaluate building additional isotope separation facilities in the United States or Western Europe. We currently do not have the capital to do so, but it is an important aspect of our strategic plan because we expect that it will reduce our reliance on foreign manufacturers and enhance our bottom line. In addition, we intend to expand our value-added manufacturing capabilities.

        Our existing and emerging life sciences products include isotopes used for a large number of purposes and can be categorized as follows:

  •
  isotopes used in biomedical research, particularly drug development;

  •
  isotopes used in medical imaging and therapy; and

  •
  isotopes used in medical diagnostic and analytic equipment.

        Although there is currently little FDA oversight affecting our supply of the raw material isotopes to our customers for their use in life science applications, FDA regulation may increase in the next few years. It is not immediately apparent what implications any additional regulation may have for us. The following paragraphs provide a brief summary of our existing and emerging life sciences products:

        Biomedical Research.    Stable and radioactive isotopes are used by researchers to investigate living systems, determine the chemical structure of important biological compounds, design new drugs and measure extremely low levels of environmental toxins. Known quantities of isotopes including carbon, nitrogen, hydrogen, oxygen, and other elements, are combined into thousands of different chemical compounds. These isotopes are then introduced into biological systems and tracked/measured using a variety of analytic tools. Our products are typically simple labeled-compounds that are used by our customers to synthesize more complex and higher-value compounds. Examples of existing and emerging applications for these products include:

          Drug Discovery by Screening.    Drugs have historically been designed using a screening process in which prior experience was employed to determine what chemicals might work to treat a condition, and then tests on subjects were performed. Traditionally, numerous aspects of the many phases of drug development have been carried out using radioisotope-labeled versions of promising compounds. The process starts with a very large number of candidate compounds, which are "screened" for their affect on a particular biochemical system. Promising compounds are then subjected to the follow-on phases of drug development and testing. We supply basic or "precursor" compounds labeled with radioisotopes, such as carbon-14 and phosphorous-33, to manufacturers who incorporate them into more complex radioisotope labeled compounds. These compounds are in turn employed in the pharmaceutical development processes mentioned above. The carbon-14 precursors are produced under contract by IUT, a company in which we hold a minority interest.

          Rational Drug Design.    In contrast with the "hit-or-miss" approach of screening-based drug discovery, today specialized instrumentation is routinely available to determine the chemical structure of large molecules, including the human proteins and enzymes that a drug is intended to affect. This approach is known as rational drug design. We believe that this new instrumentation, combined with sophisticated stable isotope-labeled compounds, will prove beneficial in determining the chemical structure of human proteins and enzymes. We believe rational drug design will require an increasing supply of stable isotopes. We market primarily simple compounds labeled with deuterium, carbon-13 and nitrogen-15 to our customers for this application.

        Medical Imaging and Therapy.    Radioisotopes have been used for years in the diagnosis and treatment of many medical conditions. The trend in these two areas has been towards increasingly more specific labeled compounds that, after labeling with the radioisotope and introduction into the patient, quickly concentrate at the disease site(s). In theory, the appropriate choices of chemical and radioisotope labels facilitate disease detection and stage determination, which improves therapy selection, administration and monitoring. The medical community is developing and testing several classes of chemical compounds ranging from monoclonal antibodies to peptides for use in the detection, and, eventually, the treatment of many diseases. The FDA has approved some of these for use.

        We currently supply stable isotopes of oxygen, thallium, zinc, cadmium, xenon, strontium, and many others that are routinely used in a variety of medical imaging and therapy applications. These are used in their enriched stable form, such as Xenon-129, or converted to a specific radioactive isotope in a cyclotron or nuclear reactor. We believe that the increased supply of new isotopes combined with the ongoing development of highly specific biochemical therapies represents a major growth opportunity in this market segment.

        The first two applications below represent a significant portion of our revenues this year and we believe they will continue to do so for several years to come. For the first application, we supply a stable isotope, which is converted by the customer to a radioactive isotope and used to detect cancer and other metabolic disorders. For the second, we supply the radioisotopes as radiochemicals for incorporation by the customer into cancer-fighting therapeutic devices. A third application, Diagnostic Breath Testing, is also included. This is an example of a stable isotope that remains stable and is incorporated into compounds, which are then used to detect the presence or absence of disease, dose drugs and monitor therapy.

          Positron Emission Tomography ("PET").    Although this powerful nuclear medicine imaging technology has been available for over 25 years, its complexity and cost until recently had relegated PET to a research role. Technology and infrastructure improvements have reduced the cost and complexity of performing PET studies. PET's unique ability to diagnose multiple metabolic abnormalities, particularly cancer, has resulted in recent approvals by the FDA and favorable reimbursement levels by Medicare, Medicaid, and third party insurers. Similar approvals are now common in Europe and parts of Asia though reimbursement levels vary. We believe PET studies are growing at rates of approximately 20 to 50% annually worldwide.

          Oxygen-18 is a rare stable isotope of oxygen. Oxygen-18 is used to produce fluorine-18, a radioisotope which is the source of the positrons tracked by the PET imaging equipment. Although we do not produce oxygen-18 ourselves, we purchase and resell oxygen-18 to end users worldwide. In fiscal 1999, we introduced a novel program to recycle "used" oxygen-18; we believe that this program which allows our customers to benefit from the disposal of depleted oxygen-18 provides an economic advantage to our customers and provides a competitive advantage for us over our competitors.

          Brachytherapy.    Cancer therapy continues to evolve to target specific types of cancer more effectively. Today, external beam radiotherapy and chemotherapy are the predominant technologies used in cancer treatment. However, another technology, brachytherapy, is emerging in the treatment of specific cancers such as prostate cancer.

          In brachytherapy, small sealed radioactive seeds are inserted directly into the tumor using a variety of minimally invasive surgical methods. The radioisotope, which is placed inside the seed, is selected and manufactured to ensure that only the cancerous tissue immediately adjacent to the implanted seed is irradiated. This minimizes the irradiation of nearby healthy tissue, a common adverse side effect that occurs with external beam radiotherapy. There are three primary criteria that govern the selection of the radioisotope to be implanted in the patient:

    •
    half-life,

    •
    type of radiation emitted, and

    •
    strength of the radiation emitted.

          Several companies (Nycomed-Amersham, Theragenics, North American Scientific, and others) already offer, or have plans to offer, brachytherapy products for the treatment of prostate cancer. Studies continue in the applicability of this technique for other tumor types, including some breast and eye cancers. We currently supply several companies with radioisotopes (or stable isotope targets to be made into radioisotopes) for this application. We believe this market represents one of the largest growth opportunities for radioisotopes. It also represents a significant opportunity to provide value-added products/services in the form of manufactured subcomponents such as the seeds.

          Diagnostic Breath Tests (DBTs).    DBTs are a new class of non-invasive, diagnostic procedures gaining worldwide acceptance. DBTs use stable isotope labeled compounds to detect a wide range of human abnormalities, particularly digestive disorders such as ulcers. The FDA has approved one test and similar approvals exist in Europe. Demand for DBTs has increased as health care insurance providers have determined to include reimbursement in many health insurance plans. That demand, in turn, is expected to accelerate as regulatory approval is awarded in other countries. Many other tests based on the same principles as DBTs are in various stages of development worldwide. We have supplied small amounts of stable isotope raw material to companies developing DBT chemicals. While these sales are not currently a large source of revenues, we continue our sales and marketing efforts in order to monitor the development and direction of this potentially very large market.

        Calibration Standards.    There are many medical devices that measure levels of radiation in patients. These devices need to be calibrated using standards of known radiation strength and type in order to ensure their accuracy. These standards derive from radioisotopes such as cobalt-57 and gadolinium-153. We supply many of the stable isotope target materials, as well as radioisotopes, to many of the manufacturers of the equipment needing calibration.

        Medical equipment calibration is one of the largest markets for radioactive source standards. These medical devices are found in the nuclear medicine departments at thousands of hospitals around the world. The continued growth in the numbers and complexity of nuclear medicine imaging equipment, especially PET, ensure growth in the demand for these radioisotopes.

We have commenced our Silicon-on-Insulator Wafer Manufacturing and Marketing Operations

        SEI License Agreement.    On September 14, 2001 we licensed technology owned by SEI which allowed us to enter the business of manufacturing SOI wafers and other silicon wafers. We issued 500,000 shares of our newly-created Series B Preferred Stock to SEI which automatically converted into 500,000 shares of our Common Stock following our November 13, 2001 shareholders' meeting. The license is exclusive, perpetual, and does not bear any royalty obligation.

        The technology we licensed from SEI allows us to manufacture SOI wafers for integrated circuit component (IC's or "Chips") and micro mechanical system (MEMS) manufacturers. We licensed SEI's core intellectual property (IP) technology for precision wafer polishing, cleaning, and bonding silicon wafers to produce thick-film SOI wafers in the 100 mm, 150 mm, 200 mm, and 300mm form factors.

        SEI filed for Chapter 7 bankruptcy on November 21, 2001. As part of the Bankruptcy Trustee's duties in the case, the Trustee reviewed our entire financial and business relationship with SEI. Ultimately we entered into a series of agreements with the Trustee in which, among other things, the Trustee:

  (i)
  acknowledged our prior acquisition of virtually all of SEI's intellectual property,

  (ii)
  conveyed all of SEI's residual intellectual property rights to us,

  (iii)
  acknowledged our secured creditor status for all amounts we had loaned SEI before the bankruptcy, including all accrued interest and attorneys' fees we incurred during the bankruptcy case, and

  (iv)
  approved our acquiring selected additional items of SEI's equipment from the bankruptcy estate by crediting the value of the equipment against our secured claim.

        The Bankruptcy Court approved all of these agreements and we completed these transactions in April 2003.

        SOI Wafer Manufacturing.    In an effort to commence our SOI business operations, on December 19, 2001 we entered into an alliance agreement with SQI whereby SQI agreed to exclusively manufacture and supply SOI wafers for us and to provide certain sales and marketing services to us as requested. As a result of the establishment of our own thick-film SOI manufacturing facilities, the alliance agreement with SQI was terminated effective November 22, 2002.

        We shipped our first SOI wafers to one of our customers in late January 2002 and have continued to ship SOI wafers to our customers since that time. Our agreement with SQI permitted us to commence the manufacturing and marketing of SOI wafers using the technology we licensed from SEI, without incurring the significant cash investment we originally contemplated. During the years ended April 30, 2003 and 2002, we recognized revenue of $197,000 and $15,000, respectively, related to the sale of SOI wafers. We anticipate increasing our revenues from the sale of SOI wafers during the remainder of fiscal year 2004, however we can offer no assurance that this will come to fruition.

        In September 2002, we entered into several lease agreements related to building space, equipment and services in order to establish our own stand-alone wafer manufacturing facilities ("Fab-1") in Vancouver, Washington. In addition to leasing the building space, we have acquired the equipment necessary to establish our operations through bankruptcy sales (of which the majority of the cost was offset against our receivable from SEI), draws against our equipment financing agreement with Fidelity Capital and cash acquisitions. We are currently producing SOI wafers at Fab-1 and with the proper increase in headcount, we believe that we have the capacity to produce a significant amount of SOI wafers per month.

        We are currently increasing our sales activities but the ramp-up in sales is anticipated to be a slow process as we still need to complete the certification process with most new potential customers and many potential customers are proceeding cautiously with SOI wafers until the United States economy recovers. As a result, although we plan to gradually increase our revenues from the sale of SOI wafers, we may not be able to generate significant revenue from the sale of SOI wafers until the last quarter of fiscal year 2004, if at all.

        SOI Business Operations.    Based on our market research, it appears to us that the use of SOI wafers is growing rapidly in three major markets:

  •
  integrated circuits,

  •
  MEMS manufacturing, and

  •
  Micro-Optical Electrical Mechanical Devices ("MOEMS") for fiber-optic network devices.

        Chip designers are relentlessly driven by the marketplace to seek innovative ways to improve device performance in three key areas:

  •
  speed,

  •
  power consumption, and

  •
  size.

        Based on our review, it appears that the SOI technology enables circuit designers to improve device speed approximately 30%; and as the oxide provides a superior source of insulation, leakage current is reduced, providing an energy savings of better than 30%, as well as enabling circuits to be spaced on a finer pitch. SOI technology also provides a degree of radiation hardening to integrated circuits, thus improving circuit reliability and resistance to soft errors induced by background radiation sources. In MEMS and MOEMS fabrication the use of SOI technology wafers significantly simplifies the manufacturing process.

        In fiscal year 2003, we entered into a service agreement with a major semiconductor manufacturer to provide wafer grinding, polishing, and bonding services to support development of advanced silicon wafer technologies. Our proprietary wafer technology is the enabling technology that allows the development program to proceed, and, if any products are developed using these advanced wafers, our technology would be licensed to support such production.

        In May 2002, Isonics announced that it had delivered silicon-28 thin-film SOI wafers to a leading semiconductor manufacturer for evaluation. Isonics has not received the results of that evaluation process which is still underway. Because many of the potential customers for silicon-28 are evaluating thin-film SOI wafers for future products, we expect to continue to evaluate manufacturing technology for these wafers and work with other manufacturers in this field to deliver evaluation wafers incorporating silicon-28.

        In May 2003, we announced that we had developed our own thin-film SOI wafer technology and had accepted our first commercial order for thin-film wafers (which as of December 17, 2003 has not yet been completed). We expect to expand this activity during the remainder of fiscal year 2004 and become one of the few suppliers that offers both thin and thick film SOI wafers but we can offer no assurance that this will come to fruition.

Isotopically-Pure Semiconductor Materials.

        The majority of semiconductor devices built today use natural silicon as the starting material. Silicon has many desirable characteristics as compared to other semiconductor materials, and the semiconductor industry has invested billions of dollars to improve and optimize their manufacturing technologies for silicon-based devices. Devices fabricated on single crystal silicon have performance characteristics that are governed by the electrical and physical characteristics of silicon including:

  •
  carrier mobilities,

  •
  effective mass of the carriers,

  •
  energy band-gap,

  •
  electrical conductivity, and

  •
  thermal conductivity.

        Carrier mobilities, for example, govern signal transit times and thus place a limit on device speed. Thermal conductivity governs power dissipation, which, in turn, places an upper limit on the packing densities achievable for devices on a chip, or on the amount of power that can safely be generated in the circuit without significantly degrading circuit performance.

        The semiconductor industry trend of adding more transistors to a single chip to increase performance, and shrinking the size of transistors to both increase performance and decrease costs, has resulted in increased power requirements and significantly higher operating temperatures. Nowhere is this trend more evident than in microprocessors. Historically, the 80286, 80386, and 80486 generations of microprocessors typically did not need external heat sinks to remove heat and function properly. High operating temperatures and thermal management were not issues outside of mainframe or workstation computers.

        Beginning with the Pentium®, Sparc®, and Alpha® microprocessors, heat sinks and fans became necessary to control the higher operating temperatures. According to the Semiconductor Industry Association's National Technology Roadmap for Semiconductors, when the microprocessor's power requirements exceed approximately 110 watts, heat sinks and fans will no longer be adequate and active cooling (refrigeration) will be required. Most of the major computer companies have already demonstrated cryogenically cooled computers that operate up to one-third faster than their conventionally cooled counterparts. These cryogenic cooling devices can cost upwards of $400 per microprocessor.

        A significant body of research, generated over the last twenty years, supports the thesis that isotopically-pure semiconductor materials have superior thermal conductivity properties compared to natural, multi-isotopic materials. We believe this solution (i.e., using isotopically-pure semiconductor materials to manage operating temperatures) is compatible with virtually every other heat management solution currently implemented or envisioned to date. Critically, it does not require changing a single device design or manufacturing process because isotopically-pure semiconductor materials are essentially chemically and physically identical to naturally-occurring semiconductor materials. For example, silicon has three naturally occurring stable isotopes:

  •
  silicon-28 (92% natural abundance),

  •
  silicon-29 (5% natural abundance), and

  •
  silicon-30 (3% natural abundance).

        By purifying silicon to 99.9% silicon-28, the thermal conductivity is improved 60% at room temperature and over 600% at -423 degrees Fahrenheit.

        In 1997, we began a program to introduce 99.9% isotopically-pure silicon-28 as a superior substitute to natural silicon for the manufacture of semiconductor devices. See "Research and Development." Our first efforts toward developing isotopically-pure semiconductors involved securing the intellectual property rights to commercialize silicon-28 and similar materials. These efforts culminated in our acquiring exclusive rights to two Yale University patents. See "Patents and Proprietary Rights."

        We then began acquiring sufficient quantities of pure silicon-28 to make epitaxial wafers. These wafers have been sold or given to numerous manufacturers and academic institutions to perform additional tests to validate previous findings and to confirm the ability of pure silicon-28 to substitute for natural silicon in their manufacturing processes. These tests support our belief that pure silicon-28 is not only a viable substitute material for natural silicon, but that the anticipated thermal conductivity property improvements are significant.

        To expand this testing, in July 2002 Isonics qualified Globitech Incorporated to produce silicon-28 epitaxial wafers using silicon-28 trichlorosilane and we implemented a working agreement with them to produce silicon-28 epitaxial wafers for our customers. Globitech is an epitaxial wafer manufacturer located in Sherman, Texas. In addition to producing wafers for Isonics, we have agreed to work with Globitech to supply silicon-28 wafers to Globitech's customers, if demand develops.

        In August 2001, we entered into a marketing agreement with a major wafer manufacturer. We have since supplied silicon-28 trichlorosilane (which was produced in the United States) to this wafer producer for the manufacture of silicon-28 epitaxial wafers. These wafers are being supplied to interested customers worldwide for evaluation in a number of semiconductor devices. This agreement is critical in assuring that silicon-28 epitaxial wafers will be available to meet the increasingly stringent quality demands of the semiconductor industry. Any proceeds generated under this agreement will be shared equally with the wafer manufacturer.

        The next step in our development program is to make bulk wafers of pure silicon-28. The manufacture of bulk wafers requires substantially more material than we could economically acquire from our existing suppliers. We sought a domestic, economical supply of silicon-28 in a contract with Eagle-Picher, which believed that its silicon isotope separation technology could supply the necessary silicon-28 to us. Eagle-Picher was not able to supply silicon-28, and disputes arose which were resolved in a settlement agreement on July 24, 2002. See "Legal Proceedings."

        We have identified other potential sources for supplying silicon-28, but those sources are not domestic. We have received silicon-28 samples from The Institute of Stable Isotopes ("ISI"), located in Tiblisi, Republic of Georgia. Our analysis indicates that the quality of the silicon-28 appears to meet our requirements, and we are attempting to obtain larger quantities for further testing. We are optimistic about the prospects for using silicon-28 or the related enrichment technology from this supplier to meet our needs.

        We received only nominal proceeds ($65,000) from the sale of silicon-28 based products (mainly to universities and research groups) in fiscal 2003 but we did receive an order for $200,000 for the sale of silicon-28 as a bulk isotope in the fourth quarter of fiscal year 2003. The sale of this isotope was completed in May of 2003 and was shipped to a second major wafer manufacturer to support silicon-28 epitaxial wafer production of test wafers. While we cannot forecast future orders of silicon-28 products, we are hopeful that this business will continue to grow as additional potential customers start evaluating silicon-28.

We Are Developing Products to Detect Explosives, Chemical Weapons, Illegal Drugs, and Other Chemical Compounds.

        In December 2002, we acquired certain isotope-based trace detection technology to be used to detect explosives and chemical and biological weapons from IUT, an entity in which we hold a 6 percent ownership interest. We issued to IUT 250,000 shares of our restricted common stock as consideration for the technology (which we valued at $273,000). In addition, we granted IUT a 15 percent ownership interest in a newly created subsidiary, IUTDT that will own and commercialize the trace detection technology. Our ownership percentage may be reduced to the extent we raise additional equity capital through this subsidiary or acquire additional technologies. We also paid $50,000 for an option that would have allowed us, upon exercise to acquire an additional 29.1% interest in IUT from an unaffiliated party for a total purchase price of $450,000. The option expired, unexercised, on February 28, 2003.

        The technology that we acquired from IUT consists of devices and technologies based on neutron detection and gamma spectroscopy. A number of these technologies and potential products have been under development at IUT for approximately five years, and some are available in prototype form. We are currently working on the development of a product named Neutroscan. To expand its applications, we plan to configure this technology into a form for screening packages or hand carried luggage at airports, office building, and other high security locations. The further development of this product is contingent upon our ability to secure additional financing.

        IUTDT will continue to focus on products utilizing nuclear detection technologies and leveraging its experience gained at IUT in establishing relationships with governmental entities, obtaining funding for research and development activities, increasing its portfolio of technology patents and commercializing promising products. IUTDT will work closely with IUT in completing necessary research and development activities along with providing immediate manufacturing needs. If and when IUTDT is able to raise sufficient capital, it may establish sales operations in the United States and will explore all available manufacturing options, as well as potential partnership agreements to meet its possible demand for its products.

Distribution Method

        We operate life sciences sales offices in Columbia, Maryland, and Düsseldorf, Germany. We currently market our SOI wafers through our sales office in Vancouver, Washington. We also identify customers through industry sales journals, website identification and trade shows. In addition, many customers come to us by referral from existing customers. There are a limited number of suppliers in the isotope industry and, therefore, most customers are aware of the products and services we offer. Customers directly place the orders and we either ship directly to the customer through our sales offices or the product is shipped directly from the supplier. We use commercial courier services such as Federal Express and DHL to ship all products. Before we terminated our agreement with SQI for the manufacture of SOI wafers, SQI was responsible for packaging and shipping wafers to our customers. We are now packaging and shipping from our own manufacturing facilities using commercial courier services.

Significant Customers

        As of October 31, 2003, three customers accounted for approximately 56% of total net accounts receivable. Three customers accounted for approximately 46% of total net accounts receivable at April 30, 2003. One customer (Eastern Isotopes) accounted for approximately 33% of revenues for the six months ended October 31, 2003. Two customers (Eastern Isotopes and Perkin Elmer Life Sciences) accounted for approximately 29% and 17%, respectively, of revenues for the year ended April 30, 2003. Three customers (Perkin Elmer Life Sciences, IBT SA and Idaho Isotopes) accounted for approximately 36%, 25% and 21%, respectively, of the German operation's revenues for the six months ended October 31, 2003. Four customers (Perkin Elmer Life Sciences, IBT SA, Revis LTD and Idaho Isotopes) accounted for approximately 43%, 15%, 13% and 12%, respectively of the German operation's revenues for the year ended April 30, 2003. Two customers accounted for approximately 78% of the German operation's accounts receivable at October 31, 2003. Two customers accounted for approximately 52% of the German segment's accounts receivable at April 30, 2003.

        As of April 30, 2002, three customers accounted for approximately 37% of total net accounts receivable. Two customers (Perkin Elmer Life Sciences and Eastern Isotopes) accounted for approximately 22% and 20%, respectively, of revenues for the year ended April 30, 2002. Two customers (Perkin Elmer Life Sciences and Revis LTD) accounted for approximately 36% and 11%, respectively, of the German operation's revenues for the year ended April 30, 2002. Two customers accounted for approximately 37% of the German segment's accounts receivable at April 30, 2002.

        Significant reductions in sales to any of our large customers have had, and may in the future have, a material adverse effect on us by reducing our revenues and our gross margins. Present or future customers could terminate their purchasing patterns with us or significantly change, reduce, or delay the amount of isotope or other products ordered from us.

Research and Development

        Consistent with our product development strategy, we are seeking to identify and evaluate new stable and radioactive isotope products and potential markets for economic and technical feasibility. We will, in addition, continue funding research and development to improve technologies for isotope separation, materials processing technologies and SOI technologies. During fiscal year 2003 and fiscal year 2002, research and development expenses were $303,000 and $423,000, respectively.

        During the remainder of fiscal year 2004, we expect to continue to focus our research and development efforts on the production of high chemical-purity silicon-28 silane gas, silicon-28 trichlorosilane and silicon-28 epitaxial wafers. In addition, we are focused on refining our processes associated with the production of SOI Wafers at our plant in Vancouver, Washington. These research and development efforts continue the research and development we performed in fiscal years 2003 and 2002. In addition, if we are able to raise additional funding, we may commence significant research and development activities at IUTDT for the development of commercially-marketable products using the technology we acquired from IUT in December 2002. It is possible that a significant portion of these R&D activities would be outsourced and completed by IUT. These development activities will not be funded from our current working capital.

Silicon-28.

        In fiscal year 2003 we entered into one additional silicon-28 evaluation program with a major semiconductor device manufacturer and supplied silicon-28 epitaxial wafers to them. We have also supplied silicon-28 epitaxial wafers to a number of research organizations. In addition, we sold two kilograms of silicon-28 as silane gas to Silex Systems, who in turn provided the silicon-28 to SUMCO, a Japanese wafer manufacturer. SUMCO is in the process of making silicon-28 epitaxial wafers for testing by several Japanese semiconductor manufacturers.

        In fiscal year 2002, we entered into silicon-28 evaluation programs with two additional semiconductor manufacturers, one of which manufactures semiconductor power devices, and supplied silicon-28 epitaxial wafers to these manufacturers.

        In May 2001, we entered into a silicon-28 Joint Development program with Advanced Micro Devices ("AMD"), a major microprocessor manufacturer, whereby we supplied AMD with silicon-28 wafers. In fiscal year 2002, we delivered a second lot of silicon-28 epitaxial wafers to AMD and in fiscal year 2003 a third lot was delivered. AMD is using our products to make and rigorously test state-of-the-art microprocessors to accurately quantify the benefits of high thermal conductivity silicon-28 in this application. We expect to use the results of the testing program to find the proper balance between performance and cost. As of December 17, 2003, this testing is still ongoing and the results we have received are generally positive. In addition to AMD, another major microprocessor manufacturer started evaluating silicon-28 epitaxial wafers that were delivered in September 2000. No results have been received from this program and it is believed that the program has been halted due to personnel and cost reductions.

        In fiscal year 2001, we delivered a second lot of epitaxial wafers to Cypress Semiconductor ("Cypress"), and we also sold a small quantity of silicon-28 epitaxial wafers to two Japanese semiconductor manufacturers for their evaluation. Cypress completed one study of static random access memory using 0.25 micron technology (250 nanometers) without finding a significant advantage using silicon-28 and is planning to continue its evaluation process using 90 nanometer technology during the remainder of fiscal year 2004.

        In fiscal year 2001, we entered into two research programs at universities;

  •
  The University of Texas (Austin) evaluated the use of silicon-28 epitaxial wafers as substrates for SiGe:C based transistors, and

  •
  The University of California (Santa Cruz) used silicon-28 epitaxial wafers to build novel thermoelectric coolers

        These research programs are proceeding slowly and we have not received results from them as yet.

        In fiscal year 2000, we funded two university research programs and participated in two others.

  •
  The Southern Methodist University Program measured the thermal conductivity of silicon-28 thin films with various electrical dopants, and modeled the effect of epitaxial layer thickness on the temperature of silicon and gallium arsenide transistors. This program is essentially completed and the results have been published by SMU. The results confirm earlier conclusions that silicon 28 exhibits a 55% improvement in room temperature thermal conductivity over natural silicon.

  •
  The North Carolina State University Program modeled and built power semiconductor devices and determined the effect of silicon-28 epitaxial layers on the device's temperature distribution. This program has been completed, and the unpublished results indicate that significantly smaller leakage currents were found in diodes built on silicon-28 wafers, as compared to natural silicon wafers, indicating that lower temperatures were achieved due to the thin silicon-28 epitaxial layers.

  •
  Innovations for High Performance Microelectronics (IHP), a German research organization, is evaluating silicon-28 epitaxial wafers in their SiGe:C technology being developed for wireless telecommunications applications. This program is still underway, although the principal scientist has left IHP to take a position at another institution.

  •
  DIMES, a research organization associated with Delft University in the Netherlands is evaluating silicon-28 SOI wafers to determine if improved cooling can be accomplished. This program is still underway.

        Additionally, in fiscal year 2000, we entered into a Cooperative Research & Development Agreement with Lawrence Berkeley Laboratory in Berkeley, California ("LBNL"), to study the properties of various silicon isotopes. This agreement is part of a U.S. Department of Energy program to apply Russian nuclear weapons technology to commercial applications. Delays within the Department of Energy pushed the start of this program to our fiscal year 2002. The first delivery of silicon isotopes occurred in December 2001. The second delivery occurred in April 2003. As a result of this program Isonics has at its disposal approximately 20 kilograms of silicon-28 isotope to further its research programs.

        We have provided silicon-28 silane gas to LBNL as part of the Cooperative Research and Development Agreement, and LBNL has manufactured small amounts of silicon-28, silicon-29 and silicon-30 polysilicon which was used to grow small diameter single crystals. These crystals are being used to study the basic physics properties such as thermal conductivity, carrier mobility, and spin coherence lifetimes.

        During fiscal year 2000, we also supplied silicon-28 silane gas to ATMI, Inc. in Danbury, Connecticut, and participated in their Office of Naval Research funded program to investigate isotopically-pure silicon carbide. Initial data from this program have shown an improvement in the thermal conductivity of isotopically pure silicon carbide epitaxial layers. This is the first data that we are aware of that has shown improvement in an isotopically modified compound semiconductor. This program has been completed and a final report is being written.

        During fiscal year 1999, we signed a joint research and development agreement with Silex Systems, Ltd. The agreement called for Silex to partially fund some of our development activities and for Silex to assess the feasibility of building a silicon isotope separation plant using Silex's patented laser isotope separation process. This agreement reflects our effort to ensure a large supply of silicon isotopes at a reasonable cost to support the large-scale manufacture of isotopically-pure silicon wafers. According to Silex, in 2001 they started a stable isotope separation program that includes silicon.

        The adoption of silicon-28 by semiconductor manufacturers will depend on the outcome of the evaluations underway. Even though silicon-28 is a one-for-one substitution for normal silicon, semiconductor companies are very conservative about changing anything in their manufacturing processes, for fear that their yields will suffer. Typically the testing sequence at these companies is:

  1)
  A detailed analysis of the silicon-28 wafers to make sure that they are equivalent to standard wafers and that their is no risk of contamination to the semiconductor fabrication facility or other wafers in process,

  2)
  Manufacture and testing of test transistors to ensure that the electrical parameters are unchanged,

  3)
  Gate oxide integrity testing as a function of oxide thickness to determine any changes from standard wafers,

  4)
  Manufacture and testing of a device using a well documented (generally older) technology to determine any yield or performance improvements,

  5)
  Manufacture and testing of a device using state-of-the-art technology to determine any yield or performance improvements. Depending on the specific company, this could be technology already in production or technology scheduled for future production,

  6)
  Repeat step 5 with a sufficient quantity of wafers from a qualified wafer supplier to generate a statistically valid conclusion, and finally

  7)
  Production planning for the introduction of a new product based on silicon-28.

        The testing sequence is a time consuming process. While several companies are well into the evaluation process, we did not receive significant proceeds in our 2003 fiscal year, and we are not aware of plans for the introduction of products based on silicon-28 wafers. Therefore we do not anticipate significant proceeds from silicon-28 product sales during the remainder of fiscal year 2004, although if any of the evaluation programs underway yield positive results, we could respond to customer demand in a relative short time frame.

Other Semiconductor Isotopes.

        In October 2001, we announced an agreement with Cermet, Inc., to research the properties of isotopically-pure zinc oxide. Zinc oxide single crystal wafers are possible substrates for gallium nitride thin film devices and could benefit from higher thermal conductivity. We supplied isotopically-pure zinc oxide which Cermet used to produce single crystal wafers using their proprietary process. The chemical purity of the initial material we provided was not equal to Cermet's standard zinc oxide, and higher purity material will have to be made in order to determine the effectiveness of isotopic enrichment. This research and development program has been put on hold to concentrate on our silicon wafer product line.

        We have an oral agreement with Voltaix, Inc. of North Branch, New Jersey to act as a distributor of our products for the ion implantation industry. The first product sold in accordance with the Voltaix agreement is silicon tetrafluoride enriched in the silicon-29 isotope. This isotopically enriched material allows higher beam currents and higher productivity than the natural silicon tetrafluoride currently used in the gallium arsenide industry today. Due to the high price for this product from our current suppliers, there has not been much demand from industry.

        In October 2000, we announced a Joint Development Agreement with Epichem Inc., to commercialize isotopically pure gallium for the semiconductor and opto-electronic industries. Research to date has focused on the use of trimethylgallium (TMG) as a feedstock for centrifugal separation of gallium. Trimethylgallium has been found to be extremely corrosive to the normal materials of centrifuge construction, and the project has been expanded to consider exotic materials as well as other chemical forms of gallium that may be more suitable. We are looking for additional funding to pursue this program and intend to submit a proposal under the IPP Program.

Patents and Proprietary Rights

        We rely primarily on a combination of patents and patent applications, trade secrets, confidentiality procedures and contractual provisions to protect our technology. Despite our efforts to protect our rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights in information, materials and intellectual property that we regard as proprietary to as great an extent as do the laws of the United States. There can be no assurance that our means of protecting our rights in proprietary information, materials and technology will be adequate or that our competitors will not independently develop similar information, technology, or intellectual property. See "Risk Factors."

        We currently have one United States patent in our own name, and we have been notified by the patent office that one additional patent has been allowed and will be issued shortly. We have filed several other patent applications and we have rights to several isotopically engineered innovations regarding electronic and optical materials, which we believe may be patentable. Ongoing work in the area of isotope separation by chemical means (which is currently being performed by outside entities) may also lead to patentable inventions.

        In April 1999, we announced that we had entered into an exclusive licensing agreement with Yale University that entitles us to exclusive intellectual property rights to patents covering semiconductor devices derived from isotopically engineered materials. The license requires payment by us of a royalty based on a percentage of our, or our sublicensees', net sales of products derived from technology covered by the Yale patents (#5,144,409, dated September 1, 1992, and #5,442,191, dated August 15, 1995). Each of these patents expire seventeen years after issuance.

Competition

        Many of our potential competitors are larger and have significantly greater financial, technical, marketing and other resources than us. Some of our competitors may form partnerships or alliances with large pharmaceutical or electronics companies, with the resulting entity possessing greater market strength than we have. We face competition relative to many of our products, including:

Isotopes for Life Sciences

        We do not produce stable or radioactive isotopes for use in the life sciences applications mentioned here. Instead, we distribute products made for us by a variety of producers in Russia, other countries of the former Soviet Union, Europe and North America. In many cases, we have long-term, exclusive supply relationships in place with producers. In others, we have the advantage of relationships that have developed over upwards of 25 years.

        Competitors for stable isotopes fall into two categories—other producers and other distributors. Our primary competition from other producers comes from the other manufacturers of oxygen-18—Rotem, Isotec (Sigma Aldrich), CIL and Marshall Industries. To counter this, we have an exclusive five-year supply agreement in place with our producer (which expires July 2006). Our product is very high in quality and arguably the best in the world. We offer a very competitive and effective recycle program. As for competition with other distributors, our primary competition comes from Trace

Sciences, a privately-held company in Canada with long-standing supply relationships with several stable isotope producers.

        Competitors for radioactive isotopes fall into three categories—bulk radiochemical producers, value-added labeled compound producers and other distributors. Our primary competition for bulk production comes from MDS Nordion in Canada. Most other bulk producers are government-owned or university-operated. They typically sell through distributors like Isonics. We have either an exclusive supply agreement or long-standing supply relationships with many of these organizations. In the segment of value-added producers, we have a narrow product line with an exclusive, three-way supply agreement between Chemotrade, IUT and Perkin Elmer Life Sciences (the largest user of this product line). As for competition with other distributors, the primary competitor, Tenex, is also our supply partner. While Tenex let lapse all of its exclusive supply agreements (agency agreements) with distributors on December 31, 2001, we still have an excellent relationship with Tenex and many of its senior personnel.

Semiconductor Materials.

        SOI Wafers.    There are several competitors in the thick-film SOI wafer business, many of which are larger than Isonics and have significant financial resources as compared to Isonics. SUMCO, Okmetic and SEH-Japan are our most significant competitors for thick-film SOI wafers while SOITEC, SEH, Canon, and Ibis are our most significant competitors for thin-film SOI wafers.

        Silicon-28.    Although we have not yet identified significant competitors, numerous companies in the United States and throughout the world are currently manufacturing semiconductor materials and are working to improve the thermal conductivity and other beneficial characteristics of semiconductor materials. Many of these companies may be larger than Isonics and have significantly greater financial resources at their disposal. Given the size and importance of these potential markets, we anticipate that substantial competition will emerge as the markets develop.

Homeland Security

        A large number of companies are involved in the homeland security industry, an industry that received a significant impetus from the events of September 11, 2001. Many of these companies (such as InVision Technologies, Inc., Ancore Corporation, and L-3 Communications Holdings, Inc.) are significantly larger than Isonics with greater financial resources at their disposal. We believe that the technology that we have acquired from IUT will result in better detection products, which will be attractive to the marketplace. Given the size and importance of the homeland security market, we anticipate that even greater competition will emerge.

Summary of Competition

        Many of the areas in which we either compete or intend to compete are rapidly evolving. Competition may develop a patentable product or process that may prevent us from competing in our intended markets. While we expect to compete primarily on the basis of product performance, proprietary position and price, in many cases the first company to introduce a product to the market will obtain at least a temporary competitive advantage over subsequent market entrants.

Manufacturing and Supply

        We obtain stable isotopes from a variety of isotope sources, primarily located in Russia or other former Soviet republics. We may invest in our own isotope production facilities in the future upon our determining the optimum production technology for a given isotope or family of isotopes. Other facilities elsewhere in the world, including the Oak Ridge National Laboratory in Oak Ridge,

Tennessee, and private and pseudo-governmental facilities in Great Britain, Germany, the Netherlands and the Republic of South Africa, have the potential to produce stable isotopes.

        To date, we have only been able to obtain limited quantities of silicon-28 for use in manufacturing epitaxial wafers. We believe that we will be able to obtain adequate supplies of silicon-28, but we are unable to commit to the suppliers because of our lack of working capital. We do not anticipate that Eagle-Picher will be a source of supply of silicon-28 to us even if they resolve their technical problems and are able to produce the product.

        We have historically depended on a limited number of suppliers and processors for most of our manufacturing processes.

        Except for the agreements with our supplier of oxygen-18 in Russia, we do not have any written agreements with our suppliers and processors. Although we attempt to reduce our dependence on our suppliers, disruption or termination of any of the sources could occur, and such disruptions or terminations could have at least a temporary, materially adverse, affect on our business, financial condition, and results of operations. Moreover, a prolonged inability to obtain alternative sources for processing could have a materially adverse affect on our relations with our customers.

Government Regulation

        Regulation by government authorities in the United States and other countries is a significant consideration in the research, development, production, distribution and marketing of our products. In order to clinically test, manufacture, distribute, market and sell products, we must follow safety and other standards established by applicable regulatory authorities. We may be subject to various laws, regulations and requirements relating to such matters as the import and export of our products, ensuring safe working conditions, laboratory and manufacturing practices, and the use, storage and disposal of hazardous or potentially hazardous substances used in connection with our research, development and manufacturing activities. The regulations potentially material to our business are summarized below.

        We are not currently subject to any FDA regulation because we do not currently manufacture any Diagnostic Breath Tests, drug products or other medical devices. Our customers may in many cases be subject to FDA regulation. However, if we test, manufacture, market, distribute, export or sell diagnostic products or medical devices in the future, we will also likely be subject to extensive regulation nationally and internationally.

Other Government Regulation

        The import, export, handling, transportation, sale, storage and other activities undertaken in connection with our non-medical products are subject to, or potentially subject to, significant federal, state, local and foreign government controls pertaining to hazardous chemicals, import export controls and other matters. These regulations are complex, pervasive, and constantly evolving. Our ability to effect and maintain compliance with these controls is important to our commercial success. We are not currently engaged in any activities that may require us to incur significant expenses related to environmental compliance.

        We rely predominantly on Russian and U.S. freight carriers to handle and deliver all our shipments, and utilize domestic overnight courier services for shipments to our customers. These carriers must comply with Department of Transportation and State regulations pertaining to hazardous chemicals and hazardous waste disposal. These shipments are stored in an area of the facility designated for such materials. We believe we are in compliance, in all material respects, with applicable federal and state environmental regulatory requirements.

        The shipments from Russian manufacturing sources now enter the U.S. duty free (without tariff). If the shipments become subject to tariff, we may not be able to sell the imported products. Further, the products may cease to be commercially viable because of these increased tariff costs.

        The Nuclear Regulatory Commission has authority to regulate importation and exports of deuterium containing chemicals whose ratio of deuterium atoms to hydrogen atoms exceed 1:5,000. At present, the deuterium containing compounds that we import do not require any special licenses or importation authorization. The Nuclear Regulatory Commission regulates exports of deuterium containing chemicals under general license. We will not be able to ship these chemicals to countries that require a special license for such shipments. None of these countries represents significant current or expected future markets for our products.

        Our facilities and employees must also comply with environmental and other regulations concerning our operations. Failure to ensure compliance with such federal, state, or local laws and regulations could have a material adverse effect on us.

        In addition, the manufacture, distribution and export of some of our current or potential products and technology may be subject to governmental controls pertaining to materials and technology that have potential military, nuclear power or nuclear weapons purposes. These controls include export license requirements or other restrictions. We may be unable to obtain or maintain such licenses. Further, the failure to obtain or maintain such licenses, or comply with other restrictions that might be placed on such manufacturing and exports, may have a material adverse effect on us and our operations.

Product Liability and Insurance

        Our business exposes us to substantial product, environmental, occupational and other liability risks. These risks are inherent in product research and development, manufacturing, marketing, distribution, and in the use of our products and operations. We have, and will attempt to renew product liability insurance (which currently expires April 30, 2004) in order to protect ourselves from such potential exposures, however there can be no guarantee that upon expiration of our current coverage that adequate insurance coverage will be available, and at an acceptable cost. Furthermore, a product liability or other claim could materially and adversely affect our business or financial condition. The terms of our customer agreements provide that liability is limited to our standard warranty to replace non-conforming product, and liability for consequential damages caused by the improper use of our products is limited by contractual terms. Nevertheless, one or more third parties could file suit against us based on product liability, breach of warranty or other claims. The foregoing contract clauses might effectively limit our liability in any such actions.

Employees

        As of December 17, 2003 we had 15 full-time employees. Five of our employees have Ph.D.s in scientific or engineering disciplines. Approximately one employee is involved in research and product development, two in sourcing, eight in our SOI manufacturing operations and four in business development and administration. An employee's responsibilities may also encompass areas other than his or her primary area of responsibility. We consider our relations with our employees to be good. None of our employees is covered by a collective bargaining agreement.

Properties

        Effective August 1, 2003, we began leasing our corporate facilities from the Colorado School of Mines Research Institute on a month-to-month basis at a cost of $2,800 per month.

        We lease facilities, equipment and services in Vancouver, Washington, for our SOI manufacturing facility under three different leases with an unaffiliated landlord. The facility lease (at a cost of approximately $2,500) terminates August 31, 2004 while the other leases (at a cost of approximately $12,000) terminate December 31, 2003. We have made arrangements with a nearby business to use some of its excess production capacity while we are considering alternatives for our continuing manufacture of SOI wafers. Our limited liquidity and available working capital have required us to use this as an interim solution until we are able to finance a more long-term solution.

        We lease 1,750 square feet for an administrative sales office in Columbia, Maryland that expires September 30, 2005. Chemotrade leases office space in Düsseldorf, Germany that expires June 15, 2004.

Legal Proceedings

        Through July 2002, we were involved in an arbitration matter before the American Arbitration Association in Dallas, Texas (the "AAA") involving our dispute with Eagle-Picher. We filed this arbitration demand on March 26, 2001, and Eagle-Picher filed a competing claim. These competing claims were consolidated into a single proceeding (No. 71Y1980017501) before the AAA. We resolved this dispute on July 24, 2002, before the hearing commenced. Eagle-Picher paid us $2,500,000 as consideration for the settlement ($2,140,000 net of the contingency portion of our legal fees). Neither Isonics nor Eagle-Picher acknowledged fault or liability in connection with the arbitration or with respect to any of the transactions that were the subject of the arbitration.

        On July 1, 2002 we agreed to issue 250,000 shares of restricted common stock (valued at $247,500 based upon the fair market value of the stock) to Investor Relations Services, Inc. ("IRSI") so that IRSI would perform consulting services consisting of financial advisory, strategic business planning and investor and public relations services. We terminated the contract in August 2002 due to nonperformance by IRSI and cancelled the shares and returned them to the "authorized, unissued" category. IRSI disputed our termination of the agreement and we resolved this matter in September 2003 by issuing 100,000 shares of restricted common stock.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

        None.

MANAGEMENT

Identification of Directors and Executive Officers

        The following table sets forth the names and ages of all the Directors and Executive Officers of Isonics, and the positions held by each such person as of December 17, 2003. The directors each serve until their successors are duly elected and qualified; officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position
James E. Alexander	54	President, Chief Executive Officer, Treasurer, and Chairman of the Board
Boris Rubizhevsky (2)	52	Senior Vice President, Vice Chairman and Director
Daniel J. Grady	49	Vice President, Life Sciences, Manager of Chemotrade.
Stephen J. Burden	55	Vice President, Semiconductor Materials and Products
John V. Sakys	35	Vice President, Chief Financial Officer and Secretary
Hans Walitzki	47	Vice President, Advanced Wafer Technology
Lindsay A. Gardner (1)(2)	52	Director
Richard Parker (1)(2)	60	Director

(1)
Member of the Compensation Committee.
(2)
Member of the Audit Committee.

        Each of the directors holds office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. Each officer serves at the discretion of the Board.

        James E. Alexander is our co-founder. He has served as our President, Chief Executive Officer and as a director since our inception. Mr. Alexander has worked full-time for Isonics since January 1994. From June 1972 to December 1993, he worked in a variety of technology positions at General Electric Corporation in the aircraft engine and nuclear power divisions, most recently as Manager of Technology Programs. Mr. Alexander received his Bachelors degree in Metallurgical Engineering from the University of Cincinnati and performed graduate work in materials science there. He earned a Masters degree in Business Administration from Santa Clara University.

        Boris Rubizhevsky is a co-founder of Isonics and has been Senior Vice President and a director since our inception. Mr. Rubizhevsky became Vice Chairman in March 1997 and has worked exclusively for Isonics during this time. From November 1986 through December 1994, he owned and operated SAR Marketing, a consulting firm providing business advice and services to large multinational corporations. From June 1977 to May 1986, Mr. Rubizhevsky worked at General Electric Corporation as Business Development Manager in various international locations. He received his Bachelors degree in Engineering from Stevens Institute of Technology.

        Dr. Daniel J. Grady joined us as Vice President, Life Sciences in 1995 and became manager of our Chemotrade subsidiary in January 2002. From March 1994 through September 1995, Dr. Grady was Vice President of Research and Development at Sopha Medical Systems, a medical diagnostic imaging equipment manufacturer. From April 1991 until March 1994, he served as Marketing Manager, Nuclear Energy for General Electric Corporation. From May 1988 through March 1991, Dr. Grady served as Software Engineer Manager, Nuclear Medicine for General Electric in England. From October 1984 through May 1988, he served as Clinical Applications Manager for General Electric Nuclear Medicine.

Between June 1981 and October 1984, he served as Engineering Analysis Section Head for TRW. Dr. Grady received his Bachelors and Masters degrees and Ph.D. in Nuclear Engineering from the University of Michigan.

        Dr. Stephen J. Burden joined us in January 1997 as Director of Research & Development. He was promoted to Vice President, Semiconductor Materials effective January 1, 1999. From 1993 to 1997, Dr. Burden was Director of Product Development at SP3, Inc., a manufacturer of diamond-coated tools. From 1984 to 1993, he was Manager of Advanced Materials R&D at GTE Valenite, a subsidiary of GTE Corporation, a manufacturer of cutting tools. From 1974 to 1984, Dr. Burden was employed by General Electric Corporation in various capacities. Dr. Burden received his Ph.D. and Masters of Science degrees in Materials Science and Engineering from Drexel University, and his Bachelors degree in Science Engineering from Northwestern University. Dr. Burden also has an MBA from the University of Michigan.

        John V. Sakys joined us in May 2001 as Controller. He was promoted to Vice President, Chief Financial Officer effective September 3, 2001, and he serves as corporate Secretary. From September 2000 to April 2001 Mr. Sakys was controller of AuraServ Communications. From July 1998 to September 2000 Mr. Sakys was Director of Financial Reporting for Media One, Inc. From December 1994 to July 1998 Mr. Sakys was an audit manager at Ernst and Young LLP. Mr. Sakys received his Bachelors degree in Business Economics with an emphasis in accounting from the University of California at Santa Barbara and is a Certified Public Accountant.

        Dr. Hans Walitzki joined us in November 2001 as Vice President, Advanced Wafer Technology. He was employed as a vice president, chief technology officer, and Chairman of the Board of Directors of Silicon Evolution, Inc. (of Vancouver, Washington) from its formation in February 1999 until November 2001. Silicon Evolution filed a petition for relief under chapter 7 (liquidation) of the United States Bankruptcy Code in December 2001. Before that (from March 1982 until February 1999), Dr. Walitzki was employed at Wacker Siltronic Corporation in Portland, Oregon and its parent Wacker Siltronic AG in Germany. Dr. Walitzki received his Masters degree in Physics from Bonn University, Germany in 1980 and he received his Ph.D. in Physics from Bonn University in 1982.

        Lindsay A. Gardner has served as a director since September 1993. Ms. Gardner is currently Director, Corporate Development and Strategic Planning for Menasha Corporation. From 1991 to 2001, Ms. Gardner was President of LG Associates, a U.S.-based management consulting firm providing strategic planning and materials management expertise to foreign company affiliates of U.S. companies in developing countries. During her tenure at LG Associates, Ms. Gardner resided in Moscow, Russia from September 1991 to January 1994, and Beijing, China from January 1994 to April 2000. She currently resides in Appleton, Wisconsin. From 1977 to 1991, Ms. Gardner worked for General Electric Corporation in a variety of management and functional positions including international marketing, quality assurance and supply chain management. Ms. Gardner received a Bachelors degree in International Economics from The George Washington University Elliott School of International Affairs and earned a Masters of Business Administration from the University of Louisville.

        Richard Parker has served as a director since August 1998. Mr. Parker previously was Vice-President of Distribution Sales for Cypress Semiconductor and he held that position since December 1997 until his retirement which was effective December 31, 2002. Previously, Mr. Parker was Director of Sales for Cypress from April 1984 to December 1997. Prior to joining Cypress, he held various sales and marketing management positions at Fairchild Semiconductor from 1973 to 1984. He received a Bachelors degree in Education from the University of North Dakota.

Significant Employees and Family Relationships.

        There are no significant employees who are not also directors or executive officers. There were and are no family relationships among the officers, directors or any person chosen by Isonics to become a director or officer. No arrangement exists between any of the above officers and directors pursuant to which any one of those persons was elected to such office or position. None of our directors is also a director of another company which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, or which is subject to the reporting requirements of Section 15(d) of that act.

Involvement in Certain Legal Proceedings

        Based on information submitted by the directors and executive officers, none of the directors or executive officers is involved in, or has been involved in, legal proceedings during the past five years that are material to an evaluation of the ability or integrity of any director or executive officer.

Promoters and Control Persons.

        Not applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
HOLDERS AND MANAGEMENT

        The following table sets forth information regarding the ownership of our common stock as of December 17, 2003 by: (i) each director or nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial Owner	Beneficial Ownership Number of Shares	Percent of Total
James E. Alexander(1)	2,126,167	15.2%
Boris Rubizhevsky(2)	1,628,455	11.7%
Stephen J. Burden(3)	493,052	3.5%
Daniel J. Grady(4)	433,792	3.1%
Hans Walitzki(5)	404,000	2.9%
Lindsay Gardner(6)	292,775	2.1%
Richard Parker(7)	42,927	0.3%
John Sakys(8)	134,087	1.0%
All executive officers and directors as a group (8 persons). The address for all of the above directors and executives officers is: 5906 McIntyre Street, Golden, CO 80403	5,555,255	36.1%
Richard and Ana Grossman, Orin Hirschman, Adam Smith Capital Management, Adam Smith Investment Partners, LP, Diamond Capital Management Inc., Adam Smith Investments, Ltd., Adam Smith & Company, Inc.,(9)	1,373,336	9.1%
Yorkshire Limited(10)	1,180,000	8.3%

(1)
Includes: (i) 145,000 shares of common stock underlying stock options of which 85,000 are vested as of December 17, 2003 and which are currently exercisable; (ii) 100,000 shares of common stock underlying 100,000 warrants to purchase common stock of Isonics; (iii) 85,455 shares of common stock held in the name of The James & Carol Alexander Family Foundation; (iv) 500,000 shares held by wife Carol; (v) 29,000 shares held by son Jonathan Alexander.

(2)
Includes: (i) 1,271,872 shares of common stock held jointly with wife Nancy Eiden Rubizhevsky; (ii) 141,250 shares of common stock underlying stock options of which 81,250 are vested as of December 17, 2003 and which are currently exercisable; (iii) 100,000 shares of common stock underlying 100,000 warrants to purchase common stock of Isonics; (iv) 33,333 shares of common stock held by wife Nancy Eiden Rubizhevsky; (v) 41,000 shares of common stock held by son Zachary Rubizhevsky; and (vi) 41,000 shares of common stock held by son Ryan Rubizhevsky.

(3)
Includes 391,887 shares of common stock underlying stock options of which 351,887 are vested as of December 17, 2003 and which are currently exercisable.

(4)
Includes 379,340 shares of common stock underlying stock options of which 339,340 are vested as of December 17, 2003 and which are currently exercisable.

(5)
Includes (i) 200,000 shares of common stock of which 50,000 shares are vested as of December 17, 2003, and (ii) 204,000 shares of common stock underlying stock options of which 124,000 are vested as of December 17, 2003 and which are currently exercisable.

(6)
Includes 43,014 shares of common stock underlying stock options that are currently exercisable.

(7)
Includes 42,927 shares of common stock underlying stock options that are currently exercisable.

(8)
Includes 132,812 shares of common stock underlying stock options of which 107,812 are vested as of December 17, 2003 and which are currently exercisable.

(9)
Includes beneficial ownership of the following shares as reported by these persons in their Schedule 13D dated December 19, 2002: (i) 40,000 shares of common stock underlying 20,000 shares of Series A Stock owned of record and beneficially by Richard and Ana Grossman; (ii) 40,000 shares of common stock underlying 20,000 shares of Series A Stock owned of record and beneficially by Orin Hirschman (of which shares Mr. Grossman disclaims beneficial ownership); (iii) 1,106,668 shares of common stock underlying 553,334 shares of Series A Stock owned of record and beneficially by Adam Smith Investment Partners, L.P.; and (iv) 226,668 shares of common stock underlying 113,334 shares of Series A Stock owned of record and beneficially by Adam Smith Investments, Ltd. The business addresses of Richard Grossman and Orin Hirschman, and the principal executive offices of Adam Smith Investment Partners, L.P. and Adam Smith & Company, Inc., are located at 101 East 52nd Street, New York, New York 10022. The principal executive offices of Adam Smith Investments, Ltd. are c/o Insinger Fund Administration (BVI) Limited, Tropic Isle Building, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(10)
Includes 442,500 shares of common stock underlying warrants to purchase common stock that are currently exercisable through December 31, 2005. Yorkshire Limited's principal executive offices are located at P.O. Box 65, Griffin House, Bond Street, Grand Turk, Turks and Caicos, British West Indies.

        The Series A Convertible Preferred Stock consisted of 1,830,000 shares issued with a liquidation preference of $1.50 per share and a right to convert the shares based on a one for one basis. As of December 17, 2003, 866,334 shares of Series A Convertible Preferred Stock have been converted into common stock. The conversion right of the preferred stock is currently two shares of common stock for each share of Series A Convertible Preferred Stock (an effective conversion rate of $.75 per share). The Series A Convertible Preferred Stock is entitled to dividends or distributions equal to the amount of the dividend or distribution per share of common stock payable at such time multiplied by the number of shares of common stock then obtainable upon conversion of such Series A Convertible Preferred Stock.

        The Redemption Trigger Date for the Series A Convertible Preferred Stock was the business day immediately following the thirtieth consecutive trading day that the average closing price during such trading days (or, if no closing price is reported, the average of the bid and ask prices) of the shares of common stock was above $8.00 per share (which minimum price shall be proportionally adjusted for stock splits, stock dividends, reverse stock splits and any other subdivision or combination of the common stock). As we have met the Redemption Trigger Date, we may redeem all or any part of the Series A Convertible Preferred Stock at our election at any time and from time to time. The Series A Convertible Preferred Stock is convertible into common stock at the option of the holder until and unless we choose to redeem such shares and, until converted, at any meeting of our shareholders, each share of Series A Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the Series A Convertible Preferred Stock is then convertible.

No Change of Control Arrangements.

        We know of no plans or arrangement that will result in a change of control at Isonics.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information regarding compensation awarded, paid to, or earned by the chief executive officer and the other principal officers of Isonics for the three years ended April 30,

2001, 2002 and 2003. No other executive officer earned salary and bonus compensation exceeding $100,000 during any of those years. This includes all compensation paid to each by Isonics and any subsidiary.

Long-term Compensation Awards
						Awards			Payout
Annual compensation
Securities Underlying Options & SARs (#)
Name and Principal Position	Fiscal Year	($) Salary	($) Bonus		($) Other(a)	($) Restricted Awards			LTIP	All Other Compensation
James E. Alexander President & CEO	2001 2002 2003	240,000 240,000 240,000	0 0 0		0 0 0	0 0 0	0 120,000 0	(d)	0 0 0	0 0 0
Boris Rubizhevsky Senior Vice President	2001 2002 2003	216,000 216,000 216,000	0 0 0		0 0 0	0 0 0	0 118,750 0	(e)	0 0 0	0 0 0
Stephen J. Burden, Vice President	2001 2002 2003	125,000 137,665 144,000	0 0 0		0 0 0	0 0 0	0 109,000 40,000	(f) (g)	0 0 0	0 0 0
Daniel J. Grady Vice President	2001 2002 2003	143,208 144,000 149,500	0 27,750 0	(h)	0 0 0	0 0 0	0 106,375 0	(i)	0 0 0	0 0 0
John V. Sakys, Vice President(b)	2001 2002 2003	0 117,947 125,000	0 0 0		0 0 0	0 0 0	0 107,812 25,000	(j) (k)	0 0 0	0 0 0
Hans Walitzski, Vice President(c)	2001 2002 2003	0 69,745 160,000	0 0 0		0 0 0	0 0 0	0 404,000 0	(l)	0 0 0	0 0 0

(a)
Excludes other compensation, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of such named Executive Officers' annual compensation.

(b)
Mr. Sakys joined Isonics in May 2001 and became an officer of Isonics effective September 2001.

(c)
Dr. Walitzki joined Isonics as an officer in November 2001.

(d)
Options to purchase 100,000 shares of common stock were granted in November 2001 with an exercise price of $1.17 (of which 60,000 have vested as of December 17, 2003) and an expiration date of November 12, 2006. Options to purchase 20,000 shares of common stock were granted in March 2002, as consideration for delaying salary in January and March 2002, are currently exercisable at $1.25 per share and expire March 27, 2007. Amount does not include 100,000 common stock warrants granted in March of 2002 which are currently exercisable at $1.25 per share as consideration for pledging common stock as a guarantee relating to the issuance of our Series 2002A Convertible Notes.

(e)
Options to purchase 100,000 shares of common stock were granted in November 2001 with an exercise price of $1.17 (of which 60,000 have vested as of December 17, 2003) and an expiration date of November 12, 2006. Options to purchase 18,750 shares of common stock were granted in March 2002, as consideration for delaying salary in January and March 2002, are currently exercisable at $1.25 per share and expire March 27, 2007. Amount does not include 100,000 common stock warrants granted in March of 2002 which are currently exercisable at $1.25 per share as consideration for pledging common stock as a guarantee relating to the issuance of our Series 2002A Convertible Notes.

(f)
Options to purchase 100,000 shares of common stock were granted in November 2001 with an exercise price of $1.06 (of which 60,000 have vested as of December 17, 2003) and an expiration date of November 12, 2011. Options to purchase 9,000 shares of common stock were granted in March 2002, as consideration for delaying salary in January and March 2002, are currently exercisable at $1.13 per share and expire March 27, 2007.

(g)
Options to purchase 40,000 shares of common stock were granted in April 2003, are currently exercisable at $.90 and expire April 4, 2013.

(h)
Dr. Grady's amount reflects the granting of 25,000 restricted common shares with a fair market value of $1.11 per share issued in January 2002.

(i)
Options to purchase 100,000 shares of common stock were granted in November 2001 with an exercise price of $1.06 (of which 60,000 have vested as of December 17, 2003) and an expiration date of November 12, 2011. Options to purchase 6,375 shares of common stock were granted in March 2002, as consideration for delaying salary in January and March 2002, are currently exercisable at $1.13 per share and expire March 27, 2007.

(j)
Options to purchase 100,000 shares of common stock were granted in May 2001, as consideration for Mr. Sakys joining Isonics, with an exercise price of $1.69 per share (of which 75,000 have vested as of December 17, 2003) and an expiration date of May 22, 2011. Options to purchase 7,812 shares of common stock were granted in March 2002, as consideration for delaying salary in January and March 2002, are currently exercisable at $1.13 per share and expire March 27, 2007.

(k)
Options to purchase 25,000 shares of common stock were granted in April 2003, are currently exercisable at $.90 and expire March 4, 2013.

(l)
Options to purchase 200,000 shares of common stock were granted in November 2001 with an exercise price of $1.01 (of which 120,000 have vested as of December 17, 2003) and an expiration date of December 1, 2006. Options to purchase 4,000 shares of common stock were granted in March 2002, as consideration for delaying salary in January and March 2002, are currently exercisable at $1.13 per share and expire March 27, 2007. Restricted stock of 200,00 shares with a fair market value of $1.01 per share were granted in November 2001 (of which 50,000 shares have vested as of December 17, 2003).

        In October 1996, we adopted an employee benefit plan under Internal Revenue Code Section 401(k). The 401(k) plan is a profit sharing plan under which both employees and Isonics are entitled to contribute a portion of compensation and earnings, respectively, to investment funds to supplement employee retirement benefits. On November 1, 1999, the Isonics Corporation 401(k) plan was merged with the IPRC 401(k) plan and Isonics has continued that plan.

        We do not have written plans to pay bonuses or deferred compensation to our employees except those expressly stated in the following sections.

        We have adopted medical, dental, and life insurance plans for our employees and their dependents at our cost. In some cases, we also provide discretionary disability and other insurance plans for the benefit of our employees.

Employment Agreements, Termination of Employment and Change In Control Agreements

        We do not have employment contracts with either our president (James E. Alexander) or our senior vice president (Boris Rubizhevsky). We do have employment agreements with Dr. Daniel J. Grady, Dr. Stephen J. Burden, Dr. Hans Walitzki, and Mr. John V. Sakys. The agreements have an indefinite term (except for the agreement with Dr. Walitzki which expires November 2006) and provide for at-will employment, terminable at any time by either party. The agreements provide for a rate of annual compensation, which we will review annually. Under each agreement, Dr. Grady, Dr. Burden, Dr. Walitzki, and Mr. Sakys are entitled to participate in our standard plans and policies. The agreements also include confidentiality and invention assignment provisions.

Stock Options and Option Plans

        We grant options to executive officers, employees, and consultants under the following plans (collectively the "Plans"):

  (a)
  1996 Stock Option Plan. Although this plan has been terminated, there are options outstanding. The options granted pursuant to this plan are subject to a registration statement on Form S-8, Commission file no. 333-74339 which has been incorporated into file no. 333-74339 pursuant to Rule 429. As of December 17, 2003, options to purchase 358,769 shares were outstanding under this plan.

  (b)
  1996 Executives' Equity Incentive Plan. The Executives' Plan authorizes the grant of options to purchase 2,000,000 stock options. The options granted may be either incentive stock options, if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. Of these, 1,000,000 shares are subject to a registration statement on Form S-8, Commission file no. 333-52514, which incorporated the shares included in the previous registration statement on Form S-8, Commission file no. 333-74339 pursuant to Rule 429. We have issued 191,520 options for shares that are not included within existing registration statements. As of December 17, 2003, options to purchase 1,094,062 shares were outstanding under this plan.

  (c)
  1996 Equity Incentive Plan. The Employees' Plan authorizes the grant of options to purchase 1,000,000 stock options. The options granted may be either incentive stock options, if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. Of these, 500,000 shares are subject to a registration statement on Form S-8, Commission file no. 333-52514, which incorporated the shares included in the previous registration statement on Form S-8, Commission file no. 333-74339 pursuant to Rule 429. Isonics has not issued any options for shares not included within the existing registration statements. As of December 17, 2003 options to purchase 267,399 shares were outstanding under this plan.

  (d)
  1998 Employee Stock Purchase Plan. The Stock Purchase Plan authorizes employees to purchase up to 200,000 shares of Isonics Common Stock. As of December 17, 2003, employees had purchased a total of 48,538 shares of Isonics common stock pursuant to this plan. The shares included in this plan are subject to a registration statement on Form S-8, Commission file no. 333-74339.

        Except for the Director's Plan described below, we have not adopted any other stock option or stock appreciation rights plan. See "Compensation of Directors."

Options/SAR Grants in Last Fiscal Year

        We granted stock options to the executive officers named in the compensation table (above) during the fiscal year ended April 30, 2003. We did not grant any stock appreciation rights to any person during fiscal year 2003 or subsequently.

	Number of Options	Exercise Price	Term
John V. Sakys	25,000	$.90	March 4, 2013
Stephen J. Burden	40,000	$.90	April 4, 2013

        On December 15, 2003 we issued 50,000 stock options each to Daniel Grady and Stephen Burden. The options have a ten-year life and are exercisable at $1.20 per share.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        No officer exercised employee stock options during the fiscal year ended April 30, 2003 or subsequently. The following table sets forth information regarding the year-end value of options being held by the Chief Executive Officer and the other such named officers and persons on April 30, 2003.

Name and Principal Position	Shares acquired on exercise (#)	Value realized	Number of securities underlying unexercised options/stock appreciation rights at April 30, 2003 Exercisable/Unexercisable	Value of unexercised in-the-money options/stock appreciation rights at April 30, 2003 Exercisable/Unexercisable
James E. Alexander President & CEO(a)	0	0	85,000/60,000	$0/$0
Boris Rubizhevsky Senior Vice President(b)	0	0	81,250/60,000	$0/$0
Daniel J. Grady Vice President	0	0	269,340/60,000	$52,250/$0
Stephen J. Burden Vice President	0	0	281,887/60,000	$0/$0
John V. Sakys Vice President	0	0	82,812/50,000	$0/$0
Hans Walitzki Vice President	0	0	84,000/120,000	$0/$0

(a)
Does not include 100,000 warrants obtained in March 2002 as consideration for pledging common stock as a guarantee relating to the issuance of our Series 2002 A Convertible Notes.

(b)
Does not include 100,000 warrants obtained in March 2002 as consideration for pledging common stock as a guarantee relating to the issuance of our Series 2002 A Convertible Notes. Also does not include warrants obtained in connection with a financing transaction that expired July 29, 2002.

Long Term Incentive Compensation Plans, and Defined Benefit and Actuarial Plans

        Isonics has no long term incentive compensation plans, defined benefit plans, or actuarial plans.

Compensation of Directors

        We reimburse directors for travel and related expenses associated with Board of Directors, meetings. In January 2000, we agreed to compensate non-employee directors $2,000 for attending Board of Directors' meetings in person, and $500 for attending Board of Directors' meetings telephonically beginning January 1, 2000.

        The 1998 Directors' Plan (the "Directors' Plan") authorized each person serving as a member of the Board who is not an employee of ours to receive options to purchase 20,000 shares of our Common Stock when such person accepts his position as a Director and to receive an additional option to purchase 10,000 shares when such person is re-elected as a Director provided such person is not an employee of Isonics. The exercise price for the options is the Fair Market Value (as defined in the Executives' Plan) on the date such person becomes a director and the options are exercisable for five years from such date. The options granted under the Directors' Plan vest immediately upon the date of the grant. In the event a Director resigns or is not re-elected to the Board, his or her failure to exercise the options in three months results in the options' termination prior to the expiration of their term. Although the Directors adopted the plan in 1998, the Board formalized the plan by resolution in January 2000.

        Under the Directors' Plan the following individuals have been granted options through December 17, 2003:

Name	Shares Under Option	Exercise Price		Expiration
Lindsay Gardner	10,000 10,000 10,000 10,000	$ $ $ $	6.25 2.19 1.06 1.00	April 26, 2005 October 10, 2005 November 12, 2006 November 19, 2007
Richard Parker	10,000 10,000 10,000 10,000	$ $ $ $	6.25 2.19 1.06 1.00	April 26, 2005 October 10, 2005 November 12, 2006 November 19, 2007

        We do not have any other arrangements pursuant to which we compensate the Directors for acting in their capacities as such.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We provide the following information regarding transactions among officers, directors and significant shareholders of Isonics during the most recent two fiscal years and during the subsequent fiscal year.

Pledging of Shares in Connection with Issuance of Series 2002A 4% Convertible Notes

        In connection with the issuance of our Series 2002A 4% Convertible Notes on March 20, 2002, James E. Alexander (president, chief executive officer and a director of Isonics) and Boris Rubizhevsky (senior vice president and a director of Isonics) each pledged 500,000 common shares in order to secure our $1,000,000 obligation while we filed and obtained effectiveness for a Form S-3 registration statement for the benefit of the lenders as selling security holders. In consideration for pledging their shares, we issued both James E. Alexander and Boris Rubizhevsky a warrant to purchase 100,000 shares of common stock. Each warrant vested immediately, is exercisable at $1.25 per share and expires on March 20, 2007. The pledge agreement terminated in June 2002 when we fulfilled our registration obligations.

Agreements With Affiliates of a Former Director

        Larry Wells, formerly one of our directors, owns and controls Wells Investment Group, a privately-held corporation that provides financial consulting and other similar services to others. In October 2001 we entered into a consulting agreement with Wells Investment Group pursuant to which:

  •
  Wells Investment Group agreed to provide consulting services to Isonics, including performing due diligence, in connection with possible third party investment.

  •
  We paid Wells Investment Group $15,000 and issued to it warrants to purchase 50,000 shares of our Common Stock for $1.50 per share exercisable through October 5, 2005.

Our disinterested directors approved this agreement.

        In November 2002, we paid $48,000 to Quivira Venture Partners, a California partnership of which Larry Wells is the managing partner. Quivira has used these funds to pay for expenses to obtain funding from certain non-U.S. investors. If Quivira is able to generate sufficient interest from these investors, we anticipate a minimum of $6,000,000 may be available for investment in Isonics on terms that we will then have to negotiate. We have no obligation to accept any investment unless the terms are satisfactory to us.

Corporate Loans to Officers

        We have not made any corporate loans to our officers, directors, or shareholders in fiscal years 2003, 2002 or subsequently. The Sarbanes-Oxley Act of 2002 prohibits any loans to corporate officers or directors.

Corporate Loans from Officers and Employees

        During the current fiscal year and previously, we have been required to borrow money from certain executive officers in order to finance certain receivables.

  On September 9, 2003, we borrowed $100,000 from Stephen Burden, our Vice President of Semiconductor Materials and Products. We repaid the loan in full, plus interest at 12% per annum, on September 11, 2003. On November 19, 2003 we borrowed $100,000 from Dr. Burden. The loan bears interest at a rate of 12% per annum and is due the earlier of one year or the collection of certain accounts receivable, as defined. This loan has not been repaid as of December 17, 2003.

  On August 26, 2003 and July 30, 2003, we borrowed $120,000 and $80,000, respectively from Daniel Grady, our Vice President of Life Sciences. We repaid the loans in full, plus interest at 12% per annum, on September 11, 2003 and August 4, 2003, respectively. On November 18, 2003, we borrowed $120,000 from Dr. Grady. The loan bears interest at a rate of 12% per annum and is due the earlier of one year or the collection of certain accounts receivable, as defined. This loan has not been repaid as of December 17, 2003.

  On March 4, 2002, we borrowed $75,000 from Stephen Burden, our Vice President of Semiconductor Materials and Products. We repaid the loan in full, plus one month's interest at 12% per annum, on March 31, 2002.

        We did not borrow any additional funds from our officers or directors during the years ended April 30, 2003 or 2002, or subsequently. While funds are owed to our executive officers, we have agreed to keep them advised with respect to our cash receipts and expenditures.

ISONICS' CAPITAL STOCK

        Our authorized capital stock consists of 40,000,000 shares of common stock and 10,000,000 shares of Preferred Stock. As of December 17, 2003, there were outstanding:

  •
  13,721,492 shares of common stock;

  •
  963,666 shares of Series A Convertible Preferred Stock convertible into common stock at the rate of two shares of common stock for each share of Series A Convertible Preferred Stock;

  •
  1,800,230 shares issuable upon exercise of options issued pursuant to our employee benefit plans; and

  •
  5,572,610 shares issuable upon exercise of outstanding warrants.

Common Stock

        Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

        Each shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders.

        Cumulative voting for the election of directors is specifically authorized by the Bylaws. Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The votes may be cast for one or more candidates. Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply.

        The Bylaws provide that so long as we are a "listed corporation" as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. Under §301.5(d) of the California Corporations Code, a "listed corporation" is defined to include a "corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange" and a "corporation with outstanding securities listed on the National Market System of the Nasdaq Stock Market (or any successor to that entity)." At the present time however, we are not a "listed company" as defined in California law, and as a result cumulative voting will continue to apply in connection with the election of directors.

        The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of Isonics, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding Preferred Stock, are distributable ratably among the holders of the common stock and any participating Preferred Stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

Preferred Stock

        Our outstanding Series A Preferred Stock is described above under "Security Ownership of Certain Beneficial Holders and Management." We do not have any other series of preferred stock outstanding.

Warrants

        Our outstanding Class B Warrants and Class C Warrants are described above under "Securities Offered, the Selling Holders and the Plan of Distribution." Although we have other warrants outstanding (including the common stock warrants issued in September and October 2003 and November 2002), they are not included in this Prospectus. These are generally described below in "Shares Available for Future Sale."

Transfer Agent

        The transfer agent for our common stock is Continental Stock Transfer & Trust Co., Inc., 17 Battery Place, 8th Floor, New York, NY 10004.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information.

        Our common stock is quoted on the Nasdaq SmallCap Market. As of December 17, 2003, we have outstanding 202,500 Class C Warrants, 430,110 registered Class B Warrants, as well as 1,350,000 restricted Class B Warrants. The Class B Warrants and the Class C Warrants are also quoted on the Nasdaq SmallCap Market. Currently the trading symbols for our outstanding securities are as follows:

Common stock	"ISON"
Class B Warrants	"ISONL"
Class C Warrants	"ISONZ"

        The following table sets forth the closing bid prices for the common stock (quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions) for the two most recent fiscal years as reported by the Nasdaq SmallCap Market.

	Quarter Ended
	Jul 31, 2003	October 31, 2003	January 31, 2004
			(through December 17, 2003)
Common Stock (ISON)
High	$1.15	$1.29	$1.62
Low	$.71	$.76	$1.04
	Quarter Ended
2003 fiscal year	Jul 31, 2002	Oct 31, 2002	Jan 31, 2003	Apr 30, 2003
Common Stock (ISON)
High	$1.25	$1.04	$1.55	$1.25
Low	$.96	$.70	$.68	$.70
	Quarter Ended
2002 fiscal year	Jul 31, 2001	Oct 31, 2001	Jan 31, 2002	Apr 30, 2002
Common Stock (ISON)
High	$1.85	$1.49	$1.18	$1.25
Low	$1.14	$.77	$0.97	$1.10

Shareholders and Dividends.

        As of December 17, 2003, there were approximately 100 holders of record of our common stock. This does not include an indeterminate number of persons who hold our common stock in brokerage accounts and otherwise in "street name."

        We have never declared or paid a cash dividend on our common stock. We presently intend to retain our earnings, if any, to fund development and growth of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Additionally, the certificate of designation for the Series A Convertible Preferred Stock contains restrictions on our ability to pay dividends to holders of our common stock.

        The market price of our common stock could drop if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. A drop in the market price could adversely affect holders of the stock and could also harm our ability to raise additional capital by selling equity securities.

SHARES AVAILABLE FOR FUTURE SALE

        As of December 17, 2003, we had outstanding options and warrants for the purchase of up to approximately 7,372,840 shares of common stock at an average price of $1.44 per share, representing approximately 31.7% of our outstanding shares of common stock on a fully-diluted basis. Additionally, we have 963,666 shares of Series A Convertible Preferred Stock outstanding convertible to 1,927,332 shares of our common stock. The sum of these securities, 9,300,172 represent 40.4% of our outstanding shares of common stock on a fully-diluted basis.

        The perception that these instruments may be exercised for, or converted into, common stock that then could be sold into the public market could adversely affect the market price of our common stock. In addition, we have entered into registration rights agreements with certain of our stockholders entitling them to include their shares of common stock in registration statements for securities filed by Isonics under the Securities Act of 1933, as amended. Awareness of the existence of these registration rights could lead to a perception that sales of the shares subject to the registration rights could occur, which could materially and adversely affect our stock price or could impair our ability to obtain capital through sales of equity securities. In addition, shares we have issued in private transactions over the past two years will become eligible for sale in the public market under SEC Rule 144.

        These shares are restricted securities as defined in Rule 144. Under that rule, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of restricted shares that does not exceed the greater of: (i) 1% of the then outstanding shares of common stock, or approximately 137,215 shares as of December 17, 2003; and (ii) an amount equal to the average weekly trading volume in the common stock during the four calendar weeks preceding the sale.

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        The Articles of Incorporation of Isonics require it to indemnify its officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in the best interests of Isonics or not opposed to it. Isonics is also required to indemnify a person who is or was a director, officer, employee or agent of Isonics and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys' fees, incurred by him or her in connection with the proceeding.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Isonics under the provisions discussed in the previous paragraph, or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

EXPERTS

        The consolidated balance sheets as of April 30, 2003 and 2002, and the consolidated statements of operations, stockholders' equity, and cash flows for the years then ended have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as an expert.

LEGAL MATTERS

        Lord, Bissell & Brook, Los Angeles, California, has passed on the validity of the shares of common stock offered hereby under California law, but has not otherwise participated in the preparation of this Prospectus or the registration statement of which this Prospectus is a part.

HOW TO OBTAIN ADDITIONAL INFORMATION

        We file annual and quarterly reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we have filed with the SEC in its public reference room at 450 Fifth Street N.W. Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-432-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies, including those that Isonics files electronically with the SEC.

        We also furnish Annual Reports to our shareholders that contain audited financial information.

        This Prospectus is part of a registration statement we have filed with the SEC relating to an offer of our common stock described in this Prospectus. As permitted by the SEC rules, this Prospectus does not contain all of the information contained in the registration, accompanying exhibits and schedules we file with the SEC. You may refer to the registration, the exhibits and schedules for more information about our Company and our common stock. The registration statement, exhibits, and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the Internet.

        You should rely only on the information contained or incorporated by reference in this Prospectus. Isonics has not authorized anyone to provide you with information that is different from what is contained in this Prospectus. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date set forth on the front cover of this Prospectus.

        If you have questions or require additional information concerning the Class B or Class C Warrants or the common stock warrants described herein, please contact the following person at the address and telephone number stated below:

  John Sakys
  Chief Financial Officer
  Isonics Corporation
  5906 McIntyre Street
  Golden, CO 80403
  Telephone No.: (303) 279-7900
  Facsimile No.:    (303) 279-7300
  e-mail: jsakys@isonics.com

ISONICS CORPORATION AND SUBSIDIARIES

Report of Independent Certified Public Accountants

Board of Directors
Isonics Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Isonics Corporation and Subsidiaries as of April 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Isonics Corporation and Subsidiaries as of April 30, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company adopted Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets on May 1, 2002.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $1,106,000 during the year ended April 30, 2003 and has an accumulated deficit of $12,322,000 as of April 30, 2003. These factors, among others, as discussed in Note 2 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP

Denver, Colorado
June 11, 2003

Isonics Corporation and Subsidiary

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	April 30,
	2003	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$742	$725
Accounts receivable (net of allowances of $29 and $30, respectively)	711	745
Inventories	748	460
Prepaid expenses and other current assets	246	749

Total current assets	2,447	2,679
LONG-TERM ASSETS:
Property and equipment, net	615	70
Goodwill	1,807	1,807
Intangible assets, net	792	590
Other assets	86	68

Total long-term assets	3,300	2,535

TOTAL ASSETS	$5,747	$5,214

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$—	$46
Current portion of obligation under capital leases	48	—
Convertible notes payable (net of discount of $546 in 2002)	—	454
Accounts payable	909	824
Accrued liabilities	396	289

Total current liabilities	1,353	1,613
OBLIGATION UNDER CAPITAL LEASES, net of current portion	86	—
STOCKHOLDERS' EQUITY:
Class A Preferred Stock—no par value; 10,000,000 shares authorized; shares issued and outstanding: 2003 and 2002—963,666; liquidation preference: 2003 and 2002—$1,445,499;	745	745
Common stock—no par value; 40,000,000 shares authorized; shares issued and outstanding: 2003—12,113,533; 2002—10,824,812	11,668	10,354
Additional paid in capital	4,362	3,912
Deferred compensation	(145)	(194)
Accumulated deficit	(12,322)	(11,216)

Total stockholders' equity	4,308	3,601

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,747	$5,214

See Notes to Consolidated Financial Statements.

Isonics Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended April 30,
	2003	2002
Revenues	$9,051	$8,155
Cost of revenues	7,014	6,182

Gross margin	2,037	1,973
Operating expenses:
Selling, general and administrative	4,290	4,463
Research and development	303	423
Goodwill impairment	—	1,025

Total operating expenses	4,593	5,911

Operating loss	(2,556)	(3,938)
Other income (expense):
Gain on legal settlement, net	2,140	—
Amortization of debt offering costs	(182)	—
Interest and other income	95	73
Interest expense	(590)	(101)
Foreign exchange	(83)	6

Total other income (expense), net	1,380	(22)

Loss before income tax benefit (expense)	(1,176)	(3,960)
Income tax benefit (expense)	70	—

NET LOSS	$(1,106)	$(3,960)

Net loss per share—basic and diluted
Net loss per share	$(.09)	$(.40)
Shares used in computing per share information	11,712	9,876

See Notes to Consolidated Financial Statements.

Isonics Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands, except share amounts)

	Preferred Stock		Common Stock
					Additional Paid in Capital	Deferred Comp- ensation	(Accu- mulated Deficit)
	Shares	Amount	Shares	Amount				Total
BALANCES, April 30, 2001	963,666	$745	8,961,288	$8,508	$2,745	$—	$(7,256)	$4,742
Exercise of warrants	—	—	494,849	473	—	—	—	473
Fair value of common stock issued for intangible assets	—	—	500,000	590	—	—	—	590
Fair value of common stock issued for services and employee compensation	—	—	549,750	574	—	—	—	574
Fair value of common stock issued for services as deferred compensation	—	—	200,000	202	—	(202)	—	—
Amortization of deferred compensation	—	—	—	—	—	8	—	8
Fair value of warrants issued for services	—	—	—	—	217	—	—	217
Issuance of common stock to settle registration rights issue	—	—	112,504	—	—	—	—	—
Common stock issued under Employee Stock Purchase Program	—	—	6,421	7	—	—	—	7
Warrants issued and beneficial conversion feature related to Series 2002A Convertible Notes	—	—	—	—	950	—	—	950
Net loss	—	—	—	—	—	—	(3,960)	(3,960)

BALANCES, April 30, 2002	963,666	745	10,824,812	10,354	3,912	(194)	(11,216)	3,601
Conversion of Series 2002A Convertible Notes into common stock	—	—	1,000,000	1,000	—	—	—	1,000
Fair value of common stock issued for services	—	—	32,500	36	—	—	—	36
Fair value of common stock issued for the acquisition of isotope-based trace detection technology	—	—	250,000	273	—	—	—	273
Common stock issued under Employee Stock Purchase Program	—	—	6,221	5	—	—	—	5
Fair value of warrants issued for services	—	—	—	—	450	—	—	450
Amortization of deferred compensation	—	—	—	—	—	49	—	49
Net loss	—	—	—	—	—	—	(1,106)	(1,106)

BALANCES, April 30, 2003	963,666	$745	12,113,533	$11,668	$4,362	$(145)	$(12,322)	$4,308

See Notes to Consolidated Financial Statements.

Isonics Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended April 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,106)	$(3,960)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	173	216
Impairment of goodwill	—	1,025
Amortization of debt discount and debt offering costs	728	74
Gain on sale of subsidiary	(30)	—
Fair value of common stock and warrants issued for services and amortization of deferred compensation	374	736
Changes in operating assets and liabilities:
Accounts receivable	(167)	33
Income taxes receivable	—	419
Inventories	(300)	32
Prepaid expenses and other assets	249	(202)
Accounts payable	310	70
Accrued liabilities	375	(301)

Net cash provided by (used in) operating activities	606	(1,858)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(521)	(17)
Proceeds from sale of subsidiary net of cash disposed	(29)	—

Net cash used in investing activities	(550)	(17)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under capital lease obligations	(20)	—
Payments on borrowings	(24)	(126)
Proceeds from borrowings	—	1,156
Proceeds from issuance of common stock	5	480

Net cash provided by (used in) financing activities	(39)	1,510

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17	(365)
Cash and cash equivalents at beginning of period	725	1,090

Cash and cash equivalents at end of period	$742	$725

See Notes to Consolidated Financial Statements.

Isonics Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation

        Isonics Corporation develops and markets products worldwide based on isotopes for applications in the energy, medical research, diagnostic, pharmaceutical and semiconductor industries. The consolidated financial statements (the "financial statements") include our accounts and those of our wholly-owned subsidiary, Chemotrade GmbH ("Chemotrade") and our 85% interest in IUT Detection Technologies, Inc. ("IUTDT"). All significant intercompany accounts have been eliminated in consolidation.

Cash Equivalents

        Cash equivalents include investments purchased with a maturity of less than ninety days. Cash balances held in foreign bank accounts were $543,000 and $388,000 at April 30, 2003 and 2002, respectively.

Accounts Receivable

        The majority of our accounts receivable are due from customers of our life sciences segment. Credit is extended based on evaluation of a customers' financial condition and, generally, collateral is not required. Accounts receivable are generally due within 30 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. We determine our allowance by considering a number of factors, including length of time trade accounts receivable are past due, our previous loss history, our customer's current ability to pay their obligation to us and the condition of the general economy and the industry as a whole. We write-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Interest accrues beginning on the day after the due date of the receivable. Interest accruals are discontinued on accounts past due 90 days or more, and all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized on these accounts only to the extent cash is received, or when the future collection of interest and the receivable balance is considered probable by management.

Inventories

        Inventories are stated at the lower of cost (first-in, first-out) or market. We perform periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and record provisions to reduce such inventories to net realizable value when necessary.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method over three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

Goodwill

        Goodwill recorded on our balance sheet resulted from the acquisition of Chemotrade in 1998. Effective May 1, 2002, we adopted the Financial Accounting Standards Board ("FASB") Statement of

Financial Accounting Standards ("SFAS") No. 142 Goodwill and Other Intangible Assets which requires, among other things that goodwill is no longer amortized but rather tested for impairment.

        Prior to the adoption of SFAS No. 142, we evaluated goodwill for impairment by comparing the unamortized balance of goodwill to the undiscounted future cash flows of the related assets. We modified or adjusted goodwill, if impairment was indicated, by comparing the carrying value of the related business assets to their estimated fair value. Estimated fair value was based on estimated discounted future cash flows. Based upon our evaluation during the year ended April 30, 2002, we determined that goodwill had been impaired and as a result, we incurred a charge of $1,025,000 during the year ended April 30, 2002 (see Note 14). Prior to the adoption of SFAS No. 142, the goodwill resulting from the Chemotrade acquisition was being amortized on a straight-line basis over twenty years. Subsequent to the adoption of SFAS No. 142, we no longer amortize goodwill, decreasing our amortization expense by approximately $110,000 per year.

        SFAS No. 142 addresses the methods used to amortize intangible assets and to assess impairment of those assets, including goodwill resulting from business combinations accounted for under the purchase method. We adopted SFAS No. 142 effective May 1, 2002, except that goodwill and intangible assets other than goodwill acquired after June 30, 2001 have been amortized or not amortized in accordance with SFAS 142. Included in our assets at April 30, 2003, is goodwill related to the acquisition of Chemotrade with a net carrying value of $1,807,000.

        Upon adoption, SFAS No. 142 required a transitional impairment test using a fair value approach for acquired goodwill. Goodwill is to be evaluated for impairment using a two-step test. The first step consists of a review for potential impairment, while the second step, if required, calculates the amount of impairment, if any. We completed step one of the transitional impairment test on our life sciences reporting unit, which has recorded goodwill. In completing our analysis of the life sciences reporting unit, we used the Discounted Cash Flow ("DCF") Method in which the reporting unit was valued by discounting the projected cash flows over a six-year period to its present value based upon a risk adjusted discount rate. As a result of the testing, the determined fair value exceeded the carrying value of the reporting unit and therefore, the second step was not performed and no impairment was recorded.

        On a prospective basis, we are required to test goodwill and other indefinite-lived intangible assets for impairment on an annual basis based upon a fair value approach. Additionally, goodwill must be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. During the fourth quarter of the year ended April 30, 2003, we completed our annual impairment test for goodwill using methodologies consistent with those applied for our transitional test performed as of May 1, 2002. Such testing resulted in no impairment charge to goodwill, as the determined fair value exceeded the carrying value of the reporting unit.

        A reconciliation of previously reported net loss and basic and diluted net loss per share to the amounts adjusted for the exclusion of amortization related to goodwill is as follows (in thousands, except per share data):

	Year Ended April 30,
	2003	2002
Net loss, as reported	$(1,106)	$(3,960)
Add back: Goodwill amortization	—	175

Adjusted net loss	$(1,106)	$(3,785)

	Year Ended April 30,
	2003	2002
Basic and diluted net loss per share
Net loss, as reported	$(.09)	$(.40)
Add back: Goodwill amortization	—	.02

Adjusted net loss	$(.09)	$(.38)

Long-Lived Assets

        Our policy is to record long-lived assets at cost, amortizing these costs over the expected useful lives of the related assets. In accordance with SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets, these assets are reviewed on a periodic basis for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be realizable. Furthermore, assets held and used in operations are evaluated for continuing value and proper useful lives by comparison to expected undiscounted future cash flows. If impairment has occurred, it is calculated based on the difference between the asset's carrying value and the underlying discounted future cash flows it is expected to generate.

        Prior to the adoption of SFAS No. 142, all intangible assets were evaluated for impairment using the methods described in the preceding paragraph. After the adoption of SFAS No.142, amortizable intangible assets continue to use these methods. We determined that no impairment indicators were present during the year ended April 30, 2003, and accordingly no impairment tests were performed for property and equipment or amortizable intangible assets.

Income Taxes

        We account for income taxes using an asset and liability approach for financial accounting and reporting purposes. A valuation allowance is provided when deferred tax assets are not expected to be realized.

Revenue Recognition

        Revenue from product sales is recognized upon shipment. Product returns and warranty costs have not been material in any period.

Use of Estimates in the Financial Statements

        In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. These estimates are based upon mangagement's best findings, after considering past and current events and assumptions about future events. Actual results could differ from those estimates.

Fair Values of Financial Instruments

        The fair value of cash and cash equivalents, trade receivables, trade payables, capital lease obligations and debt approximates carrying value due to the short maturity of such instruments. The fair value of the convertible notes payable at April 30, 2002 was approximately $870,000, and was estimated based on discounted cash flows using our then current incremental borrowing rate for similar types of borrowing arrangements.

Translation of Foreign Currencies

        We conduct substantially all of our transactions in U.S. dollars, except for certain transactions of Chemotrade that are conducted in Euros. The financial statements of Chemotrade are prepared in Euros and remeasured into U.S. dollars for purposes of consolidation, with the U.S. dollar as the functional currency. Gains and losses from remeasurement and transaction gains and losses are included in the statement of operations.

Accounting for Stock-Based Compensation

        We account for stock-based compensation to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations, as permitted by SFAS No. 123 Accounting for Stock-Based Compensation, as amended. Compensation expense for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of grant over the amount an employee must pay to acquire the stock. No stock-based employee compensation costs relating to options is reflected within our net loss as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. We record compensation expense for restricted stock awards based on the quoted market price of our stock at the date of the grant and the vesting period.

        The following table illustrates the effect on net loss and net loss per share if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation (in thousands, except per share data):

	Year Ended April 30,
	2003	2002
Net loss, as reported	$(1,106)	$(3,960)
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(305)	(429)

Adjusted net loss	$(1,411)	$(4,389)

	Year Ended April 30,
	2003	2002
Basic and diluted net loss per share
As reported	$(.09)	$(.40)
Adjusted	$(.12)	$(.44)

Net Income (Loss) Per Share

        Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Contingently issuable shares are included in the computation of basic net income (loss) per share when the related conditions are satisfied. Diluted net income (loss) per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of contingently issuable shares, the incremental common shares issuable upon conversion of preferred stock or convertible debt (using the "if converted" method) and shares issuable upon the exercise of stock options and warrants (using the "treasury stock" method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.

        As of April 30, 2003, a total of 5,232,840 outstanding stock options and warrants, and 963,666 outstanding Class A Convertible Preferred Stock shares have been excluded from the diluted computation, as the inclusion would be anti-dilutive. As of April 30, 2002, a total of 7,746,705 outstanding stock options and warrants, and 963,666 outstanding Class A Convertible Preferred Stock shares have been excluded from the diluted computation, as the inclusion would be anti-dilutive.

Reclassifications

        Certain reclassifications have been made to the 2002 financial statements in order to conform to the 2003 presentation.

New Accounting Standards

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. This statement requires a liability for a cost associated with an exit or disposal activity to be recognized at fair value in the period in which the liability is incurred, except for liabilities for one-time termination benefits requiring future employee service, which are to be recognized ratably over the remaining service period. Adoption of SFAS No. 146 did not have a material impact on our financial statements.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. This statement amended SFAS No. 123, Accounting for Stock-Based Compensation to provide alternate methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. We currently have no intention to change to the fair value method to account for employee stock-based compensation; however the disclosure provisions have been implemented within our financial statements.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equitywhich is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for us as of August 1, 2003. SFAS No. 150 changes the classification in the consolidated balance sheets of certain common financial instruments from either equity or mezzanine presentation to liabilities presentation, and requires an issuer of those financial statements to recognize changes in fair value or redemption amounts as applicable in earnings. We do not anticipate the adoption of SFAS No. 150 to have a material impact on our financial statements.

        We have reviewed all other recently issued, but not yet effective, accounting pronouncements and do not believe any such pronouncements will have a material impact on our financial statements.

NOTE 2—REALIZATION OF ASSETS

        The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern. However, we have sustained substantial losses from operations in recent years, and such losses have continued through the unaudited quarter ended July 31, 2003. In addition, historically we have used, rather than provided, cash in our operations, and have been unable to secure adequate financing to meet our future cash needs.

        In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon our continued operations, which in turn is dependent upon our ability to meet our financing requirements on a continuing basis, to maintain present financing, and to succeed in our future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

        We continue to pursue funding that will help us meet our future cash needs. We are currently working with several different sources, including both strategic and financial investors, in order to raise sufficient capital to finance both our continuing operations and our newly acquired isotope-based trace detection technology (see Note 6). Although there is no assurance that additional funding will be available, we believe that our current business plan, if successfully funded, will significantly improve our operating results and cash flow in the future.

NOTE 3—FINANCIAL STATEMENT COMPONENTS

        Inventories consist of the following (in thousands):

	April 30,
	2003	2002
Finished goods	$312	$248
Work in process	414	212
Materials and supplies	22	—

	$748	$460

        Prepaid expenses and other current assets consists of the following (in thousands):

	April 30,
	2003	2002
Prepaid investment banking services (see Note 11)	$161	$—
Prepaid consulting services (see Note 9)	—	172
Expenses related to Series 2002A Convertible Notes (see Note 17)	—	182
Note receivable from Silicon Evolution, Inc. (see Note 7)	—	93
Fair value of common stock warrants issued to Silicon Quest International, Inc. for manufacturing services (see Note 8)	—	63
Prepaid insurance	32	62
Other	53	177

	$246	$749

        Property and equipment consists of the following (in thousands):

	April 30,
	2003	2002
Office furniture and equipment	$272	$281
Production equipment	631	27
Leasehold improvements	29	7

	932	315
Accumulated depreciation and amortization	(317)	(245)

	$615	$70

        Depreciation expense for the years ended April 30, 2003 and 2002 was $102,000 and $42,000, respectively.

        Intangible assets consists of the following (in thousands):

	April 30,
	2003	2002
Silicon Evolution, Inc. technology license agreement (see Note 7)	$590	$590
Isotope-based trace detection technology (see Note 6)	273	—

	863	590
Accumulated amortization	(71)	—

	$792	$590

        Accrued liabilities consist of the following (in thousands):

	April 30,
	2003	2002
Compensation	$74	$43
Customer advances and deposits	224	147
Other	98	99

	$396	$289

        Supplemental disclosure of non-cash investing and financing activities (in thousands):

	Year Ended April 30,
	2003	2002
Common stock issued for intangible assets	$273	$590
Capital lease obligations for property and equipment (see Note 12)	$154	$—
Associated with Series 2002A Convertible Notes (see Note 17):
Series 2002A Convertible Notes converted into common stock	$1,000	$—
Common stock warrants issued to employees for pledging shares as collateral	$—	$228
Allocation of proceeds to warrants issued in conjunction with the notes and beneficial conversion feature associated with the convertible notes	$—	$620
Common stock warrants issued to investment banker	$—	$102

        Supplemental disclosures of cash flow information (in thousands):

	Year Ended April 30,
	2003	2002
Cash paid during the period for:
Interest	$24	$17
Income taxes	$—	$—

NOTE 4—GAIN ON LEGAL SETTLEMENT WITH EAGLE-PICHER TECHNOLOGIES, LLC

        On December 1, 1999, we sold our depleted zinc business to Eagle-Picher Technologies, LLC ("Eagle-Picher") for $8,230,000, including $1,500,000 due in equal installments on November 30, 2000, 2001 and 2002. During the year ended April 30, 2001, we entered into a dispute with Eagle-Picher relating to, among other things, nonpayment of the additional payments related to the alleged nonperformance of our former depleted zinc supplier under the terms of the supply agreement transferred to Eagle-Picher, Eagle Picher's failure to supply us the required amount of silicon-28 to be used in our research and development activities and the validity of Eagle-Picher's exercise of the related common stock warrants into 3,130,435 shares of common stock under the net exercise provision of the warrant agreement.

        As we were unable to come to a resolution, we filed for binding arbitration on March 26, 2001 claiming damages against Eagle-Picher of $75,500,000. Eagle-Picher claimed damages of $10,000,000 for alleged misrepresentations regarding the status of the depleted zinc business at the time of sale.

        On July 24, 2002, we entered into a settlement agreement whereby Eagle-Picher paid us $2,500,000 as full consideration for settlement of the dispute. Neither Isonics nor Eagle-Picher acknowledged fault or liability in connection with the dispute. In addition, as a result of the settlement, no shares of our common stock were ultimately issued to Eagle-Picher. In connection with the settlement, we recognized legal expense of $360,000 as satisfaction of the contingency portion of our legal fees, resulting in a net gain of $2,140,000.

NOTE 5—SALE OF CHEMOTRADE LEIPZIG GMBH

        On July 31, 2002, we sold our 75% interest in Chemotrade Leipzig GmbH ("CTL") to the 25% shareholder for 50,000 Euros (approximately $48,000). In accordance with the sales agreement, the transaction was effective as of May 1, 2002, with the new 100% shareholder controlling the operations from that point forward. We recognized a gain of $30,000, which is recorded as interest and other income in the accompanying consolidated statements of operations. The carrying amount of the major classes of assets and liabilities that were disposed in the transaction were: cash and cash equivalents $77,000, accounts receivable $201,00, prepaid expenses and other current assets $215,000, accounts payable $225,000, and accrued liabilities $268,000. CTL was previously included in our life sciences business segment before the disposition.

NOTE 6—ACQUISITION OF ISOTOPE-BASED TRACE DETECTION TECHNOLOGY

        In December 2002 we acquired certain isotope-based trace detection technology to be used to detect explosives and chemical and biological weapons from Institut of Umwelttechnologien GmbH ("IUT"), an entity in which we hold a 6% ownership interest. We issued to IUT 250,000 shares of restricted common stock for the isotope-based trace detection technology. In addition, we granted IUT a 15 percent ownership interest in our newly created subsidiary, IUTDT, that will own and commercialize the trace detection technology. Although legally formed, IUTDT has not yet been capitalized and as a result there has been no minority interest recorded in the accompanying consolidated balance sheets. The restricted common stock was valued at $273,000 based upon the closing price of our common stock on December 4, 2002. We have determined that these intangible assets have a finite life and as a result, we are amortizing them over their estimated useful life of ten years. We incurred amortization expense of $12,000 during the year ended April 30, 2003. Amortization expense associated with these intangible assets is anticipated to be approximately $27,000 per year over the remaining useful life.

        In December 2002, we acquired an option (at a cost of $50,000), to purchase an additional 29.1% of IUT from an unaffiliated party for an exercise price of $450,000. The option expired unexercised on February 28, 2003.

NOTE 7—ACQUISITION OF INTANGIBLE ASSETS FROM SILICON EVOLUTION, INC.

        On September 14, 2001 we entered into a perpetual, exclusive technology license agreement with Silicon Evolution, Inc. ("SEI") whereby we issued 500,000 shares of our Series B Convertible Preferred Stock for the right to indefinitely use intellectual property assets owned or leased by SEI. The 500,000 shares of Series B Convertible Preferred Stock were valued at $590,000 based upon the closing price on September 14, 2001 of our common stock into which the preferred shares were convertible. On November 13, 2001, the Series B Convertible Stock automatically converted to common stock on a share-for-share basis after our shareholders approved an increase in our authorized capitalization (see Note 17).

        We initially determined that the acquired intangible assets had an indefinite useful life as they were not bound by any legal time periods or otherwise limited due to competing technologies and other factors, and therefore, in accordance with SFAS No. 142 Goodwill and Other Intangible Assets they were not amortized but rather tested annually for impairment.

        During May 2002, upon further evaluation of the uses and applications of the acquired technology and the advancement of the development of our silicon-on-insulator ("SOI") business plan, we determined that the intangible assets no longer had an indefinite life and as a result, the assets are now being amortized over their estimated useful life of ten years. We incurred amortization expense of $59,000 related to these intangible assets during the year ended April 30, 2003. Amortization expense associated with these intangible assets is anticipated to be approximately $59,000 per year over the remaining useful life.

        On November 26, 2001 we hired one former SEI employee to function in the role of Vice President, Advanced Wafer Technology for our newly started SOI business. As part of the employment package, we granted the employee 200,000 shares of restricted stock, vesting in different increments over five years and 200,000 stock options of which 40,000 vested on December 1, 2001 and the remaining amounts vest ratably over four years. The restricted stock and the stock options were issued at and are exercisable at $1.01 per share, respectively. The unamortized deferred compensation as of April 30, 2003, relating to the unvested portion of the restricted stock award is $145,000, is recorded as a reduction to stockholders' equity and is being amortized to compensation expense ratably over the vesting period.

        In connection with the negotiation of the acquisition of the above described intangible assets, we provided a working capital loan to SEI of $93,000. The loan was secured by substantially all of SEI's assets. In December 2001, SEI filed a petition for relief under Chapter 7 of the United States Bankruptcy Code. In April 2003, we acquired $113,000 of SOI production equipment through the bankruptcy court of which $93,000 of the purchase price was offset against our receivable with the remaining $20,000 paid in cash.

NOTE 8—ALLIANCE AGREEMENT WITH SILICON QUEST INTERNATIONAL, INC.

        On December 19, 2001 we entered into an alliance agreement with Silicon Quest International, Inc. ("SQI") whereby SQI agreed to exclusively manufacture and supply SOI wafers for Isonics. In addition, SQI provided sales and marketing services as requested by Isonics. The alliance agreement was to expire on January 24, 2003 and dictated that if the agreement was not amended or extended, then SQI was prohibited from manufacturing SOI wafers without our written permission until January 24, 2004. In connection with this agreement we issued a common stock warrant (valued at $83,000 using the Black-Scholes pricing model) to purchase 100,000 shares of restricted common stock at $1.50 per share. The common stock warrant vested immediately and is exercisable in its entirety beginning December 19, 2002. The common stock warrant expires on December 19, 2004, and its value was being amortized to cost of revenues over the twelve-month period beginning February 1, 2002. The value of the common stock warrant was amortized to cost of revenues in the amount of $63,000 and $20,000 for the years ended April 30, 2003 and 2002, respectively.

        In September 2002, we entered into several lease agreements related to building space, equipment and services in order to establish our own stand-alone wafer manufacturing facilities ("Fab-1") in Vancouver, Washington. The various leases terminate December 31, 2003 and require minimum monthly payments totaling approximately $14,000 per month. In connection with the establishment of Fab-1, we agreed with SQI to terminate our alliance agreement effective November 22, 2002. Under the terms of the agreement, SQI is prohibited from producing SOI wafers until November 22, 2003. We incurred lease expense of $101,000 at Fab-1 during the year ended April 30, 2003.

NOTE 9—CONSULTING AGREEMENT WITH INVESTOR RELATIONS SERVICES, INC.

        On December 18, 2001 we entered into a one-year consulting agreement with Investor Relations Services, Inc. ("IRSI") whereby we issued 500,000 shares of restricted common stock for consulting services consisting of financial advisory, strategic business planning and investor and public relations services. The shares of restricted common stock vested immediately and were considered full payment for services (including IRSI expenses) to be performed during the first six months of calendar 2002. The restricted common stock was valued at $515,000 based upon the closing price of our common stock on December 18, 2001 and was amortized to consulting expense over the six-month period beginning January 1, 2002. As of April 30, 2002 $172,000 had not been amortized and is recorded as prepaid expenses and other current assets in the accompanying consolidated balance sheets. During the last six months of calendar 2002 IRSI was to act as an advisor but to the extent that we requested IRSI to incur any expenses on our behalf, we would have been required to reimburse IRSI for such costs.

        On July 1, 2002 we amended the agreement whereby we issued 250,000 shares of restricted common stock (valued at $247,500 based upon the fair market value of the stock) so that IRSI would continue to perform consulting services consisting of financial advisory, strategic business planning and investor and public relations services. The shares of restricted common stock vested immediately and were considered full payment for services (including IRSI expenses) to be performed during the last six months of calendar 2002. In August 2002, the contract was terminated due to nonperformance by IRSI and as a result, effective as of July 1, 2002, the 250,000 shares of restricted common stock were cancelled and returned to the "authorized, unissued" category.

        During October 2002 and again in August 2003, IRSI disputed our termination of the agreement based upon nonperformance and has requested to mediate the matter. If a solution is not reached through mediation the next step under the terms of the agreement would be to enter into binding arbitration. We intend to vigorously defend our position and believe that the outcome will not have a material impact on the results of our operations or financial condition.

NOTE 10—INVESTMENT BANKING AGREEMENT WITH VFINANCE, INC.

        In January 2002, we entered into an agreement with vFinance, Inc. ("vFinance") whereby we issued a common stock warrant (valued at $44,500 using the Black-Scholes pricing model) to purchase 50,000 shares of common stock at $1.50 per share, for investment banking and consulting services. The common stock warrant vested immediately, expires on March 20, 2005 and was expensed to consulting services upon the signing of the agreement. Under the terms of the agreement, which also requires a monthly fee of $5,000, we retained vFinance on an exclusive basis for 90 days and on a non-exclusive monthly basis thereafter. The agreement was cancelable by either party upon 30 days notification.

        On June 10, 2002 we terminated our then current agreement with vFinance, Inc. and entered into a new agreement whereby we issued 25,000 shares of restricted common stock (valued at $26,500 based upon the fair market value of the stock) and 200,000 common stock warrants (valued at $176,000 using the Black-Scholes pricing model) for investment banking, market making and consulting services. The common stock warrants vested immediately, are exercisable at $2.32 per share and expire on June 10, 2006. The agreement is cancelable by either party upon 30 days notification. The value of both the restricted common stock (which vested immediately) and the common stock warrants was being amortized to consulting expense over the twelve-month period (the expected life) of the agreement. During the year ended April 30, 2003 a dispute arose between the two parties whereby vFinance claimed that it is entitled to additional cash payments along with the shares of restricted common stock and common stock warrants in order to perform the required services under the new agreement. We determined that vFinance is not entitled to cash payments and have refused to make such payment. It is doubtful that this dispute will be resolved and thus the value of the future services to be provided over the remaining life of the new agreement is expected to be minimal. As a result of the uncertainty of future benefit under this agreement, we expensed the entire $202,500 of value associated with the restricted common stock and common stock warrants to consulting services during the year ended April 30, 2003. The agreement expired in June 2003 and no additional cash payments were made.

NOTE 11—CONSULTING AGREEMENT WITH PARK CAPITAL SECURITIES, LLC

        In November 2002, we entered into an agreement with Park Capital Securities, LLC whereby we issued a common stock warrant (valued at $261,000 using the Black-Scholes pricing model) to purchase 300,000 shares of common stock at $1.00 per share, for investment banking and consulting services. The common stock warrant vested immediately, expires in November 2005 and will be expensed to consulting services over the life of the agreement. We recognized consulting services expense of $100,000 related to this agreement during the year ended April 30, 2003. As of April 30, 2003, $161,000 has not been amortized and is recorded as prepaid expenses and other current assets in the accompanying consolidated balance sheets. The agreement terminates on December 31, 2003.

NOTE 12—EQUIPMENT FINANCING AGREEMENT

        In October 2002, we entered into an agreement with Fidelity Capital ("Fidelity") whereby Fidelity agreed to provide up to $1,000,000 in equipment financing. Under the terms of the agreement, Fidelity will acquire equipment on our behalf and lease it to us over a term of 36 months at a current blended interest rate of approximately 7.5%. Each draw down on the lease will contain a $1 bargain purchase option, payable at the end of the lease at which time title to the equipment will transfer to us, and as a result they are accounted for as capital leases. Principal amounts outstanding under this facility at April 30, 2003 were $134,000. Included in property and equipment, net as of April 30, 2003 is equipment under capital leases with a cost basis of $154,000.

        The following represents the minimum lease payments remaining under capital leases as of April 30, 2003 (in thousands):

Year ending April 30,
2004	$61
2005	61
2006	33

Total minimum lease payments	155
Less: amount representing interest	21

Present value of minimum lease payments	134
Less: current portion of obligation under capital leases	48

Long term obligation under capital leases	$86

NOTE 13—ACCOUNTS RECEIVABLE FINANCING AGREEMENT

        On January 18, 2002, we entered into an Accounts Receivable Purchase Agreement with Silicon Valley Bank ("SVB") whereby SVB advanced up to 80% of all gross receivables (up to $1,500,000) submitted for financing. Amounts financed were secured individually by the related account receivable and generally by our assets, and incurred monthly finance and administrative charges of up to 2.25% until repaid. The agreement expired January 17, 2003 and there were no amounts outstanding under this agreement as of April 30, 2003 and 2002.

NOTE 14—IMPAIRMENT OF GOODWILL

        The dynamics of Chemotrade's business changed throughout the year ended April 30, 2002, including the realization in the fourth quarter that we would be unable to renew a major sales contract that expired December 31, 2002, the retirement of two key members of management and an evolving change in our current and future product mix. These conditions led to operating results and forecasted future results that were substantially less than had been anticipated at the time of the acquisition of Chemotrade. We revised our projections and determined that the projected results would not fully support the future amortization of the goodwill balance. In accordance with our policy, we assessed the recoverability of goodwill using a discounted cash flow projection over the next six years, at a risk-adjusted rate of 12%. The six-year time horizon represented our best estimate of Chemotrade's future cash flows given current planned operating conditions. Based on this projection, the cumulative cash flow was insufficient to fully recover the goodwill and fixed asset balance. As a result, we determined that assets with a carrying value of $2,881,000 were impaired, resulting in a write-down of goodwill of $1,025,000 to its fair value during the year ended April 30, 2002.

NOTE 15—INCOME TAXES

        Deferred tax assets (liabilities) are comprised of the following (in thousands):

	April 30,
	2003	2002
Deferred tax assets
Accruals and expenses deductible in future periods	$817	$730
Amortization and depreciation	—	125
Net operating loss and credit carryforwards	2,633	2,206

Total deferred tax assets	3,450	3,061
Valuation allowance	(3,359)	(3,061)

	91	—
Deferred tax liabilities
Amortization and depreciation	(91)	—

	$—	$—

        Income tax expense (benefit) consists of the following (in thousands):

April 30,
	2003	2002
Current
Federal	$(70)	$—
State	—	—
Foreign	—	—

	(70)	—
Deferred
Federal	—	—
State	—	—
Foreign	—	—

	—	—

	$(70)	$—

        A reconciliation of our effective tax rate to the federal statutory tax rate of 34% follows (in thousands):

	April 30,
	2003	2002
Expected benefit at federal statutory rate	$(400)	$(1,346)
State taxes net of federal benefit	(36)	(65)
Foreign income taxed at different rates	6	82
Other items	62	351
Change in valuation allowance	298	978

	$(70)	$—

        The federal net operating loss carryforward of approximately $5,238,000 as of April 30, 2003 expires on various dates through 2023. In addition, Chemotrade has a net operating loss carryforward of approximately $1,550,000 which under current German tax law will not expire until utilized.

        We have established a full valuation allowance against the deferred tax assets because it is uncertain whether we will utilize these benefits due to continuing operating losses.

NOTE 16—DEBT AND LETTER OF CREDIT

        We had term debt outstanding of $21,000 as of April 30, 2002. The loan bore interest at 5.47%, had a five-year life and was repaid during the year ended April 30, 2003. In addition, we had notes outstanding of $25,000 primarily relating to funding of working capital as of April 30, 2002. The notes bore interest at 12 percent, required a monthly payment of approximately $5,000 and were due August 31, 2002. We currently have no lending facilities with any financial institutions, except for a line of credit available to Chemotrade in the amount of 100,000 Euros (approximately $111,000) and a letter of credit guarantee relating to imports and exports for $50,000. The line of credit carries an interest rate of 10.1% on all outstanding amounts and expires February 28, 2004 while the letter of credit also expires February 28, 2004. There were no amounts outstanding under the line of credit as of April 30, 2003 and 2002, respectively.

NOTE 17—STOCKHOLDERS' EQUITY

Increase in Authorized and Reserved Capital

        Effective November 13, 2001 our shareholders voted to approve an amendment to our articles of incorporation whereby our authorized common stock was increased from 20,000,000 to 40,000,000 shares.

Common Stock

        On December 13, 2000, we completed a private placement to accredited investors whereby we sold 337,500 units for $675,000. Each unit consisted of one share of common stock and two redeemable Class B common stock warrants. Class B common stock warrants are exercisable at $1.50 per share until December 31, 2005. Each Class B common stock warrant entitles the holder to receive one share of common stock and one redeemable Class C common stock warrant. Each Class C common stock warrant entitles the holder to purchase one share of common stock at $2.50 until December 31, 2005. We may redeem the Class B and C common stock warrants at a price of $.10 if the closing price of our common stock trades at or above $3.75 per share for any 20 of 30 consecutive trading days provided a registration statement permitting the exercise of those warrants is then current and effective.

        The terms of the private placement completed on December 13, 2000 required that we register the common stock and the common stock underlying the Class B common stock warrants by June 14, 2001. As we were unable to complete the effective registration of such shares by June 14, 2001, on July 26, 2001 we rectified the situation by issuing an additional 112,504 shares of common stock and an additional 675,000 Class B common stock warrants to the investors of the private placement.

Preferred Stock

        We currently have 963,666 shares of Series A Convertible Preferred Stock outstanding with a liquidation preference of $1.50 per share. The Series A Convertible Preferred Stock is entitled to dividends or distributions equal to the amount of the dividend or distribution per share of common stock payable at such time multiplied by the number of shares of common stock then obtainable upon conversion of such Series A Convertible Preferred Stock.

        The Redemption Trigger Date for the Series A Convertible Preferred Stock is the business day immediately following the thirtieth consecutive trading day that the average closing price during such trading days (or, if no closing price is reported, the average of the bid and ask prices) of the shares of common stock was above $8.00 per share (which minimum price shall be proportionally adjusted for stock splits, stock dividends, reverse stock splits and any other subdivision or combination of the common stock). As we have met the Redemption Trigger Date, we may now redeem all or any part of the Series A Convertible Preferred Stock at our election at any time and from time to time. The Series A Convertible Preferred Stock is convertible into common stock at the option of the holder until and unless we choose to redeem such shares and, until converted, at any meeting of our shareholders, each share of Series A Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the Series A Convertible Preferred Stock is then convertible.

        Under the terms of the Series A Convertible Preferred Stock private placement, the related shareholders had anti-dilution rights if we issued or sold common stock after July 29, 1999 for a per share consideration less than the current exercise price of the related warrants. The 3,085,622 common stock warrants associated with this private placement expired unexercised on July 29, 2002.

        In addition to anti-dilution rights, there are provisions associated with the Series A Convertible Preferred Stock that if triggered, would reduce the current conversion price and effectively allow the preferred shares to convert to common stock at a ratio greater than a one for one basis. As a result of the issuance (and subsequent cancellation) of 250,000 shares of restricted common stock to IRSI (see Note 9) at $.99 per share, the Series A Convertible Preferred Stock was convertible at approximately 1.52 shares of common stock for each share of Series A Convertible Preferred Stock outstanding.

        The shareholders' of the Series A Convertible Preferred Stock asserted that our calculation of the conversion price was incorrect and that it should be convertible at a lower price due to the issuance of the Series 2002A Convertible Notes in March 2002 while we maintained that our calculation was in accordance with the Series A Convertible Preferred Stock agreement. In December 2002, we entered into a settlement agreement whereby both parties agreed to a conversion price of $.90 per share. As a result of the settlement, the Series A Convertible Preferred Stock is convertible at approximately 1.67 shares of common stock for each share of Series A Convertible Preferred Stock outstanding.

Series 2002A Convertible Notes

        On March 20, 2002 we completed a financing arrangement whereby we issued $1,000,000 in Series 2002A Convertible Notes along with 200,000 detachable common stock warrants. The notes were convertible at a ratio of one common share for each dollar of note outstanding, bore interest at 4% per annum and were due March 1, 2003. The common stock warrants vested immediately, are exercisable at $1.25 per share and expire on March 20, 2005. The notes were convertible at the option of the

Company at any time provided that we had met the requirement that the common stock underlying the convertible notes had been registered for resale pursuant to an effective registration statement. The notes were convertible at the option of the holder at any time commencing 91 days after the original issuance date.

        Under the terms of the financing agreement, we were required to register the common stock underlying the convertible notes for resale pursuant to an effective registration statement. If we failed to meet this requirement, the holders of the notes had the right to exchange their notes for freely trading common shares pledged by two officers of the Company. Each officer had pledged 500,000 shares as collateral. The common shares underlying the convertible notes were effectively registered on June 9, 2002.

        As a result of allocating the proceeds between the convertible notes and the detachable warrants on a relative fair value basis, we recorded a discount to the convertible notes of $190,000. In addition, after applying the provisions of EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF 00-27 Application of EITF Issue 98-5 to Certain Convertible Instruments, we determined that the conversion feature on the $1,000,000 convertible notes had an intrinsic value of $430,000, which was recorded as an additional discount to the convertible notes. The discount to the convertible notes was being amortized to interest expense over the life of the convertible notes. We incurred $74,000 of interest expense related to the amortization of the discount to the convertible notes during the year ended April 30, 2002. As of April 30, 2002 the balance, net of discount, on the Series 2002A Convertible Notes was $454,000 and is presented as convertible notes payable in the accompanying balance sheets. During the year ended April 30, 2003, the $1,000,000 of convertible notes were converted to 1,000,000 shares of common stock. As a result of the conversion of the notes to common stock, we expensed the entire remaining discount amount of $546,000 to interest expense during the year ended April 30, 2003.

        In connection with completing the financing arrangement, we paid the investment banker $100,000 and issued them 100,000 common stock warrants (valued at $102,000 using the Black-Scholes pricing model). The common stock warrants are exercisable at $1.25 per share and expire on March 20, 2005. The total debt offering costs had been capitalized and were being amortized to expense over the life of the convertible notes. As a result of the conversion of the notes to common stock, we expensed the entire remaining debt offering costs of $182,000 to other income (expense) during the year ended April 30, 2003.

        As a result of two of our officers pledging 500,000 each of their own common shares in connection with this transaction, we issued each of them 100,000 common stock warrants (valued at $228,000 using the Black-Scholes pricing model). The common stock warrants vested immediately, are exercisable at $1.25 per share and expire on March 20, 2007. The fair market value of these common stock warrants was expensed to selling, general and administrative expense during the year ended April 30, 2002.

Stock Option and Purchase Plans

1996 Stock Option Plan

        Our 1996 Stock Option Plan authorized the grant of incentive and nonqualified stock options to our key employees, directors or consultants. The options generally expire ten years from the date of grant. In September 1997, the Board of Directors terminated the 1996 Stock Option Plan. As of April 30, 2003, there remain 358,769 options outstanding and zero shares available for grant under the 1996 Stock Option Plan.

Directors' Stock Option Plan

        The 1998 Directors' Plan provides that each person serving as a member of the Board, who is not an employee of Isonics, receive options to purchase 20,000 shares of common stock when such person accepts his position as a director and to receive an additional option to purchase 10,000 shares when such person is re-elected as a director provided such person is not an employee of Isonics at the time of election. The exercise price for the options is the quoted market price on the date of grant and the options are exercisable for five years from such date. The options granted under the directors' plan vest immediately. In the event a director resigns or is not re-elected to the Board, failure to exercise the options within three months results in the options' termination. As of April 30, 2003, options to purchase a total of 140,000 shares were outstanding under the directors' plan.

Executive and Incentive Stock Option Plans

        In November 1996, the Board of Directors adopted the Executives' Incentive and Incentive Stock Option Plans authorizing the granting of up to 570,000 and 150,000 incentive and nonqualified stock options respectively, to our key employees, directors or consultants. Effective October 11, 2000, shareholders approved an increase in the authorized shares for the Executive and Incentive Stock Option Plans to 1,000,000 and 500,000, respectively. Effective November 13, 2001, our shareholders approved an increase in the authorized shares for the Executive and Incentive Stock Option Plans to 2,000,000 and 1,000,000, respectively. Incentive stock options are granted at a price not less than fair market value, and nonqualified stock options are granted at a price not less than 85% of the fair market value. Options are exercisable when vested, typically over four to five years and expire five to ten years after the date of grant. As of April 30, 2003, options to purchase a total of 1,291,461 shares were outstanding and 1,351,901 shares were available for grant under the Executive and Incentive Stock Option Plans.

Employee Stock Purchase Plan

        The employee stock purchase plan has reserved 200,000 shares of our common stock for sale to all permanent employees who have met minimum employment criteria. Employees who do not own 5% or more of the outstanding shares are eligible to participate through payroll deductions. At the end of each offering period, shares are purchased by the participants at 85% of the lower of the fair market value of our common stock at the beginning or the end of the offering period. As of April 30, 2003, 40,579 shares have been issued under the plan.

SFAS No. 123 Disclosures

        We have adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. See Note 1 for the related pro forma disclosures, in accordance with SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. The following assumptions were applied for the SFAS No. 123 disclosure-only provision information included in Note 1.

        For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended April 30, 2003 and 2002, respectively; no expected dividends, volatility of 100% and 150%; risk-free interest rate of 4.0%; and expected lives of four to eight years. A summary of the status of our stock option plans as of April 30, 2003 and 2002, and changes during the years ended on these dates is presented below.

	Number of Shares	Weighted Average Exercise Price
Outstanding, April 30, 2001	1,107,852	$2.43
Granted	805,121	$1.17
Exercised	—	—
Canceled	(344,500)	$2.84

Outstanding, April 30, 2002	1,568,473	$1.69
Granted	275,000	$.98
Exercised	—	—
Canceled	(53,243)	$4.60

Outstanding, April 30, 2003	1,790,230	$1.50

        The weighted average fair value of options granted during the years ended April 30, 2003 and 2002 was $.79 and $1.07, respectively.

        The following information applies to options outstanding at April 30, 2003:

Range of Exercise Price	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Exercisable	Weighted Average Exercise price
$0.58	207,340	$0.58	3	207,340	$0.58
$.90 - $1.44	1,171,461	$1.09	5	668,961	$1.12
$1.66 - $2.38	231,429	$1.79	5	181,429	$1.82
$3.50	80,000	$3.50	4	80,000	$3.50
$5.50 - $6.25	100,000	$5.88	2	72,500	$5.86

	1,790,230	$1.50		1,210,230	$1.57

Warrants

        We have issued warrants in connection with debt offerings, private placements of both common and convertible preferred stock, our IPO, services and as consideration for concessions from lenders and vendors. A summary of the activity in our warrants follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding, April 30, 2001	4,635,095	$3.44
Warrants issued in settlement of registration statement requirements	675,000	1.50
Class C warrants issued in connection with exercise of Class B warrants	202,500	2.50
Warrants issued in connection with issuance of convertible notes	500,000	1.27
Warrants issued under anti-dilution agreement	642,654	2.79
Warrants issued for services	250,000	1.43
Exercised	(494,849)	0.96
Expired	(232,168)	5.48

Outstanding, April 30, 2002	6,178,232	2.35
Warrants issued for services	520,000	1.51
Expired	(3,255,622)	3.04

Outstanding, April 30, 2003	3,442,610	$1.57

        The outstanding warrants as of April 30, 2003, are summarized as follows:

	Number Outstanding	Weighted Average Exercise Price	Expiration Date
Class B Warrants	1,780,110	$1.50	12-31-2005
Class C Warrants	202,500	$2.50	12-31-2005
Other Warrants	1,460,000	$1.53	(1)

	3,442,610	$1.57

(1)
The other warrants expire at various dates ranging from February 28, 2004 through July 31, 2007.

        On April 30, 2001, we completed an exchange offer whereby the holders of Class A common stock warrants could exchange each Class A common stock warrant for a Class B common stock warrant. In order to participate in the exchange offer, each holder of the Class A common stock warrants was required to submit their election by April 30, 2001. As a result of this exchange offer, 632,610 of the 810,000 Class A common stock warrants were exchanged for Class B common stock warrants. The remaining 177,390 Class A common stock warrants that were not exchanged expired September 21, 2001.

NOTE 18—BUSINESS SEGMENTS AND FOREIGN OPERATIONS

        We currently have two reportable segments: life sciences and semiconductor materials and products. Our life sciences segment sells stable and radioisotopes in elemental and simple compound forms for use in life sciences applications. Our semiconductor materials and products segment sells SOI wafers and is involved in several research and development projects including silicon-28. Reconciling items consist primarily of corporate expenses that have not been allocated to a specific reportable segment. Amounts for the year ended April 30, 2002 have been reclassified to conform with the current year presentation.

        Information by segment is set forth below (in thousands):

	2003	2002
Segment revenues:
Life sciences	$8,854	$8,140
Semiconductor materials and products	197	15

Total	$9,051	$8,155

Segment operating (loss) income
Life sciences	$1,099	$(388)
Semiconductor materials and products	(1,009)	(659)
Reconciling amounts	(2,646)	(2,891)

Total	$(2,556)	$(3,938)

Total assets:
Life sciences	$3,807	$3,543
Semiconductor materials and products	1,193	598
Reconciling amounts	747	1,073

Total	$5,747	$5,214

        A summary of our operations by geographic area is presented below (in thousands):

	2003	2002
Net revenues
United States	$6,079	$4,239
Germany	2,972	3,916

Total	$9,051	$8,155

Operating (loss) income
United States	$(2,652)	$(2,677)
Germany	96	(1,261)

Total	$(2,556)	$(3,938)

Total assets
United States	$2,956	$2,402
Germany	2,791	2,812

Total	$5,747	$5,214

NOTE 19—EMPLOYEE BENEFIT PLAN

        We have a profit sharing plan qualified under section 401(k) of the Internal Revenue Code. The plan is a defined contribution plan, covering substantially all of our employees. Company contributions to the plan aggregated approximately $30,000 and $27,000 for the years ended April 30, 2003 and 2002, respectively.

NOTE 20—CONCENTRATIONS

        As of April 30, 2003, three customers accounted for approximately 46% of total net accounts receivable. Three customers accounted for approximately 37% of total net accounts receivable at April 30, 2002. Two customers (Eastern Isotopes and Perkin Elmer Life Sciences) accounted for approximately 29% and 17%, respectively of revenues for the year ended April 30, 2003. Two customers (Perkin Elmer Life Sciences and Eastern Isotopes) accounted for approximately 22% and 20%, respectively of revenues for the year ended April 30, 2002. Four customers (Perkin Elmer Life Sciences, IBT SA, Revis LTD and Idaho Isotopes) accounted for approximately 43%, 15%, 13% and 12%, respectively of the German operation's revenues for the year ended April 30, 2003. Two customers (Perkin Elmer Life Sciences and Reviss Ltd.) accounted for approximately 36% and 11%, respectively of the German operation's revenues for the year ended April 30, 2002. Two customers accounted for approximately 52% of the German operation's accounts receivable at April 30, 2003. Two customers accounted for approximately 37% of the German segment's accounts receivable at April 30, 2002.

NOTE 21—RELATED PARTY TRANSACTIONS

        In October 2001, we entered into a four-year consulting agreement with Wells Investment Group ("WIG") principally for financial advisory services. Under the terms of the agreement, we paid $15,000 and issued a common stock warrant (valued at $45,000 using the Black-Scholes pricing model) to purchase 50,000 shares of restricted common stock at $1.50 per share. The common stock warrant vested immediately, expires on October 15, 2005 and is being amortized to consulting expense over the life of the agreement. WIG, is owned and controlled by a former member of our Board of Directors.

        On January 1, 2002, we entered into a one-year consulting agreement with HS-CONSULT GMBH ("HSC") primarily to assist Chemotrade in buying and selling isotope products. HSC primarily consists of our former managing director of Chemotrade and an additional former key employee of Chemotrade. The consulting agreement expired on December 31, 2002 and required a monthly payment of 5,500 Euros for the services to be provided. In connection with the agreement we also issued a common stock warrant (valued at $44,000 using the Black-Scholes pricing model) to purchase 50,000 shares of restricted common stock at $1.20 per share. The common stock warrant vested and is exercisable immediately. The common stock warrant expires on December 31, 2004 and was amortized to consulting expense over the life of the agreement. The consulting agreement was renewed for a term of one year on January 1, 2003 and requires a monthly payment of 5,500 Euros.

        On March 4, 2002, we entered into an agreement with our Vice President of Semiconductor Materials and Products whereby he loaned us $75,000. The loan bore interest at a rate of 12% per annum and was repaid in April 2002. There are no amounts outstanding to any employees at April 30, 2003 and 2002.

        On January 1, 2002 we extended our cooperation agreement on a month-to-month basis with Interpro Zinc, LLC ("Interpro") to continue leasing office, laboratory and storage space at our current location. We incurred rental expense to Interpro of $57,000 and $33,000 for the years ended April 30, 2003 and 2002, respectively. Our lease with Interpro expires effective July 31, 2003 and as a result we are currently negotiating a new lease (now with the Colorado School of Mines Research Institute) on a month-to-month basis to continue leasing office and storage space at our current location.

NOTE 22—COMMITMENTS

        We rent office and production facilities and equipment under operating leases expiring through August 2004. Rent expense for operating leases was $232,000 and $180,000 for the years ended April 30, 2003 and 2002, respectively. Future minimum annual operating lease commitments are as follows (in thousands):

Year ending April 30,
2004	$232
2005	18

$250

ISONICS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

ASSETS

	(Unaudited) October 31, 2003	April 30, 2003
CURRENT ASSETS:
Cash and cash equivalents	$478	$742
Accounts receivable (net of allowances of $16 and $29, respectively)	617	711
Inventories	778	748
Prepaid expenses and other current assets	901	246

Total current assets	2,774	2,447

LONG-TERM ASSETS:
Property and equipment, net	519	615
Goodwill	1,807	1,807
Intangible assets, net	749	792
Other assets	59	86

Total long-term assets	3,134	3,300

TOTAL ASSETS	$5,908	$5,747

LIABILITIES AND STOCKHOLDERS' EQUITY

	(Unaudited) October 31, 2003	April 30, 2003
CURRENT LIABILITIES:
Current portion of obligation under capital leases	$51	$48
Accounts payable	477	909
Accrued liabilities	366	396

Total current liabilities	894	1,353

OBLIGATION UNDER CAPITAL LEASES, net of current portion	59	86
STOCKHOLDERS' EQUITY:
Preferred stock—no par value; 10,000,000 shares authorized; 963,666 shares issued and outstanding on October 31, 2003 and April 30, 2003; $1,445,499 liquidation preference on October 31, 2003 and April 30, 2003	745	745
Common stock—no par value; 40,000,000 shares authorized; 13,717,457 shares issued and outstanding on October 31, 2003 and 12,113,533 shares issued and outstanding on April 30, 2003	12,849	11,668
Additional paid in capital	5,086	4,362
Deferred compensation	(125)	(145)
Accumulated deficit	(13,600)	(12,322)

Total stockholders' equity	4,955	4,308

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,908	$5,747

See notes to condensed consolidated financial statements.

ISONICS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Revenues	$2,214	$2,256	$4,499	$4,497
Cost of revenues	1,741	1,779	3,471	3,435

Gross margin	473	477	1,028	1,062
Operating expenses:
Selling, general and administrative	986	1,090	2,069	2,250
Research and development	165	68	230	129

Total operating expenses	1,151	1,158	2,299	2,379

Operating loss	(678)	(681)	(1,271)	(1,317)

Other income (expense):
Gain on legal settlement, net	—	—	—	2,140
Amortization of debt offering costs	—	—	—	(182)
Foreign exchange	(10)	(3)	(25)	(52)
Interest and other income	6	8	30	43
Interest expense	(5)	(1)	(12)	(557)

Total other income (expense), net	(9)	4	(7)	1,392

Income (loss) before income taxes	(687)	(677)	(1,278)	75
Income tax expense	—	—	—	—

NET INCOME (LOSS)	$(687)	$(677)	$(1,278)	$75

Net income (loss) per share—basic
Net income (loss) per share	$(.05)	$(.06)	$(.10)	$.01
Shares used in computing per share information	12,651	11,853	12,383	11,402
Net income (loss) per share—diluted
Net income (loss) per share	$(.05)	$(.06)	$(.10)	$.01
Shares used in computing per share information	12,651	11,853	12,383	12,951

See notes to condensed consolidated financial statements.

ISONICS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended October 31,
	2003	2002
Net cash provided by (used in) operating activities	$(1,320)	$1,020
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4)	(260)

Cash used in investing activities	(4)	(260)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on borrowings	(170)	(25)
Proceeds from issuance of notes payable	170	—
Proceeds from issuance of common stock	1,084	3
Principal payments under capital lease obligations	(24)

Cash provided by (used in) financing activities	1,060	(22)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:	(264)	738
Cash and cash equivalents at beginning of period	742	725

Cash and cash equivalents at end of period	$478	$1,463

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$13	$14

Income taxes	$—	$—

Supplemental disclosure of noncash investing and financing activities:
Common stock issued in legal settlement	$97	$—
Series 2002A Convertible Notes converted into common stock	—	1,000

See notes to condensed consolidated financial statements.

ISONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements of Isonics Corporation and Subsidiaries as of October 31, 2003, and for the three months and six months ended October 31, 2003 and 2002 have been prepared on the same basis as the annual audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results and cash flows for interim periods are not necessarily indicative of results for the entire year. The information included in this report should be read in conjunction with our audited financial statements and notes thereto (which include an opinion from Grant Thornton LLP that expresses substantial doubt regarding our ability to continue as a going concern) included in our Annual Report on Form 10-KSB for the year ended April 30, 2003.

Realization of Assets

        The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern. However, we have sustained substantial losses from operations in recent years, and such losses have continued through December 12, 2003. In addition, historically we have used, rather than provided, cash in our operations, and have been unable to secure adequate financing to meet our future cash needs.

        In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon our continued operations, which in turn is dependent upon our ability to meet our financing requirements on a continuing basis, to maintain present financing, and to succeed in our future operations. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

        We continue to pursue funding that will help us meet our future cash needs. We recently completed a $1,200,000 ($1,080,000 net of placement fees) financing (see Private Placement) and we are currently working with several different sources, including both strategic and financial investors to raise additional capital to finance both our continuing operations and our isotope-based trace detection technology. Although there is no assurance that additional funding will be available, we believe that our current business plan, if successfully funded, will significantly improve our operating results and cash flow in the future.

Accounting for Stock-Based Compensation

        We account for stock-based compensation to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations, as permitted by SFAS No. 123 Accounting for Stock-Based Compensation, as amended. Compensation expense for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of grant over the amount an employee must pay to acquire the stock. No stock-based employee compensation costs relating to options is reflected within our net income (loss) as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. We record compensation expense for restricted stock awards based on the quoted market price of our stock at the date of the grant and recognize the expense ratably over the vesting period.

        The following table illustrates the effect on net loss and net loss per share if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation to employees and directors (in thousands, except per share data):

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Net income (loss), as reported	$(687)	$(677)	$(1,278)	$75
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(60)	(81)	(120)	(132)

Adjusted net income (loss)	$(747)	$(758)	$(1,398)	$(57)

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Net income (loss) per share
Basic—as reported	$(.05)	$(.06)	$(.10)	$.01
Basic—adjusted	$(.06)	$(.06)	$(.11)	$—
Diluted—as reported	$(.05)	$(.06)	$(.10)	$.01
Diluted—adjusted	$(.06)	$(.06)	$(.11)	$—

Net Income (Loss) Per Share

        Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Contingently issued shares are included in the computation of basic net income (loss) per share when the related conditions are satisfied. Diluted net income (loss) per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of contingently issued shares, the common shares issuable upon conversion of preferred stock or convertible debt (using the "if converted" method) and shares issuable upon the exercise of stock options and common stock warrants (using the "treasury stock" method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.

        The following table reconciles the denominator for the diluted net income (loss) per share computation (in thousands):

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Denominator for basic net income (loss) per share—weighted average shares	12,651	11,853	12,383	11,402
Effect of dilutive securities:
Dilutive effect of conversion of preferred stock	—	—	—	1,465
Dilutive effect of stock options	—	—	—	84

Denominator for diluted net income (loss) per share—adjusted weighted average shares and assumed conversions	12,651	11,853	12,383	12,951

        As of October 31, 2003, a total of 7,102,840 outstanding stock options and common stock warrants and 963,666 outstanding shares of Class A Convertible Preferred Stock were excluded from the diluted net income (loss) per share calculations, as the inclusion would be anti-dilutive. For the three month period ended October 31, 2002, a total of 4,841,083 outstanding stock options and common stock warrants and 963,666 outstanding shares of Class A Convertible Preferred Stock were excluded from the diluted net income (loss) per share calculation, as the inclusion would be anti-dilutive. For the six month period ended October 31, 2002, a total of 4,633,743 outstanding stock options and common stock warrants and 441,667 common shares related to the $1,000,000 in face value of Series 2002A Convertible Notes converted during the period were excluded from the diluted net income (loss) per share calculation, as the inclusion would be anti-dilutive.

        During the six month period ended October 31, 2003, we issued the following shares of Common Stock:

Description	Number of Common Stock Shares
Balance as of April 30, 2003	12,113,533
Shares issued from employee stock purchase plan	3,924
Shares issued in September 2003 private placement	1,500,000
Shares issued in legal settlement	100,000

Balance as of October 31, 2003	13,717,457

        The aforementioned equity transactions increased common stock in the accompanying condensed consolidated balance sheet by $1,181,000 for the six months ended October 31, 2003.

Inventories

        Inventories consist of (in thousands):

	October 31, 2003	April 30, 2003
Finished goods	$252	$312
Work in progress	492	414
Materials and supplies	34	22

Total inventories	$778	$748

Significant Customers

        As of October 31, 2003, three customers accounted for approximately 56% of total net accounts receivable. Three customers accounted for approximately 46% of total net accounts receivable at April 30, 2003. One customer (Eastern Isotopes) accounted for approximately 33% of revenues for the six months ended October 31, 2003. One customer (Eastern Isotopes) accounted for approximately 35% of revenues for the three months ended October 31, 2003. Two customers (Eastern Isotopes and Perkin Elmer Life Sciences) accounted for approximately 27% and 19%, respectively of revenues for the six months ended October 31, 2002. Two customers (Eastern Isotopes and Perkin Elmer Life Sciences) accounted for approximately 32% and 19%, respectively of revenues for the three months ended October 31, 2002.

        Three customers (Perkin Elmer Life Sciences, IBT SA and Idaho Isotopes) accounted for approximately 36%, 25% and 21%, respectively of the German operation's revenues for the six months ended October 31, 2003. Three customers (Perkin Elmer Life Sciences, IBT SA and Idaho Isotopes) accounted for approximately 27%, 26% and 26%, respectively of the German operation's revenues for the three months ended October 31, 2003. Two customers (Perkin Elmer Life Sciences and Reviss Ltd.) accounted for approximately 46% and 19%, respectively of the German operation's revenues for the six months ended October 31, 2002. Two customers (Perkin Elmer Life Sciences and Reviss Ltd.) accounted for approximately 47% and 16%, respectively of the German operation's revenues for the three months ended October 31, 2002. Two customers accounted for approximately 78% of the German operation's accounts receivable at October 31, 2003. Two customers accounted for approximately 52% of the German operation's accounts receivable at April 30, 2003.

Business Segments and Foreign Operations

        We currently have two reportable segments: life sciences and semiconductor materials and products. Our life sciences segment sells stable and radioisotopes in elemental and simple compound forms for use in life sciences applications. Our semiconductor materials and products segment sells silicon-on-insulator ("SOI") wafers and is involved in several research and development projects including silicon-28. Reconciling items consist primarily of corporate expenses that have not been allocated to a specific reportable segment.

        Information by segment is set forth below (in thousands):

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Segment revenues:
Life sciences	$2,082	$2,210	$4,104	$4,439
Semiconductor materials and products	132	46	395	58

Total	$2,214	$2,256	$4,499	$4,497

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Segment operating (loss) income:
Life sciences	$303	$307	$469	$569
Semiconductor materials and products	(265)	(234)	(397)	(367)
Reconciling amounts	(716)	(754)	(1,343)	(1,519)

Total	$(678)	$(681)	$(1,271)	$(1,317)

	October 31, 2003	April 30, 2003
Total Assets:
Life sciences	$3,558	$3,807
Semiconductor materials and products	1,105	1,193
Reconciling amounts	1,245	747

Total	$5,908	$5,747

        A summary of operations by geographic area is as follows:

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Net revenues:
United States	$1,681	$1,567	$3,412	$3,162
Germany	533	689	1,087	1,335

Total	$2,214	$2,256	$4,499	$4,497

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Operating (loss) income:
United States	$(686)	$(709)	$(1,265)	$(1,322)
Germany	8	28	(6)	5

Total	$(678)	$(681)	$(1,271)	$(1,317)

	October 31, 2003	April 30, 2003
Total Assets:
United States	$3,331	$2,956
Germany	2,577	2,791

Total	$5,908	$5,747

Consulting Agreement with Investor Relations Services, Inc.

        On December 18, 2001 we entered into a one-year consulting agreement with Investor Relations Services, Inc. ("IRSI") whereby we issued 500,000 shares of restricted common stock for consulting services consisting of financial advisory, strategic business planning and investor and public relations services. The shares of restricted common stock vested immediately and were considered full payment for services (including IRSI expenses) to be performed during the first six months of calendar 2002. During the last six months of calendar 2002 IRSI was to act as an advisor but to the extent that we requested IRSI to incur any expenses on our behalf, we would have been required to reimburse IRSI for such costs.

        On July 1, 2002 we amended the agreement whereby we issued 250,000 shares of restricted common stock (valued at $247,500 based upon the fair market value of the stock) so that IRSI would continue to perform consulting services consisting of financial advisory, strategic business planning and investor and public relations services. The shares of restricted common stock vested immediately and were considered full payment for services (including IRSI expenses) to be performed during the last six months of calendar 2002. In August 2002, the contract was terminated due to nonperformance by IRSI and as a result, effective as of July 1, 2002, the 250,000 shares of restricted common stock were cancelled and returned to the "authorized, unissued" category.

        During October 2002 and again in August 2003, IRSI disputed our termination of the agreement based upon nonperformance and requested to mediate the matter. On September 18, 2003, we settled the dispute in its entirety by issuing to IRSI 100,000 shares of our restricted common stock (valued at $97,000 based upon the fair market value of the stock). The value of the restricted common stock has been expensed to selling, general and administrative expenses during the six months ended October 31, 2003.

Private Placement

        On September 25, 2003, we completed a private placement to accredited investors whereby we sold 300,000 units for $1,200,000 ($1,080,000 net of placement fees). Each unit consisted of five shares of common stock and three common stock warrants. Each common stock warrant is exercisable for one share of our common stock at $1.25 per share until December 31, 2005. In accordance with the securities purchase agreement, we are required to gain effectiveness on a registration statement associated with the common stock and the common stock underlying the common stock warrants by January 22, 2004. If we are unable to meet this commitment, we are required to pay investors, as liquidated damages, 2% of the purchase price for every 30 day period, or portion thereof, that the registration statement is not declared effective.

Financial Advisory Agreement

        On October 22, 2003, we extended our existing financial advisory agreement with Park Capital Securities, LLC ("Park Capital") through December 31, 2004. In connection with this agreement, we issued a common stock warrant (valued at $355,000 using the Black-Scholes pricing model and included in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets) to purchase 500,000 shares of our restricted common stock at $1.25 per share. The common stock warrant vested immediately, expires on October 21, 2006 and will be expensed to selling, general and administrative expenses ratably over the twelve-month period beginning January 1, 2004.

Investment Banking Agreement

        On October 22, 2003, we entered into a non-exclusive investment banking agreement with vFinance Investments, Inc. ("vFinance") whereby we issued a common stock warrant (valued at $369,600 using the Black-Scholes pricing model and included in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets) to purchase 560,000 shares of our restricted common stock at $1.25 per share. The common stock warrant vested immediately, expires on April 30, 2006 and is considered full payment for services to be provided through June 30, 2004. The common stock warrant will be expensed to selling, general and administrative expenses ratably over the eight-month period beginning November 1, 2003.

Conversion Price of Series A Convertible Preferred Stock

        There are provisions associated with the Series A Convertible Preferred Stock that if triggered, would reduce the current conversion price and effectively allow the preferred shares to convert to common stock at a more favorable ratio. Prior to our September 2003 financing, the preferred stock was convertible at 1.67 shares of common stock for each share of Series A Convertible Preferred Stock outstanding. We did not believe that the financing completed in September 2003 (see Private Placement) caused any further adjustment to the conversion price, but the holders of the Series A Convertible Preferred Stock expressed their disagreement. In November 2003, we entered into a settlement agreement with the holders of the Series A Convertible Preferred Stock and as a result, the preferred shares are now convertible at two shares of common stock for each share of Series A Convertible Preferred Stock outstanding. As of December 12, 2003 there were 963,666 shares of

Series A Convertible Preferred Stock outstanding convertible into 1,927,332 shares of common stock based on the settlement agreement.

Related Party Transactions

        On July 30, 2003, we entered into an agreement with our Vice President of Life Sciences whereby he loaned us $80,000. The loan bore interest at a rate of 12% per annum and was repaid on August 4, 2003.

        On August 26, 2003, we entered into an agreement with our Vice President of Life Sciences whereby he loaned us $120,000. The loan bore interest at a rate of 12% per annum and was repaid on September 11, 2003.

        On September 9, 2003, we entered into an agreement with our Vice President of Semiconductor Materials and Products whereby he loaned us $100,000. The loan bore interest at a rate of 12% per annum and was repaid on September 11, 2003.

        On November 18, 2003, we entered into an agreement with our Vice President of Life Sciences whereby he loaned us $120,000. The loan bears interest at a rate of 12% per annum and is due the earlier of one year or the collection of certain accounts receivable, as defined. This loan has not, as of December 12, 2003, been repaid.

        On November 19, 2003, we entered into an agreement with our Vice President of Semiconductor Materials and Products whereby he loaned us $100,000. The loan bears interest at a rate of 12% per annum and is due the earlier of one year or the collection of certain accounts receivable, as defined. This loan has not, as of December 12, 2003, been repaid.

Lease Agreement

        In August 2003, we entered into a month-to-month lease (at a rate of $2,800 per month) with the Colorado School of Mines Research Institute to continue leasing office and storage space at our current location.

New Accounting Standards

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equitywhich was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective for us as of August 1, 2003. SFAS No. 150 changes the classification in the condensed consolidated balance sheets of certain common financial instruments from either equity or mezzanine presentation to liabilities presentation, and requires an issuer of those financial statements to recognize changes in fair value or redemption amounts as applicable in earnings. The adoption of SFAS No. 150 did not have a material impact on our condensed consolidated financial statements.

        We have reviewed all other recently issued, but not yet effective, accounting pronouncements and do not believe any such pronouncements will have a material impact on our condensed consolidated financial statements.

Subsequent Event

        On November 1, 2003 we entered into a twelve-month agreement with Lippert/Heilshorn & Associates, Inc. ("Lippert/Heilshorn") to provide us with investor relations services through October 31,

2004. In connection with this agreement, we agreed to make monthly payments of $10,500 and we issued a common stock warrant to acquire 120,000 shares of our restricted common stock at $1.35 per share. The common stock warrant vested immediately, expires on November 1, 2006 and will be expensed ratably to general and administrative expenses over the period November 1, 2003 through October 31, 2004.

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PROSPECTUS dated December 31, 2003 ISONICS CORPORATION
TABLE OF CONTENTS
SUMMARY
RISK FACTORS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION
Management's Discussion and Analysis of Financial Condition or Plan of Operation for the Quarter and Six Months ended October 31, 2003
Management's Discussion and Analysis of Financial Condition or Plan of Operation for the Year ended April 30, 2003
Critical Accounting Policies
PROCEDURE FOR EXERCISE OF THE WARRANTS AND TAX ASPECTS
SECURITIES OFFERED, THE SELLING HOLDERS AND THE PLAN OF DISTRIBUTION
USE OF PROCEEDS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
ISONICS' CAPITAL STOCK
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
SHARES AVAILABLE FOR FUTURE SALE
SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
EXPERTS
LEGAL MATTERS
HOW TO OBTAIN ADDITIONAL INFORMATION
Report of Independent Certified Public Accountants
CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
Isonics Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In thousands, except share amounts)
Isonics Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
Isonics Corporation and Subsidiary NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ISONICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)
ISONICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)
ISONICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (Unaudited)
ISONICS CORPORATION AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS